Registration Nos. 333-202913 and 333-180300-03
Dated December 2, 2016
Securities Act of 1933, Rule 424(b)(2)

UNDERLYING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT DATED MAY 4, 2015, THE PROSPECTUS SUPPLEMENT DATED MAY 4, 2015 AND PROSPECTUS DATED MAY 4, 2015

Credit Suisse AG

Medium-Term Notes and Warrants

Underlying Supplement for Indices

As part of our Medium-Term Notes and Warrants program, Credit Suisse AG (“Credit Suisse”) from time to time may offer certain securities (the “securities”), linked to the performance of one or more indices, each of which we refer to as a “reference index,” or to a weighted basket of reference indices. We refer to such weighted basket as the “basket” and to each reference index included in the basket as a “basket component.” We refer generally to any reference index and basket component as an “underlying.” References to a “reference index,” “basket component” and “underlying” are deemed to include reference to any relevant successor underlying.

This prospectus supplement, which we refer to as an “underlying supplement,” describes some of the underlyings to which the securities may be linked. The specific terms of each security offered will be described in the applicable pricing supplement and product supplement.

With respect to any notes, you should read this underlying supplement, the related prospectus and the related prospectus supplement both dated May 4, 2015, the applicable product supplement and pricing supplement, and any applicable free writing prospectus (each, an “offering document”) carefully before you invest. With respect to any warrants, you should read this underlying supplement, the related prospectus dated May 4, 2015, the related prospectus supplement dated May 4, 2015, the applicable product supplement and pricing supplement, and any applicable free writing prospectus (each, also an “offering document”) carefully before you invest. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein (or with those described in the prospectus, prospectus supplement, any applicable product supplement or any applicable free writing prospectus), the terms described in the applicable pricing supplement will control.

This underlying supplement describes only select reference indices and reference funds to which the securities may be linked. We do not guarantee that we will offer securities linked to any of the reference indices or reference funds described herein. In addition, we may offer securities linked to one or more reference indices or reference funds that are not described herein. In such case, we will describe any such additional reference index, reference indices, reference fund or reference funds in the applicable pricing supplement, product supplement or in another underlying supplement.

Please refer to the “Risk Factors” section in the accompanying product supplement and the “Selected Risk Considerations” section in the applicable pricing supplement for risks related to an investment in the securities, as applicable.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this underlying supplement or any other offering document to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this underlying supplement is December 2, 2016.

table of contents

Page

The Securities	US-1
The Reference Indices	US-2
The NYSE Arca Gold Miners Index	US-2
The NYSE Arca Hong Kong 30 Index	US-5
The CNX Nifty Index	US-6
The DAX Indices	US-9
The DAX	US-9
The MDAX	US-9
The FTSE Indices	US-15
The FTSE 100 Index	US-15
The FTSE China 50™ Index	US-16
The Hang Seng® Indices	US-21
The Hang Seng® Index	US-21
The Hang Seng® China Enterprises Index	US-24
The JPX-Nikkei Index 400	US-26
The Korea Stock Price Index 200	US-30
The MVIS Global Junior Gold Miners Index	US-32
The MSCI Indices	US-38
The MSCI Australia Index	US-39
The MSCI Brazil Index	US-39
The MSCI Brazil 25/50 Index	US-39
The MSCI Canada Index	US-40
The MSCI Germany Index	US-40
The MSCI Emerging Markets Index	US-40
The MSCI EAFE® Index	US-40
The MSCI EASEA® Index	US-41
The MSCI Japan Index	US-41
The MSCI Korea Index	US-41
The MSCI Korea 25/50 Index	US-41
The MSCI Singapore Free Index	US-42
The MSCI Taiwan Index	US-42
The MSCI All Country (AC) Asia Ex-Japan Index	US-42
The MSCI All Country (AC) Far East Ex-Japan Index	US-42
The MSCI ACWI Index	US-42
The NASDAQ-100 Index	US-54
The Nikkei 225 Index	US-58
The Russell 2000® Index	US-60
The S&P Dow Jones Indices	US-67
The Dow Jones Industrial Average™	US-67
The Dow Jones U.S. Financials and Real Estate Indices	US-68
The S&P 500® Index	US-73
The S&P Midcap 400® Index	US-73
The S&P 100® Index	US-73
The S&P Select Industry Indices	US-77
The S&P® Homebuilders Select Industry™ Index	US-77
The S&P® Metals & Mining Select Industry™ Index	US-77
The S&P® Oil & Gas Exploration & Production Select Industry™ Index	US-77
The S&P/ASX 200 Index	US-81
The S&P Select Sector Indices	US-83
The Select Sector Consumer Discretionary Index	US-83
The Select Sector Consumer Staples Index	US-83
The Select Sector Energy Index	US-84
The Select Sector Financials Index	US-84

The Select Sector Financial Services Index	US-84
The Select Sector Health Care Index	US-84
The Select Sector Industrials Index	US-84
The Select Sector Materials Index	US-84
The Select Sector Real Estate Index	US-84
The Select Sector Technology Index	US-84
The Select Sector Utilities Index	US-85
The STOXX Indices	US-87
The STOXX® Europe 600 Index	US-87
The EURO STOXX 50® Index	US-88
The EURO STOXX® Banks Index	US-89
The STOXX® Europe 600 Basic Resources Index	US-90
The Swiss Market Index	US-94
The Tokyo Stock Price Index	US-97

ii

The Securities

We are responsible for the information contained and incorporated by reference in this underlying supplement. As of the date of this underlying supplement, we have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this document or the accompanying product supplement, prospectus supplement and prospectus is accurate as of any date other than the date on the front of this document.

We are offering securities for sale in those jurisdictions in the United States where it is lawful to make such offers. The distribution of this underlying supplement or the accompanying pricing supplement, product supplement, prospectus supplement or prospectus and the offering of securities in some jurisdictions may be restricted by law. If you possess this underlying supplement and the accompanying pricing supplement, product supplement, prospectus supplement and prospectus, you should find out about and observe these restrictions. This underlying supplement and the accompanying pricing supplement, product supplement, prospectus supplement and prospectus are not an offer to sell the securities and are not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or from any person to whom such offer or sale is not permitted. We refer you to the “Underwriting (Conflicts of Interest)” or “Supplemental Plan of Distribution” section, as the case may be, of the applicable product supplement and the “Supplemental Plan of Distribution (Conflicts of Interest),” “Supplement to the Plan of Distribution” or “Supplemental Plan of Distribution” section, as the case may be, of the applicable pricing supplement for additional information. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein, the terms described in the applicable pricing supplement will control.

In this underlying supplement and accompanying pricing supplement, product supplement, prospectus supplement and prospectus, unless otherwise specified or the context otherwise requires, references to “we,” “us” and “our” are to Credit Suisse and its consolidated subsidiaries, and references to “dollars” and “$” are to U.S. dollars.

The Reference Indices

The securities may be linked to the performance of one or more of the following reference indices. We have derived all information contained in this underlying supplement regarding each reference index, including, without limitation, its composition, its method of calculation and changes in its components and its historical closing values, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the sponsor(s) of each such reference index.

If any Bloomberg symbol for a particular reference index differs from, or is more precise than, any Bloomberg symbol referenced below, we will set forth the different, or more precise, Bloomberg symbol in the relevant pricing supplement. We have not participated in the preparation of, or independently verified, the information obtained from Bloomberg Financial Markets.

Each reference index is developed, calculated and maintained by its respective sponsor(s) and/or publisher. Neither we nor any of the agents have participated in the preparation of such information or made any due diligence inquiry with respect to any reference index, sponsor(s) or publisher. We cannot give any assurance that all events occurring prior to the date of the applicable pricing supplement (including events that would affect the accuracy or completeness of the publicly available information described in the preceding paragraph) that may affect the level of any reference index (and therefore the level of any such reference index at the time we price the securities, as applicable) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the sponsor of any reference index could affect the interest, payment at maturity or any other amounts payable, if any, on the securities, as applicable, and therefore the market value of the securities in the secondary market, if any.

You, as an investor in the securities, should make your own investigation into any relevant reference index, sponsor(s) or publisher. The sponsors and publishers are not involved in the offer of the securities in any way and have no obligation to consider your interests as a holder of the securities. The sponsors and/or publishers have no obligation to continue to publish the reference indices, and may discontinue or suspend publication of any reference index at any time in their sole discretion.

The historical performance of a reference index is not an indication of its future performance and future performance may differ significantly from historical performance, either positively or negatively.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this underlying supplement or the accompanying prospectus supplement and prospectus.

The NYSE Arca Gold Miners Index

The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining of gold and silver. The NYSE Arca Gold Miners Index includes common stocks, American depositary receipts (“ADRs”) and Global depositary receipts (“GDRs”) of selected companies that are involved in mining for gold and silver ore and that are listed for trading on the NYSE, the NYSE Arca, Inc. (“NYSE Arca”) or quoted on The NASDAQ Stock Market. Only companies with market capitalization greater than $750 million that have a daily average trading volume of at least 50,000 shares over the past three months are eligible for inclusion in the NYSE Arca Gold Miners Index. If a company has more than one listing, the listing representing the company’s ordinary shares is generally used. The index compiler has discretion to not include all companies that meet the minimum levels for inclusion.

The NYSE Arca Gold Miners Index is calculated on a price return basis using a modified market capitalization divided by the divisor. The divisor was set on December 20, 2002 to obtain a base level of 500.00 at the base market capitalization. As described below, the divisor is continually adjusted as a result of corporate actions and composition changes to maintain continuity in the index. More specifically, the index is calculated using the following formula:

Indext	=	n	Qi,t × Mi,t × Ci,t
∑
i=1
DIV

Where:

T	day of calculation
N	number of constituent equities in index
I	the ith constituent equity of the index, from 1, 2, 3 … n
Qi,t	number of shares of equity i on day t
Mi,t	multiplier of equity i
Ci,t	price of equity i on day t
DIV	current index divisor on day t

Quarterly Review of the NYSE Arca Gold Miners Index

The NYSE Arca Gold Miners Index is reviewed quarterly so that at least 90% of the index weight is accounted for by index components that continue to meet the initial eligibility requirements. The NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in the NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the NYSE Arca Gold Miners Index. Components will be removed from the index during the quarterly review if their market capitalization falls below $50 million or the traded average daily shares for the previous six months is lower than 25,000 shares.

Changes to the NYSE Arca Gold Miners Index compositions and/or the component share weights in the NYSE Arca Gold Miners Index typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance. An index announcement on the website of NYSE Euronext will announce such changes. The inclusion of companies in the index will be announced at least three trading days before the actual inclusion. The component to be removed will be announced no later than 3 p.m. ET on the business day before the effective date of removal.

The NYSE Arca Gold Miners Index is weighted based on the market capitalization of each of the component securities, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the NYSE Arca Gold Miners Index:

(1)       the weight of any single component security may not account for more than 20% of the total value of the NYSE Arca Gold Miners Index;

(2)       the component securities are split into two subgroups—large and small—which are ranked by market capitalization weight in the NYSE Arca Gold Miners Index. Large securities are defined as having a NYSE Arca Gold Miners Index weight greater than or equal to 5%. Small securities are defined as having an index weight below 5%; and

(3)       the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the NYSE Arca Gold Miners Index may not account for more than 50% of the total NYSE Arca Gold Miners Index value.

During the scheduled quarterly adjustments to the index, the component weights are adjusted using the following process to maintain the above three asset diversification requirements:

(1) If any component stock exceeds 20% of the total value of the index, then all stocks greater than 20% of the index are reduced to represent 20% of the value of the index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.

(2) The components are sorted into two groups, large and small. Large components are components with a starting index weight of 5% or greater and small components are those that are under 5% (after any adjustments for Diversification Rule 1). Each group in aggregate will represent 50% of the final index weight.

(3) The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 50% of the index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately.

(4) Finally, the weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Corporate Action Related Adjustments

The index may be adjusted in order to maintain the continuity of the index level and the composition. The underlying aim is that the index continues to reflect as closely as possible the value of the underlying portfolio. Adjustments take place in reaction to events that occur with constituents in order to mitigate or eliminate the effect of that event on the index.

(1) Removal of constituents. Any stock deleted from the index as a result of a corporate action such as a merger, acquisition, spin-off, delisting or bankruptcy is not replaced by any new stock. The total number of stocks in the index is reduced by one every time a company is deleted. If a company is removed from the index, the divisor will be adapted to maintain the index level.

(a) Mergers and Acquisitions. In the event that a merger or acquisition occurs between members of the index, the acquired company is deleted and its market capitalization moves to the acquiring company’s stock. In the event that only one of the parties to a merger or acquisition is a member of the index, an acquiring member of the index continues as a member of the index and its shares will be adjusted at the next rebalance while an acquired member of the index is removed from the index and the acquiring company may be considered for inclusion at the next rebalance.

(b) Suspensions and company distress. Immediately upon a company’s bankruptcy announcement, the stock is removed from the index at the closing price of the first trading day following the announcement. If the stock does not trade on the relevant exchange between the bankruptcy announcement and the next rebalance effective date, the stock may be deleted from the index with a presumed market value of $0.

(c) Split-up / spin-off. The closing price of the index constituent is adjusted by the value of the spin-off. Spun-off companies will not be automatically added into the index at the time of the event.

(2) Dividends. The price index will be adjusted for dividends that are special. To determine whether a dividend should be considered a special dividend, the compiler will use the following criteria: (a) the declaration of a dividend additional to those dividends declared as part of a company’s normal results and dividend reporting cycle; or (b) the identification of an element of a dividend paid in line with a company’s normal results and dividend reporting cycle as an element that is unambiguously additional to the company’s normal payment.

(3) Rights issues and other rights. In the event of a rights issue, the price is adjusted for the value of the right on the ex-date, and the shares are increased according to the terms of the offering. The value of the right is determined from the market value of the right. The compiler shall only effect adjustments if the rights represent a positive value.

(4) Bonus issues, stock splits and reverse stock splits. For bonus issues, stock splits and reverse stock splits, the number of shares included in the index will be adjusted in accordance with the ratio given in the corporate action. Since the event won’t change the value of the company included in the index, the divisor will not be changed because of this.

(5) Changes in number of shares. Changes in the number of shares in issue will not be reflected in the index until the next review unless the change is related to a specific corporate action.

The NYSE Arca Hong Kong 30 Index

The NYSE Arca Hong Kong 30 Index (“NYSE Arca Hong Kong 30 Index”) is a broad-market index that measures the composite price performance of 30 stocks actively traded on the Stock Exchange of Hong Kong (“SEHK”), designed to reflect the movement of the Hong Kong stock market as a whole. The NYSE Arca Hong Kong 30 Index was established June 25, 1993 with a benchmark value of 350.00. The NYSE Arca Hong Kong 30 Index is calculated and disseminated each New York business day based on the most recent official closing price of each of the component stocks as reported by the SEHK and a fixed HK$/US$ exchange rate. The NYSE Arca Hong Kong 30 Index is calculated, maintained and published by the NYSE Arca, an indirect wholly owned subsidiary of the American Stock Exchange LLC (“AMEX” or the “American Stock Exchange”), which completed its merger with NYSE Euronext on October 1, 2008. The combined entity is referred to herein as the “Exchange.” The NYSE Arca Hong Kong 30 Index is reported by Bloomberg under the ticker symbol “HKX.”

Eligibility Standards for the Inclusion and Maintenance of Component Stocks in the NYSE Arca Hong Kong 30 Index

NYSE Arca states that it selects securities comprising the NYSE Arca Hong Kong 30 Index based on their market weight, trading liquidity, and representativeness of the business industries reflected on the SEHK. NYSE Arca will require that each NYSE Arca Hong Kong 30 Index component security be one issued by an entity with major business interests in Hong Kong, listed for trading on the SEHK, and have its primary trading market located in a country with which NYSE Arca has an effective surveillance sharing agreement. NYSE Arca will remove any NYSE Arca Hong Kong 30 Index component security that fails to meet any of the foregoing listing and maintenance criteria within 30 days after such a failure occurs. To ensure that the NYSE Arca Hong Kong 30 Index does not consist of a number of thinly-capitalized, low-priced securities with small public floats and low trading volumes, NYSE Arca has established additional listing and maintenance criteria:

•	All component securities selected for inclusion in the NYSE Arca Hong Kong 30 Index must have, and thereafter maintain, an average daily capitalization, as calculated by the total number of shares outstanding times the latest price per share (in Hong Kong dollars), measured over the prior six-month period, of at least HK$3 billion (approximately US$380 million);

•	All component securities selected for inclusion in the NYSE Arca Hong Kong 30 Index must have, and thereafter maintain, a minimum free float value (total freely tradeable outstanding shares less insider holdings), based on a monthly average measured over the prior three-month period, of US$238 million, although up to, but no more than, three NYSE Arca Hong Kong 30 Index component securities may have a free float value of less than US$238 million but in no event less than US$150 million, measured over the same period;

•	All component securities selected for inclusion in the NYSE Arca Hong Kong 30 Index must have, and thereafter maintain, an average daily closing price, measured over the prior six-month period, not lower than HK$2.50; and

•	All component securities selected for inclusion in the NYSE Arca Hong Kong 30 Index must have, and thereafter maintain, an average daily trading volume, measured over the prior six month period, of more than one million shares per day, although up to, but no more than, three component securities may have an average daily trading volume, measured over the prior six-month period, of less than one million shares per day, but in no event less than 500,000 shares per day.

NYSE Arca reviews the NYSE Arca Hong Kong 30 Index’s component securities on a quarterly basis, conducted on the last business day in January, April, July and October. Any component security failing to meet the above listing and maintenance criteria is reviewed on the second Friday of the second month following the quarterly review again to determine compliance with the above criteria. Any NYSE Arca Hong Kong 30 Index component stock failing this second review is replaced by a “qualified” NYSE Arca Hong Kong 30 Index component stock effective upon the close of business on the following Friday, provided, however, that if such Friday is not a business day, the replacement will be effective at the close of business on the first preceding business day. NYSE Arca will notify its membership immediately after it determines to replace an NYSE Arca Hong Kong 30 Index component stock.

The NYSE Arca Hong Kong 30 Index is maintained by NYSE Arca and contains at least thirty component stocks at all times. NYSE Arca may change the composition of the NYSE Arca Hong Kong 30 Index at any time in order to reflect more accurately the composition and track the movement of the Hong Kong stock market. Any replacement component stock must also meet the component stock listing and maintenance standards as discussed above. If the number of NYSE Arca Hong Kong 30 Index component securities in the NYSE Arca Hong Kong 30 Index falls below thirty, no new option series based on the NYSE Arca Hong Kong 30 Index will be listed for trading unless and until the Securities and Exchange Commission approves a rule filing pursuant to section 19(b) of the Exchange Act of 1934 reflecting such change.

License Agreement with the Exchange

We have entered into an agreement with the Exchange, providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the NYSE Arca Hong Kong 30 Index, which is owned and published by the Exchange, in connection with certain securities.

The securities are not sponsored, endorsed, sold or promoted by the Exchange (including its affiliates). The Exchange has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the securities. The Exchange makes no representation or warranty, express or implied to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the NYSE Arca Hong Kong 30 Index to track general stock market performance. The Exchange has no relationship to Credit Suisse with respect to the NYSE Arca Hong Kong 30 Index other than the licensing of the NYSE Arca Hong Kong 30 Index and the related trademarks for use in connection with the securities, which index is determined, composed and calculated by the Exchange without regard to Credit Suisse or the securities. The Exchange has no obligation to take the needs of Credit Suisse or the owners of the securities into consideration in determining, composing or calculating the NYSE Arca Hong Kong 30 Index. The Exchange is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. The Exchange has no liability in connection with the administration, marketing or trading of the securities.

The Exchange is under no obligation to continue the calculation and dissemination of the NYSE Arca Hong Kong 30 Index and the method by which the NYSE Arca Hong Kong 30 Index is calculated and the name “NYSE Arca Hong Kong 30 Index” may be changed at the discretion of the Exchange. No inference should be drawn from the information contained in this underlying supplement that the Exchange makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the securities in particular or the ability of the NYSE Arca Hong Kong 30 Index to track general stock market performance. The Exchange has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the NYSE Arca Hong Kong 30 Index. The use of and reference to the NYSE Arca Hong Kong 30 Index in connection with the securities have been consented to by the Exchange.

The Exchange disclaims all responsibility for any inaccuracies in the data on which the NYSE Arca Hong Kong 30 Index is based, or any mistakes or errors or omissions in the calculation or dissemination of the NYSE Arca Hong Kong 30 Index.

The CNX Nifty Index

The CNX Nifty Index is a diversified 50-stock, market capitalization-weighted index comprising large and highly liquid securities traded on the National Stock Exchange of India Ltd. (“NSE”). The CNX Nifty Index covers 23 sectors of the Indian economy and, as of June 30, 2014, includes securities with a market capitalization representing approximately 66.85% of the free-float market capitalization of the Indian stock market. The CNX Nifty Index is calculated and maintained by India Index Services and Products Ltd. (“IISL”), which is a joint venture between the NSE and CRISIL Ltd. (formerly Credit Rating Information Services of India Limited) (“CRISIL”), and is disseminated on the NSE website. Information contained in the NSE website is not incorporated by reference in, and should not be considered a part of, this underlying supplement or any pricing supplement. The CNX Nifty Index is reported by Bloomberg under the ticker symbol “NSEI.”

The CNX Nifty Index was established with a base value of 1,000 and a base capital of 2.06 trillion Indian rupees as of November 3, 1995, which marked the completion of one year of operations of NSE’s Capital Market Segment. All prices for the CNX Nifty Index are in Indian rupees.

Selection Criteria

To be eligible for inclusion in the CNX Nifty Index, a company must be domiciled in India and trade on the NSE. All common shares of such companies are eligible for inclusion in the CNX Nifty Index. Convertible stock, bonds, warrants, rights, and preferred stock that provide a guaranteed fixed return are not eligible. A company must also meet market capitalization, liquidity and free float requirements, as described below.

Float-Adjusted Market Capitalization

Companies eligible for inclusion in the CNX Nifty Index must have at least twice the float-adjusted market capitalization of the current smallest index constituent.

Liquidity

For inclusion in the CNX Nifty Index, the security should have traded at an average impact cost of 0.50% or less for 90% of the observations during the six months prior to the date of review. Impact cost is the cost of executing a transaction in a security in proportion to its index weight, measured by market capitalization at any point in time. This is the percentage markup suffered while buying or selling the desired quantity of a security compared to its ideal price, which is the average of the best buy price and the best sell price.

Float

For inclusion in the CNX Nifty Index, a company should have available to investors at least 10% of its stock that is not held by its promoters and associated entities (where identifiable).

A company which comes out with an initial public offering will be eligible for inclusion in the CNX Nifty Index if it fulfills the normal eligibility criteria for the CNX Nifty Index (impact cost, float-adjusted market capitalization and float) for a three-month period instead of a six-month period.

Index Calculation

Price Index Calculations Formula

The CNX Nifty Index is computed using a market capitalization weighted method wherein the level of the Index reflects the total market value of all the stocks in the Index relative to the base period as of November 3, 1995. The total market cap of a company or the market capitalization is the product of market price and the total number of outstanding shares of the company.

Market Capitalization = Equity Capital * Price

Free Float Market Capitalization = Equity Capital * Price * IWF

Index Value = Current Market Value / Base Market Capital * Base Index Value (1,000)

Base Market Capital of the Index is the aggregate market capitalization of each scrip in the Index during the base period. The market cap during the base period is equated to an Index value of 1,000, known as the Base Index Value.

Total Return Index Calculation Formula

The total return version of the Index is also available, which assumes dividends are reinvested in the Index after the close on the ex-date. Corporate actions like dividend announcements do not require any adjustment in the normal price Index (other than special dividend).

A separate Total Returns Index (TR) is calculated which shows the returns on Index portfolio, inclusive of dividends.

Calculation of the TR Index:

TR Index = [Prev. TR Index + (Prev. TR Index * Index returns)] +
[Indexed dividends + (Indexed dividends * Index returns)]

Index dividend for the day‘t’	=	Total Dividends of the scrips in the Index
Index divisor for the day

Total dividends of scrips in the Index = Σ (Dividend per share * Modified Index shares)

Index Maintenance

There is a three-tier governance structure comprising the board of directors of IISL, the CNX Nifty Index Policy Committee and the CNX Nifty Index Maintenance Subcommittee. The CNX Nifty Index Policy Committee is involved in the policy and guidelines for managing the CNX Nifty Index. The CNX Nifty Index Maintenance Subcommittee makes all decisions on additions and deletions of companies in the CNX Nifty Index.

The CNX Nifty Index is reviewed semiannually, and six weeks’ notice is given to the market before any changes to the constitution of the CNX Nifty Index take effect. A list of eligible securities is compiled based on the float-adjusted market capitalization criteria. Then, the liquidity (impact cost) and float-adjustment filter are applied to them respectively. The fifty companies in the pool with the largest float-adjusted market capitalization are selected for inclusion in the CNX Nifty Index. The top ranking companies form the replacement pool. The top stocks, in terms of size (float-adjusted market capitalization) are, then, identified for inclusion in the CNX Nifty Index from the replacement pool.

Changes in the CNX Nifty Index level reflect changes in the total market capitalization of the CNX Nifty Index that are caused by stock price movements in the market. They do not reflect changes in the market capitalization of the CNX Nifty Index, or of the individual stocks, that are caused by corporate actions such as dividend payments, stock splits, distributions to shareholders, mergers, or acquisitions. When a stock is replaced by another stock in the CNX Nifty Index, the CNX Nifty Index divisor is adjusted so the change in index market value that results from the addition and deletion does not change the CNX Nifty Index level.

The CNX Nifty Index is also monitored on a continuing basis to allow for adjustments due to company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to restructurings or spin-offs. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the CNX Nifty Index. Other corporate actions, such as share issuances, change the market value of the CNX Nifty Index and require a divisor adjustment to prevent the value of the CNX Nifty Index from changing. Adjusting the divisor for a change in market value leaves the value of the CNX Nifty Index unaffected by the corporate action. Divisor adjustments are made after the close of trading and after the calculation of the closing value of the CNX Nifty Index. Corporate actions such as splits, stock dividends, spin-offs, rights offerings, and share changes are applied on the ex-date. All singular instances of share changes arising out of additional issue of capital, such as ESOPs, QIPs, ADR/GDR issues, private placements, warrant conversions, and FCCB conversions, which have an impact of 5% or more on the issued share capital of the security, are implemented after providing a five-day notice period. Share repurchase (buyback) also have the same rules as applicable to share changes. Changes entailing less than 5% impact on the issued share capital are accumulated and implemented on a monthly basis. Where cumulative share changes exceed 5% of the issued share capital within a month, such changes are implemented after providing a five-day notice period, from the date when such cumulative changes exceeded 5%.

License Agreement with IISL

IISL and Credit Suisse have entered into or will enter into a non-exclusive license agreement providing for the sub-license to us, and certain of our affiliates, in exchange for a fee, of the right to use the CNX Nifty Index, which is owned and published by IISL, in connection with certain securities.

The securities are not sponsored, endorsed, sold or promoted by IISL. IISL does not make any representation or warranty, express or implied, to the owners of the securities, or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the CNX Nifty Index to track general stock market performance in India. The relationship of IISL to Credit Suisse is only in respect of the licensing of certain trademarks and trade names of its Index which is determined, composed and calculated by IISL without regard to Credit Suisse or the securities. IISL has no obligation to take the needs of Credit Suisse or the owners of the securities into consideration in determining, composing or calculating the CNX Nifty Index. IISL is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. IISL has no obligation or liability in connection with the administration, marketing or trading of the securities.

IISL does not guarantee the accuracy and/or the completeness of the CNX Nifty Index or any data included therein and it shall have no liability for any errors, omissions, or interruptions therein. IISL makes no warranty, express or implied, as to results to be obtained by Credit Suisse, owners of the securities, or any other person or entity from the use of the CNX Nifty Index or any data included therein. IISL makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the CNX Nifty Index or any data included therein. Without limiting any of the foregoing, IISL expressly disclaims any and all liability for any damages or losses arising out of or related to the securities, including any and all direct, special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

The DAX Indices

The DAX

The DAX® Index (the “DAX”) comprises the 30 largest and most actively traded companies listed on the Frankfurt Stock Exchange. These companies are selected from the continuously traded companies in the Prime Standard Segment that meet certain selection criteria. To be listed in the Prime Standard, a company must meet minimum statutory requirements, which include the regular publication of financial reports, and must satisfy additional transparency requirements. The reference date of the DAX is December 30, 1987. The DAX is reported by Bloomberg under the ticker symbol “DAX.”

The DAX is capital-weighted, meaning the weight of any individual issue is proportionate to its respective share in the overall capitalization of all index component issuers. The weight of any single company is capped at 10% of the DAX capitalization, measured quarterly. Weighting is based exclusively on the free float portion of the issued share capital of any class of shares involved. Both the number of shares included in the issued share capital and the free float factor are updated on one day each quarter (the “chaining date”). The DAX is a performance (i.e., total return) index, which reinvests all income from dividend and bonus payments in the DAX portfolio. For information concerning the methodology of the DAX, please refer to “Methodology of the DAX Indices” below.

The MDAX

The MDAX® Index (the “MDAX”) comprises 50 issuers based in Germany from classic sectors (i.e., sectors other than technology sectors) which, in terms of size and turnover, follow after the DAX companies. These companies are selected from the continuously traded companies in the Prime Standard Segment that meet certain selection criteria. To be listed in the Prime Standard, a company must meet minimum statutory requirements, which include the regular publication of financial reports, and must satisfy additional transparency requirements. The reference date of the MDAX is December 30, 1987. The MDAX is reported by Bloomberg under the ticker symbol “MDAX.”

The MDAX is capital-weighted, meaning the weight of any individual issue is proportionate to its respective share in the overall capitalization of all index component issuers. The weight of any single company is capped at 10% of the MDAX capitalization, measured quarterly. Weighting is based exclusively on the free float portion of the issued share capital of any class of shares involved. Both the number of shares included in the issued share capital and the free float factor are updated on one day each quarter (the “chaining date”). The MDAX is a performance (i.e., total return) index, which reinvests all income from dividend and bonus payments in the MDAX portfolio. For information concerning the methodology of the MDAX, please refer to “Methodology of the DAX Indices” below.

Methodology of the DAX Indices

The Working Committee for Equity Indices and the Management Board of Deutsche Börse

The Working Committee for Equity Indices (the “Committee”) advises Deutsche Börse AG (“Deutsche Börse” or the “DAX Index Sponsor”) on all issues related to the DAX and the MDAX (together, the “DAX Indices”), recommending measures that are necessary in order to ensure the relevance of the DAX Indices range and the correctness and transparency of the DAX Indices calculation process. In accordance with the various rules, the Committee pronounces recommendations in respect of the composition of the DAX Indices. However, any decisions on the composition of and possible modifications to the DAX Indices are exclusively taken by the Management Board of Deutsche Börse (the “Board”). Such decisions are published in a press release and on Deutsche Börse’s publicly available website at www.deutsche-boerse.com in the evening after the Committee has concluded its meeting. We have not participated in the preparation of, or independently verified, the information contained on Deutsche Börse’s website.

The Committee’s meetings usually take place on the third trading day in each of March, June, September and December. The date for the respective next meeting is announced via a press release on Deutsche Börse’s website on the evening of the current meeting.

The so-called “equity index ranking” is published monthly by Deutsche Börse, containing all relevant data in respect of the key criteria order book turnover and market capitalization. This publication also serves the Committee as a basis for decision-making at its quarterly meetings. It is produced at the beginning of each month and published via the Internet.

Free Float

For the determination of the free float portion used to weight a company’s class of shares in the DAX Indices and for the ranking lists, the following definition applies:

1. All shareholdings of an owner which, on an accumulated basis, account for at least 5% of a company’s share capital attributed to a class of shares are considered to be non-free float. Shareholdings of an owner also include shareholdings:

•	held by the family of the owner as defined by section §15a of the German Securities Trading Act (“WpHG”);

•	for which a pooling has been arranged in which the owner has an interest;

•	managed or kept in safe custody by a third party for account of the owner; and

•	held by a company which the owner controls as defined by section 22(3) of the WpHG.

2. The definition of “non-free float”—irrespective of the size of a shareholding—covers any shareholding of an owner that is subject to a statutory or contractual qualifying period of at least six months with regard to its disposal by the owner. This applies only during the qualifying period. Shareholdings as defined by No. 1 above are counted as shareholdings for the calculation according to No. 1. Shares held by the issuing company (treasury shares) are always considered as block holdings and are not part of the free float of the share class.

3. As long as the size of such a shareholding does not exceed 25% of a company’s share capital, the definition of free float includes all shareholdings held by:

•	asset managers and trust companies;

•	funds and pension funds; and

•	investment companies or foreign investment companies in their respective special fund assets with the purpose of pursuing short-term investment strategies. Such shares, for which the acquirer has at the time of purchase clearly and publicly stated that strategic goals are being pursued and that the intention is to actively influence the company policies and ongoing business of the company, are not considered as such a short-term investment. In addition, shares having been acquired through a public purchase offer are not considered as short-term investment. This does not apply to shareholdings managed or held in safe custody according to No. 1, or to venture capital companies, or other assets serving similar purposes. The shareholdings as defined by No. 1 above are not counted as shareholdings for the calculation according to No. 1.

4. In the case of an ongoing takeover, shares that are under the control of the overtaking companies via derivatives will also be considered for the determination of the stock’s free float. The derivatives need to be subject to registration according to legislation in WpHG and the German Securities Acquisition and Takeover Act (“WpÜG”).

The various criteria in Nos. 1 to 4 are also fully applied to classes of shares that are subject to restrictions of ownership.

Index Composition

Selection Criteria

To be included or to remain in the DAX Indices, companies have to satisfy certain prerequisites. All classes of the company’s shares must:

•	be listed in the Prime Standard Segment on the Frankfurt Stock Exchange;

•	be traded continuously on Deutsche Börse’s electronic trading system Xetra®;

•	show a free float portion of at least 10%;

•	have their legal headquarters or operating headquarters in Germany;

•	have a minimum period since first listing of at least 30 days; and

•	for inclusion in the MDAX, belong to a sector or subsector that is assigned to the “Classic” (i.e., non-technology) area.

If, for any company, more than one class of shares fulfils the above criteria, only the respective larger or more liquid class can be included in the DAX Indices. Moreover, companies must either:

•	have a registered office in Germany or their operating headquarters in Germany; or

•	have their focus of trading volume on Xetra® and their legal headquarters in the European Union or in a European Free Trade Association country (“EFTA”).

Operating headquarters is defined as the location of management or company administration, in part or in full. If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company. The major trading turnover requirement is met if at least 33% of aggregate turnover inside the EU/EFTA over the past twelve months took place on the Frankfurt Stock Exchange, including Xetra®.

To preserve the character of the DAX Indices, the Board reserves the right to exclude certain companies from the DAX Indices in coordination with the Committee. One possible reason for such an exclusion could be that the applicable company is a foreign holding company with headquarters in Germany, but a clear focus on business activities abroad.

For companies already part of the DAX Indices, the above paragraph does not apply.

Companies that satisfied the prerequisites listed above are selected for inclusion in the DAX Indices according to the following two key criteria:

•	order book turnover on Xetra® and in Frankfurt floor trading (within the preceding twelve months); and

•	free float market capitalization (determined using the average of the volume-weighted average price (“VWAP”) of the last 20 trading days prior to the last day of the month) on the last trading day of each month.

In addition, for the MDAX, the following factors influence the decision-making process:

•	the free float;

•	market availability (measured on the basis of trading volumes, frequency of price determination, exchange turnover or the Xetra® Liquidity Measure);

•	sector affiliation; and

•	the period during which a company has met the criteria for inclusion in, or elimination from, the MDAX (retroactive view).

Taking these criteria into account, the Committee submits proposals to the Board to leave the current composition of the DAX Indices unchanged or to effect changes. The final decision as to whether or not to replace an index component issue is taken by the Board. In the case of the DAX, such decisions will be directly reflected by the respective rankings.

Adjustments to Index Composition

Ordinary adjustments to the DAX are made once each year in September, based on the following criteria:

•	Regular Exit (40/40 rule): an index component issue is removed from the DAX if its ranking in either exchange turnover or market capitalization is worse than 40, provided that there is an advancing issue ranking 35 or better in both criteria.

•	Regular Entry (30/30 rule): a company can be included in the DAX if it ranks 30 or better in both exchange turnover and market capitalization, provided there is an index component with a ranking worse than 35 in at least one criterion.

Furthermore, under the “fast-entry” and “fast-exit” rules, which are applied in March, June, September and December:

•	Fast Exit (45/45 rule): an index component issue is removed from the DAX if its ranking in either exchange turnover or market capitalization is worse than 45, provided that an advancing issue ranks 35 or better in both criteria (35/35). If no such issue exists, the successor is determined by applying the criteria (35/40) and (35/45) successively. If no suitable issue can be found, the company with the highest free float market capitalization is determined to be the successor.

•	Fast Entry (25/25 rule): a company can be included in the DAX if it ranks 25 or better in both exchange turnover and market capitalization. In return, the index component issue with a ranking worse than 35 in one criterion and the lowest market capitalization is removed. Where no such issue exists, the respective component issue with the lowest market capitalization is removed from the DAX instead.

In cases where there are several companies meeting the criteria for any of the above rules, the best and worst candidates according to market capitalization are included or removed from the DAX, respectively. In exceptional cases, including takeovers announced at short notice or significant changes in a company’s free float, the Board may—in agreement with the Committee—deviate from these rules.

Ordinary adjustments to the MDAX are made each year in March and September, based on the following criteria:

•	Regular Exit (60/60 rule): an index component issue can be removed from the MDAX if its ranking in either exchange turnover or market capitalization is worse than 60.

•	Regular Entry (60/60 rule): a company can be included in the MDAX if it ranks 60 or better in both exchange turnover and market capitalization.

Replacements can take place if only one of the two criteria listed above is met.

Furthermore, under the “fast-entry” and “fast-exit” rules, which are applied in March, June, September and December:

•	Fast Exit (75/75 rule): an index component issue can be removed from the MDAX if its ranking in either exchange turnover or market capitalization is worse than 75.

•	Fast Entry (40/40 rule): a company can be included in the MDAX if it ranks 40 or better in both exchange turnover and market capitalization.

Based on the rankings and further criteria involved, the Committee recommends in these cases if—and if so, against which issuer—such company is to be admitted to the applicable DAX Index.

Finally, extraordinary adjustments to the index composition have to be performed, regardless of the “fast-exit” or “fast-entry” rules, upon occurrence of specific events, such as insolvency. In addition, a company can be removed immediately if its index weight based on the actual market capitalization exceeds 10% and its annualized 30-day volatility exceeds 250%. The relevant figures are published by Deutsche Börse on a daily basis. The Board, in agreement with the Committee, may decide on the removal and may replace the company two full trading days after the announcement.

Adjustments are also necessary in two scenarios in the mergers and acquisitions context:

•	if an absorbing or emerging company meets basis criteria for inclusion in the applicable DAX Index, as soon as the free float of the absorbed company falls below 10%, the company is removed from the applicable DAX Index under the ordinary or extraordinary adjustments described above. The absorbed company is replaced by the absorbing or emerging company on the same date; and

•	if an absorbing company is already included in the applicable DAX Index or does not meet the basis criteria for inclusion in the applicable DAX Index, as soon as the free float of the absorbed company falls below 10%, the company is removed from the applicable DAX Index under the ordinary or extraordinary adjustments described above. On the same date, the absorbed company is replaced by a new company determined by the Fast Exit Rule (for the DAX) or after recommendation of the Committee (for the MDAX).

The weight of the company represented in the applicable DAX Index is adjusted to the new number of shares on the quarterly date after the merger has taken place.

Index Calculation

The DAX Indices are weighted by market capitalization; however, only freely available and tradable shares (“free float”) are taken into account. The DAX Indices are performance (i.e., total return) indices, which reinvests all income from dividend and bonus payments in the applicable DAX Index portfolio.

The DAX Indices Formula

The DAX Indices are conceived according to the Laspeyres formula set out below:

Indext	=	KT ×	∑pit × ffiT × qiT × cit	× Base
∑pi0 × qi0

whereby:

cit	=	Adjustment factor of company i at time t

ffiT	=	Free float factor of share class i at time T

n	=	Number of shares in the applicable DAX Index

pi0	=	Closing price of share i on the trading day before the first inclusion in the applicable DAX Index

piT	=	Price of share i at time t

qi0	=	Number of shares of company i on the trading day before the first inclusion in the applicable DAX Index

qiT	=	Number of shares of company i at time T

t	=	Calculation time of the applicable DAX Index

KT	=	Applicable DAX Index chaining factor valid as of chaining date T

T	=	Date of the last chaining

The formula set out below is equivalent in analytic terms, but designed to achieve relative weighting:

Index calculation can be reproduced in simplified terms by using the expression Fi:

•	Multiply the current price by the respective Fi weighting factor;

•	Take the sum of these products; and

•	Divide this by the base value (A) which remains constant until a modification in the applicable DAX Index composition occurs.

The Fi factors provide information on the number of shares required from each company to track the underlying Index portfolio.

Calculation Frequency

Index calculation is performed on every exchange trading day in Frankfurt, using prices traded on Deutsche Börse’s electronic trading system Xetra®, whereby the last determined prices are used. The DAX Indices are calculated continuously once a second. The DAX is distributed as soon as current prices are available for all 30 index components included in the DAX (but no later than 9:06 a.m.). As long as opening prices for individual shares are not available, the particular closing prices of the previous day are taken instead for calculating the indices.

In the event of a suspension during trading hours, the last price determined before such a suspension is used for all subsequent computations. If such suspension occurs before the start of trading, the closing price of the previous day is taken instead. The “official” closing index level is calculated using the respective closing prices (or last prices) established on Xetra®.

Adjustments

The DAX Indices are adjusted for exogenous influences (e.g., price-relevant capital changes) by means of certain correction factors, assuming a reinvestment according to the “opération blanche.” If the absolute amount of the accumulated distributions (dividends, bonus and special distributions, spin-offs or subscription rights on other security-classes) between two regular chaining dates accounts for more than 10% of the market capitalization of the distributing company on the day before the first distribution, the part of the distribution exceeding the 10% will not be reinvested in a single stock but in the overall index portfolio per unscheduled chaining date.

Licensing Agreement with Deutsche Börse

The DAX Indices are a registered trademark of Deutsche Börse. The securities are neither sponsored nor promoted, distributed or in any other manner supported by Deutsche Börse (the “licensor”). Neither the publication of the DAX Indices by the licensor nor the granting of a license regarding the DAX Indices as well as the DAX and MDAX trademarks for the utilization in connection with the securities or other securities or financial products that are derived from the DAX Indices, represents a recommendation by the licensor for a capital investment or contains in any manner a warranty or opinion by the licensor with respect to the attractiveness on an investment in the securities.

The FTSE Indices

The FTSE 100 Index

The FTSE 100 Index is a free float-adjusted index that measures the composite price performance of stocks of the largest 100 blue-chip companies (determined on the basis of market capitalization) traded on the London Stock Exchange PLC (“LSE”). The 100 stocks included in the FTSE 100 Index (the “FTSE Underlying Stocks”) were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. Where there are multiple lines of equity capital in a company, all are included and priced separately, provided that the secondary line’s full market capitalization (i.e., before the application of any investability weightings), is greater than 25% of the full market capitalization of the company’s principal line and the secondary line satisfies the eligibility rules and screens in its own right in all respects. A list of the issuers of the FTSE Underlying Stocks is available from FTSE International Limited (“FTSE”), a company owned equally by the LSE and the Financial Times Limited (the “FT”). The FTSE 100 Index is reported by Bloomberg under the ticker symbol “UKX.”

The FTSE 100 Index was first calculated on January 3, 1984 with an initial base level index value of 1,000 points. Publication of the FTSE 100 Index began in February 1984. The FTSE 100 Index is calculated on systems managed by Reuters. Prices and FX rates used are supplied by Reuters. The FTSE 100 Index is calculated, published and disseminated by FTSE, and calculated in association with the Institute and Faculty of Actuaries.

Calculation of the FTSE 100 Index

The FTSE 100 Index level is the summation of the free float adjusted market values (or capitalizations) of all companies within the FTSE 100 Index divided by the divisor. The price movement of a larger company (say, representing 5% of the value of the FTSE 100 Index) will therefore have a larger effect on the FTSE 100 Index than a smaller company (say, representing 1% of the value of the FTSE 100 Index).

The FTSE 100 Index is reviewed quarterly by the FTSE Russell Europe, Middle East & Africa Regional Equity Advisory Committee (the “Regional Committee”) in order to maintain continuity in the level. Changes to the constituents can be prompted by new listings on the exchange, corporate actions (e.g., mergers and acquisitions) or an increase or decrease in a market capitalization. The Regional Committee undertakes the reviews of the FTSE 100 Index and ensures that constituent changes and index calculations are made in accordance with the ground rules of the FTSE 100 Index. The meetings to review the constituents are held on a quarterly basis in March, June,

September and December. Each review is based on data from the close of business on the Tuesday before the first Friday of the review month. Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e., effective Monday), following the expiry of the ICE Futures Europe futures and options contracts.

The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the FTSE 100 Index if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Regional Committee, to be a viable component of the FTSE 100 Index. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization. A constant number of constituents will be maintained for the FTSE 100 Index. Where a greater number of companies qualify to be interested in the FTSE 100 Index than those qualifying to be deleted, the lowest ranking constituents presently included in the FTSE 100 Index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the index will be inserted to match the number of companies being deleted at the periodic review.

Companies that are large enough to be constituents of the FTSE 100 Index but do not pass the liquidity test are excluded. At the next annual review, the companies are re-tested against all eligibility screens.

License Agreement with FTSE

We have entered into an agreement with FTSE providing us and certain of our affiliates or subsidiaries with a non-exclusive license and, for a fee, with the right to use the FTSE 100 Index, which is owned and published by the FTSE, in connection with certain securities, including the securities.

All rights to the FTSE 100 Index are owned by the FTSE, the publisher of the FTSE 100 Index. None of the LSE, the Financial Times and FTSE has any relationship to Credit Suisse or the securities. None of the LSE, the Financial Times and the FTSE sponsors, endorses, authorizes, sells or promotes the securities, or has any obligation or liability in connection with the administration, marketing or trading of the securities.

The securities are not in any way sponsored, endorsed, sold or promoted by FTSE or by the LSE or by the FT and none of FTSE, the LSE or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE 100 Index and/or the figure at which the FTSE 100 Index stands at any particular time on any particular day or otherwise. The FTSE 100 Index is compiled and calculated solely by FTSE. However, none of FTSE, the LSE or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE 100 Index and none of FTSE, the LSE or FT shall be under any obligation to advise any person of any error therein.

“FTSE™” and “Footsie™” are trademarks of LSE and FT and are used by FTSE under license.

The FTSE China 50™ Index

The FTSE China 50™ Index (the “FTSE China 50 Index”) is a stock index calculated, published and disseminated by FTSE Index Limited (“FXI”), a joint venture of FTSE Russell and Xinhua Financial Network Limited (“Xinhua”), and is designed to represent the performance of the mainland Chinese market that is available to international investors and comprises 50 of the largest and most liquid Chinese stocks (H Shares, Red Chips and P Chips) listed and traded on the Stock Exchange of Hong Kong (“SEHK”).

The FTSE China 50 Index is calculated and published in Hong Kong and U.S. dollars. “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the SEHK. “Red Chip” shares are securities of companies incorporated outside of the People’s Republic of China, which are substantially owned, directly or indirectly, by Chinese state-owned enterprises and have the majority of their revenue or assets derived from mainland China. “P Chip” companies are incorporated outside the People’s Republic of China, which are controlled by mainland China individuals, with the establishment and origin of the company in mainland China and the majority of their revenue or assets derived from mainland China. FTSE Index Limited has no obligation to continue to publish, and may discontinue publication of, the FTSE China 50 Index. The FTSE China 50 Index is reported by Bloomberg under the ticker symbol “XIN0I.”

Methodology of the FTSE China 50 Index

The FTSE China 50 Index is calculated using the free float index calculation methodology of FTSE Russell. The FTSE China 50 Index is calculated using the following algorithm:

where:

(i)	is 1, 2, … , N;

(N)	is the number of securities in the FTSE China 50 Index;

(p)	is the latest trade price of the component security (or the price at the close of the FTSE China 50 Index on the previous day);

(e)	is the exchange rate required to convert the security’s currency into the FTSE China 50 Index’s base currency;

(s)	is the number of shares in issue used by the FTSE China 50 Index for the security;

(f)	is the investability weighting, a factor to be applied to each security to allow amendments to its weighting, expressed as a number between 0 and 1, where 1 represents a 100% free float. The investability weighting for each security is published by FTSE;

(c)	is the capping factor to be applied to a security to correctly weight that security in the FTSE China 50 Index. The factor maps the investable market capitalization of each stock to a notional market capitalization for inclusion in the FTSE China 50 Index;

(d)	is the divisor, a figure that represents the total issued share capital of the FTSE China 50 Index at the base date, which can be adjusted to allow changes in the issued share capital of individual securities to be made without distorting the FTSE China 50 Index.

The FTSE China 50 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FTSE Index Limited subjects the following to free float restrictions: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater (if the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%); shares held by public companies or by non-listed subsidiaries of public companies; shares held by directors, senior executives and managers of the company and by their families and direct relations, and by companies with which they are affiliated; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holdings are 10% or greater (such shares will remain restricted until the holding falls below 7%); shares held within employee share plans; shares held for publicly announced strategic reasons, including shares held by several holders acting in concert; shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted; and all shares subject to a lock-in clause (for the duration of the clause). For clarity, the following holdings are not considered as restricted free float: portfolio holdings less than 30% (such as pension and insurance funds), nominee holdings, investment company holdings less than 30%, and holdings by ETFs. Such free float restrictions are calculated using available published information.

For equity shares of companies which have been admitted to the FTSE China 50 Index that have a free float greater than 5%, the actual free float will be rounded up to the next highest whole percentage number. Companies with a free float of 5% or below are not eligible for inclusion in the FTSE China 50 Index. Following the application of an initial free float restriction, a constituent’s free float will only be changed if its rounded free float moves to more than 3 percentage points above or below the existing rounded free float. Where a company’s actual free float moves to above 99%, it will not be subject to the 3 percentage point threshold and will be rounded to

100%. A constituent with a free float of 15% or below will not be subject to the 3 percentage point threshold. Foreign ownership limits, if any, are applied after calculating the actual free float restriction. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied.

The FTSE China 50 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE China 50 Index. The constituents will be reviewed using data from the close of business on the Monday following the third Friday in February, May, August and November. Where there is a market holiday in either China or Hong Kong on the Monday following the third Friday, the close of business on the last trading day prior to the Monday after the third Friday, where both markets are open, will be used. Implementation of any changes takes place after the close of the index calculation on the third Friday in March, June, September and December. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE China 50 Index, any change in free float is implemented at the same time as the corporate action.

Securities must be sufficiently liquid to be traded. The following criteria, among others, are used to ensure that illiquid securities are excluded:

•	Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the FTSE China 50 Index if it considers that an “accurate and reliable” price is not available.

•	Liquidity. Securities in the FTSE China 50 Index will be reviewed semiannually for liquidity in March and September. Securities which do not turnover at least 0.05% of their shares in issue, after the application of any free float restrictions and based on their median daily trading volume per month for ten of the twelve months prior to the quarterly review will not be eligible for inclusion in the FTSE China 50 Index. An existing constituent failing to turnover at least 0.04% of its shares in issue, after the application of any free float restrictions and based on its median daily trading volume, per month for more than eight of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

•	New Issues. New issues must have a minimum trading record of at least three months prior to the date of the review and turnover of a minimum of 0.05% of their shares in issue, after the application of any free float restrictions and based on the median daily trading volume each month, on a pro-rata basis, except in certain circumstances. When testing liquidity the free float weight as at the last date in the testing period will be used for the calculation for the whole of that period.

•	The FTSE China 50 Index, like other indices of FXI, is governed by an independent advisory committee that ensures that the FTSE China 50 Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE China 50 Index.

Changes to Constituent Companies

•	Removal and Replacement. If a constituent is delisted, or ceases to have a firm quotation, or is subject to a takeover or has ceased to be a viable constituent, it will be removed from the list of constituents and replaced by the highest ranking company by full market capitalization eligible on the Reserve List as at the close of the index calculation two days prior to the deletion. The Reserve List is published by FTSE Russell and consists of the five highest ranking non-constituents of the FTSE China 50 Index following each quarterly review. Companies on the Reserve List will be constituents of the FTSE All-World Index. The removal and replacement of a constituent are effected simultaneously, before the start of the index calculation on the day following the day on which the event justifying removal was announced. Announcements made after the close of the index calculation are normally deemed to be made on the following business day. Constituents will be deleted from the FTSE China 50 Index when confirmation is received that all offer conditions have been met and acceptance levels have reached a minimum of 85% and that any new shares of the bidding company (if applicable) are listed. A company deleted following a takeover, with a remaining free float of 15% or less, will not be reconsidered for index inclusion until completion of a six months trading record.

•	Mergers, Restructuring and Complex Takeovers. If the effect of a merger or takeover is that one constituent is absorbed by another constituent in the FTSE China 50 Index, the resulting company will remain a constituent of the FTSE China 50 Index and a vacancy will be created. This vacancy will be filled by selecting the highest ranking security by full market capitalization from the Reserve List as at the close of the index calculation two days prior to the deletion. If a constituent company is taken over by a non-constituent company, the original constituent will be removed and replaced by the highest ranking non-constituent by full market capitalization on the Reserve List. Any eligible company resulting from the takeover will be eligible to become the replacement company if it is ranked higher than any company on the Reserve List as at the close of the index calculation two days prior to completion of the acquisition, based on the combined full market value of the company after the merger. If a constituent company is split so as to form two or more companies, then the resulting companies will be eligible for inclusion as index constituents in the FTSE China 50 Index based on their respective full market capitalization(s) (i.e., before the application of any investability weighting and if they qualify in all other respects). If a FTSE China 50 Index constituent splits into two or more companies, one or more of these companies may remain in the FTSE China 50 Index. Where one or more of the new companies are eligible to remain in the FTSE China 50 Index, the smallest FTSE China 50 Index constituent(s) will be deleted. FTSE China 50 Index constituent changes resulting from the split will be determined based on market values at close on day one of trading and applied using market values at close on day two of trading, following the split becoming effective. Consequently the FTSE China 50 Index may have more than 50 companies for two days.

•	New Issues. Where a company, whether an existing constituent or not, undertakes an Initial Public Offering of a new equity security, that security will be eligible for fast entry inclusion if it is a Fast Entry into the FTSE All-World Index and has a full market capitalization which would ensure the company joins the FTSE China 50 Index in 20th position or higher, before the application of individual constituent investability weightings. The addition of a new security to the FTSE China 50 Index will be implemented after the close of business on the fifth day of trading. In the event of the fifth day of trading being in close proximity to an index review, FTSE may use its discretion to include a fast entrant at the index review date following advance notice. Following the announcement of a Fast Entry constituent, the FTSE China 50 Index is capped using prices adjusted for corporate events as at the close of business on the fourth day of official trading based on the constituents, shares in issue and free float on the next trading day following the fifth day of official trading. Newly issued securities which do not qualify for early entry will be eligible for inclusion at the next quarterly review, if large enough to become a constituent of the FTSE China 50 Index at that time. The security may also qualify for inclusion in the FTSE China 50 Index Reserve List. If FTSE Russell decides to include a new security as a constituent security other than as part of the normal periodic review procedure, this decision must be publicly announced at the earliest practicable time.

•	Suspension of Dealing. If trading of a constituent is suspended, FTSE Russell will determine its treatment as follows:

o	If a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted down to zero value and it will subsequently be removed from the FTSE China 50 Index.

o	If there is no accompanying news when a constituent is suspended, FTSE Russell will normally allow it to remain in the FTSE China 50 Index for up to 20 business days at its last traded price before determining whether to delete it at zero value or allow it to remain in the FTSE China 50 Index.

o	If a constituent is temporarily suspended but expected to recommence trading pending a restructuring or a corporate event, for example a merger or acquisition, it may remain in the FTSE China 50 Index at its last traded price for up to 20 business days.

o	If it continues to be suspended at the end of that period, it will be subject to review and a decision will be taken to either allow the constituent to remain in the FTSE China 50 Index for a further period of up to 20 business days or to remove it at zero value. This procedure will be repeated at successive 20 business day intervals thereafter until either trading recommences or the suspension period reaches 80 business days.

o	If the suspension period reaches 80 business days and the constituent does not resume trading within a further 40 business days and has not given any firm date for the resumption of trading, then it will be removed at zero value at the next index review.

o	If a constituent has been removed from the FTSE China 50 Index and trading is subsequently restored, it will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be treated as a new issue.

Where the company is removed from the FTSE China 50 Index it will be replaced with the highest ranking company, by full market capitalization, on the Reserve List eligible to be included in the indexes as at the close of the index calculation on the day preceding the inclusion of the replacement company. This change will be effected after the close of the index calculation and prior to the start of the index calculation on the following day.

Changes to Constituent Weightings

The number of shares in issue for each constituent security is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis. If a corporate action is applied to a constituent of the FTSE China 50 Index which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action. Changes of shares in issue not arising from corporate actions, amounting to less than 10% of the number of shares in issue but more than 1% will be made quarterly after the close of trading on the third Friday of March, June, September and December. The cut-off for these changes will be the close of business on the third Wednesday of the month prior to the review month. If the cumulative unapplied changes in the number of shares in issue is 10% or greater of the total index shares in issue or it represents at least two billion USD of a company’s total market capitalization, the change is implemented between quarters. A minimum of four days’ notice will be given to users of the FTSE China 50 Index. WM/Reuters Spot Rates are used to convert the market capitalization into USD. The two billion USD threshold may be adjusted annually in December. All adjustments are made before the start of the index calculations on the day concerned, unless market conditions prevent this.

•	Changes in Free Float. The FTSE China 50 Index will be reviewed quarterly for changes in free float. Implementation of any changes will happen at close of trading on the third Friday in March, June, September and December. A constituent’s free float will also be reviewed and adjusted if necessary by identifying information which necessitates a change in free float weighting, following a corporate event, or expiry of a lock-in clause. If a corporate event includes a corporate action which affects the FTSE China 50 Index, any change in free float will be implemented at the same time as the corporate action.

License Agreement with FTSE Index Limited

The securities are not in any way sponsored, endorsed, sold or promoted by FXI, FTSE Russell or Xinhua or by the LSE or by FT and neither FXI, FTSE Russell, Xinhua nor the LSE nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE China 50 Index and/or the figure at which the FTSE China 50 Index stands at any particular time on any particular day or otherwise. The FTSE China 50 Index is compiled and calculated by or on behalf of FXI. However, neither FXI or FTSE Russell or Xinhua or the LSE or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE China 50 Index and neither FXI, FTSE Russell, Xinhua or the LSE or FT shall be under any obligation to advise any person of any error therein.

The FTSE China 50 Index is calculated by or on behalf of FXI. FXI does not sponsor, endorse or promote the securities.

All copyright in the FTSE China 50 Index values and constituent list vest in FXI. Credit Suisse has obtained full license from FXI to use such copyright in connection with the securities.

“FTSE™” is a trademark jointly owned by LSE and FT. “FTSE” is a trademark of FTSE Russell. “Xinhua” is a service mark and trademark of Xinhua Financial Network Limited. All marks are licensed for use by FXI.

The Hang Seng® Indices

The Hang Seng® Index

The Hang Seng® Index is a free float adjusted market capitalization weighted stock market index of the Stock Exchange of Hong Kong (“SEHK”) and purports to be an indicator of the performance of the Hong Kong stock market. The Hang Seng® Index is calculated, maintained and published by HSI Services Limited, a wholly owned subsidiary of Hang Seng Bank. The Hang Seng® Index was first calculated and published on November 24, 1969. The Hang Seng® Index is reported by Bloomberg under the ticker symbol “HSI.”

Hang Seng® Index Composition

Only companies and real estate investment trusts with their primary listing on the Main Board of the SEHK are eligible as constituents of the Hang Seng® Index. The H-shares of mainland Chinese enterprises listed on SEHK will not be selected unless the company has no unlisted share capital.

To be eligible for selection in the Hang Seng® Index, a company: (1) must be among those that constitute the top 90% of the total market capitalization of all eligible shares listed on the SEHK (market value is expressed as an average of the past 12 months); (2) must be among those that constitute the top 90% of the total turnover of all primary listed shares on the SEHK (turnover is aggregated and individually assessed for eight quarterly sub-periods for the past 24 months); and (3) should normally have a listing history of 24 months on the SEHK though companies with an average market capitalization in the top 25 may qualify with a shorter listing history. From the candidates, final selections are based on the following:

(1)       the market capitalization and turnover rankings of the companies;

(2)       the representation of the sub-sectors within the Index directly reflecting that of the market; and

(3)       the financial performance of the companies.

The Hang Seng® Index is reviewed quarterly. Whether to remove a suspended constituent from the Hang Seng® Index and replace it with an appropriate candidate will be determined in the regular index review. Should a suspended constituent be removed from the Hang Seng® Index, its last traded price may be adjusted down to the system lowest price, i.e., $0.0001 in the security’s price currency, or an official residual price (if available) for index calculation on the trading day preceding the effective date of the constituent changes.

Hang Seng® Index Calculation

Shares held by entities that control more than 5% of the shareholdings are generally considered non-free float and excluded from index calculation. More specifically, the following shareholdings are excluded for calculation (subject to the 5% threshold): strategic holdings such as by governments, affiliated entities or any other entities which hold substantial shares in the company; shares held by directors, members of the board committee, principal officers or founding members (as measured individually); shares held by publicly traded companies or private firms / institutions; and shareholdings with a publicly disclosed lock-up arrangement. However, holdings by the following investor classes are generally exempt from the non-free float classification: custodians, trustees, mutual funds and investment companies. A free float adjustment factor representing the proportion of shares that is free floated as a percentage of the issued shares, is rounded up to the nearest 1% for actual free float adjustment factors below 10% and otherwise to the nearest 5% for the calculation of the Hang Seng® Index and is updated quarterly.

A cap of 10% on individual stock weightings is applied. A cap factor is calculated quarterly to coincide with the regular update of the free float adjustment factor. Additional re-capping is performed upon constituent changes.

Pt	:	Current Price at Day t
Pt-1	:	Closing Price at Day t-1
IS	:	Number of Issued Shares (In case of H-share constituents, only H-share portion is taken into calculation)
FAF	:	Free Float-adjusted Factor, which is between 0 and 1
CF	:	Cap Factor, which is between 0 and 1

Corporate Action Related Adjustments

The following table describes the adjustments made to the index in response to certain corporate actions. An index divisor may decrease (↓) or increase (↑) or keep constant (▪) when corporate actions occur for a component stock.

Event		Description	Adjustment
			Issued Shares (“IS”)	Closing Price (“P”)	Divisor (“D”)
(a)	Subdivision of Shares/ Split	X existing share(s) to be subdivided into Y subdivided share(s)	ISadjusted = ISbefore * Y / X	Padjusted = Pbefore * X / Y	▪
(b)	Consolidation/ Reverse Split	X existing shares to be consolidated into Y consolidated share(s)	ISadjusted = ISbefore * Y / X	Padjusted = Pbefore * X / Y	▪
(c)	Cash Dividend/ Distribution	Dividend/ distribution in cash

No adjustment will be made to the price index. Instead, the cash dividend or distribution will be reflected in the total return index counterpart as reinvestment on the ex-date.

Note:

(i) Besides normal cash dividends, the following types of dividends are also considered as cash dividend equivalents

Cash dividends with scrip option;

Scrip dividends with cash option; and

Scrip dividends with a preannounced cash value.

(ii) If new shares allotted from bonus, rights issues, etc. have a dividend disadvantage (i.e., the new shares receive a different dividend amount from that paid on the old shares), the dividend amount used in the index calculation will also be adjusted accordingly.

(iii) For late dividend (a dividend that is known only after the ex-date):

An estimate will be used for index calculation on the ex-date;

Post-adjustment will be made on the payment date when the actual dividend has been finalized;

The number of shares effective on the original cum-date will be used for the post-adjustment.

(d)	Bonus/ Stock Dividend	X bonus share(s) for holding of every Y existing share(s)	ISadjusted = ISbefore * (X + Y) / Y	Padjusted = Pbefore * Y / (X + Y)	▪

(e)	Listed Non-cash Distribution	Dividend/ Distribution in specie of X share(s) in Company A for holding of every Y existing share(s) of Company Y	↔	Padjusted = Pbefore – (Pdistribution * X / Y)	↓
(f)	To-be-listed Non-cash Distribution	X share(s)/ unit(s) of the distribution for holding of every Y existing shares

The price of the constituent will be suspended on the ex-date.

An estimated market value (based on the price drop of the constituent on the ex-date) will be added to the price index on the trading day after ex-date until the trading day before listing of the distributed instrument.

The distributed instrument will be added to the price index on its listing date and removed after market close. Hang Seng Indexes Company Limited (“HSIL”) will have the discretion to defer the removal of the distributed instrument from the index if the distribution is material.

Note:

To-be-listed non-cash distributions include stock dividend of another company, bonus warrant, etc.

(g)	Preferential Offer	Preferential offer of X share(s) in another unlisted company for holding of every Y share(s) at $Z per share	To avoid stock price estimation of any unlisted company, no adjustment will be made for preferential offer.
(h)	Rights Issue/ Open Offer	X rights/ offer share(s) for holding of every Y existing share(s) at subscription price of $Z per rights/ offer share	ISadjusted = ISbefore * (X + Y) / Y	Padjusted = [(Pbefore * Y) + (X * Z)] / (X + Y)	↑
Note: Adjustment will not be made if Z is greater than the cum-rights closing price, unless the rights issue/ open offer is being fully underwritten.
(i)	Open Offer of Unlisted Securities	Open offer of X share(s) of unlisted securities for holding of every Y share(s) at $Z per share

To avoid price estimation of any unlisted securities, no adjustment will be made for the open offer.

Note:

If price cannot be evaluated objectively, no adjustment will be made. However, if the unlisted securities is priced at an obvious discounted level, HSIL will analyze it on a case by case basis and reserve the right to make final decision.

(j)	Spin-off/ Demerger	Creation of a company through the sale or distribution of new shares of an existing business/ division of a parent company. A spin-off is a type of divestiture.

For index adjustment of listed and to-be-listed non-cash distributions, please refer to (e) and (f) above respectively.

The newly spun-off/ detached entity will be considered inclusion into the index family according to regular schedule.

(k)	Merger and Acquisition	The combination of two or more constituents into one, through a mutual agreement or a tender offer.

The enlarged company will remain in the relevant index with a potential adjustment in its issued shares and weighting factors, subject to the terms of the transaction.

Example: Merger between China Unicom and China Netcom in October 2008.

(l)	Withdrawal of Listing	Delisting of a company. It might be resulted from privatization, takeover or other corporate actions.	The company in concern will be removed from the relevant index as soon as practicable.
(m)	Prolonged Suspension	Trading in a company’s shares has been halted for more than one month.

The company in concern will be removed from the relevant index. Such a constituent may be retained in the index only in exceptional circumstances if it is believed to resume trading in the near future.

In case of stock suspension, last traded price will be used for index calculation regardless of the time of suspension.

(n)	Parallel Trading	Trading in a company’s shares under both a temporary stock code and the original stock code. Usually applied to securities which have undergone corporate actions such as consolidation, subdivision, change in board lot size or re-organization involving share exchange other than on a one-to-one basis.

The company in concern will be included in the relevant indices using the temporary stock code during the period where the original stock code is not available.

Example: Temporary stock code change of Li & Fung (from 0494.HK to 2909.HK) from May 19, 2011 to June 1, 2011 after its share subdivision.

The Hang Seng® China Enterprises Index

The Hang Seng China Enterprises Index (“HSCEI”) is a free float-adjusted market capitalization weighted index consisting of 40 H-share companies reflecting the overall performance of H-share companies listed in Hong Kong. H-shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the Stock Exchange of Hong Kong (“SEHK”). The HSCEI was launched on August 8, 1994. The HSCEI is calculated, maintained and published by HSI. The HSCEI was rebased with a value of 2000 as of January 3, 2000. The HSCEI is reported by Bloomberg under the ticker symbol “HSCEI.”

HSCEI Composition

In order to be eligible for inclusion in the HSCEI, a company must be an H-share company with its primary listing on the Main Board of the SEHK, and should have been listed for at least one month prior to the review cut-off date. Additionally, all eligible stocks must have had a turnover velocity of at least 0.1% for 10 of the last 12 months. If a current constituent fails to meet this turnover requirement, they will have to meet the alternative requirement of having their monthly aggregate turnover be among the top 90th percentile of the total market. The total market includes securities primarily listed on the Main Board of the SEHK, excluding securities that are secondary listings, foreign companies, preference shares, debt securities, mutual funds and other derivatives. Finally, eligible stocks which are not current constituents of the HSCEI at the time of the review must also have a turnover velocity of at least 0.1% for each of the three months prior to review to be eligible. Turnover velocity is calculated by dividing the median daily traded shares for a given month by the free float-adjusted shares outstanding at the end of such month. Review of the composition of the HSCEI is conducted quarterly by Hang Seng Indexes Company Ltd with data cut-off dates as of the end of March, June, September and December of each year.

Eligible stocks are then ranked according to their combined market capitalization, which is calculated by assigning a 50% weight to a company’s average full market capitalization for the last 12 months (or a shorter period for stocks with a listing history of less than 12 months) and a 50% weight to a company’s average free float-adjusted market capitalization for such period. The 40 stocks that have the highest combined market capitalization ranking will be selected as constituents of the HSCEI.

HSCEI Calculation

The current index level at the close of each business day is equal to the product of (x) the previous day’s index level and (y) the current aggregate free float-adjusted market capitalization of the HSCEI’s constituents divided by the previous day’s aggregate free float-adjusted market capitalization of the HSCEI’s constituents. Component stocks in the HSCEI are reviewed quarterly to ensure that no one component stock dominates the HSCEI. If any component stock exceeds 10% of the value of the HSCEI, HSI will cap such component stock’s representation in the HSCEI at 10% until the next review. The HSCEI is a price index and is not adjusted for cash dividends or warrant bonuses. The following shareholdings are viewed as strategic in nature and are excluded from the HSCEI calculation:

•	shares held by strategic shareholder(s) who individually or collectively control more than 30% of the shareholdings;

•	shares held by director(s) who individually control more than 5% of the shareholdings;

•	shares held by a Hong Kong-listed company that controls more than 5% of the shareholdings as investments; and

•	shares held by shareholder(s) who individually or collectively represent more than 5% of the shareholdings in the company and have a publicly disclosed lock-up arrangement.

Pt	:	Current Price at Day t
Pt-1	:	Closing Price at Day t-1
IS	:	Number of Issued Shares (In case of H-share constituents, only H-share portion is taken into calculation)
FAF	:	Free float-adjusted Factor, which is between 0 and 1
CF	:	Cap Factor, which is between 0 and 1

Licensing Agreement with HSI Services Limited

We have entered into an agreement with HSI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Hang Seng Index and the Hang Seng China Enterprises Index, which is owned and published by HSI, in connection with certain securities.

The Hang Seng Index and the Hang Seng China Enterprises Index are published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name of the Hang Seng Index and the Hang Seng China Enterprises Index are proprietary to Hang Seng Data Services Limited. HSI Services

Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng Index and Hang Seng China Enterprises Index by Credit Suisse, in connection with the securities, BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE SECURITIES, OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX AND THEIR COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX OR ANY COMPONENT OR DATA COMPRISED IN THEM; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX OR ANY COMPONENT OR DATA COMPRISED IN THEM FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the Hang Seng Index and the Hang Seng China Enterprises Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX BY CREDIT SUISSE IN CONNECTION WITH THE SECURITIES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE HANG SENG INDEX AND THE HANG SANG CHINA ENTERPRISES INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE SECURITIES, OR ANY OTHER PERSON DEALING WITH THE SECURITIES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE SECURITIES IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE SECURITIES. Any broker, holder or other person dealing with the securities does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi- contractual relationship between any broker, holder or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

The JPX-Nikkei Index 400

The JPX-Nikkei Index 400 is developed, calculated, maintained and published by the Japan Exchange Group, Inc. (“JPX”), the Tokyo Stock Exchange (“TSE”) (collectively, the “JPX group”) and Nikkei Inc. (“Nikkei,” and together with the JPX group, “JPX-Nikkei”). The JPX-Nikkei Index 400 is composed of 400 Japanese common stocks listed on the TSE First Section, Second Section, Mothers (Market of the High-Growth and Emerging Stocks) or JASDAQ market. As of August 31, 2015, 392 constituents were listed on the First Section, one was listed on the Second Section, one was listed on Mothers and 6 were listed on the JASDAQ market. Constituents are selected based on market capitalization, trading value, return on equity and other factors.

Publication of the JPX-Nikkei Index 400 began on January 6, 2014, based on an initial index value of 10,000 on August 30, 2013. The JPX-Nikkei Index 400 is calculated in both price return and total return versions and is calculated in yen.

The JPX-Nikkei Index 400 index value is computed and published every second via TSE’s Market Information System and is reported to securities companies across Japan and available worldwide through computerized information networks. The JPX-Nikkei Index 400 is reported by Bloomberg under the ticker symbol “JPNK400.” Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in

New York City on the same calendar day. Therefore, the closing level of the JPX-Nikkei Index 400 on a trading day will generally be available in the United States by the opening of business on the same calendar day.

Constituent Selection

The stocks composing the JPX-Nikkei Index 400 are reviewed annually based on the selection criteria applied as of the base selection date. The initial base selection date was June 28, 2013. For subsequent annual reviews, the base selection date will be the final business day of June of each year. The calculation of the JPX-Nikkei Index 400 using the new constituents will begin on the final business day of August following the annual review. The selection process and criteria are as follows:

(1) In order to be eligible for the JPX-Nikkei Index 400, a stock must be a common stock whose main market is the TSE First Section, Second Section, Mothers or JASDAQ market as of the base selection date. Issues other than common stocks may be treated as eligible for inclusion if they are regarded as equivalent to common stocks and their inclusion is deemed necessary by JPX-Nikkei. Stocks are excluded from selection if they fall under any of the following criteria:

•	listed for less than three years;

•	non-disclosure of the latest earnings reports, except in cases that JPX-Nikkei deems this to be unavoidable;

•	the company’s liabilities are in excess of its assets during any of the past three fiscal years;

•	the company has an operating loss in each of the past three fiscal years;

•	the company has a net loss in each of the past three fiscal years;

•	the company’s financials have disclosed doubt regarding its ability to continue as a going concern;

•	disclosure of insufficient internal controls;

•	the stock has been designated as a security to be delisted or security on alert; or

•	certain listing violations have occurred over the past year.

(2) To construct the JPX-Nikkei Index 400, the top 1,000 issues are selected in descending order from the 1,200 eligible issues with the highest trading values in the three years from the base selection date. In cases of absorption-type mergers/stock swaps during the relevant period, as a general rule, the trading value of the surviving company following the merger or the new parent company following the stock swap shall be used prior to such merger/stock swap. In cases of technical listing via succession due to corporate consolidation (stock transfer), merger involving the establishment of a new company, or corporate split, the trading value of the company which JPX-Nikkei deems the subject of the corporate action pertaining to such technical listing shall be used prior to the technical listing.

(3) Each stock is scored by (a) three-year average return on equity (weighted 40%), (b) three-year cumulative operating profit (weighted 40%) and (c) market capitalization on the base selection date (weighted 20%).

(4) 400 stocks are selected by the final ranking with the scores calculated above in (3) and the qualitative scores determined as of the base selection date using the following criteria: the appointment of at least two independent outside directors, releasing the most recent earnings report according to international financial reporting standards and the release of English language earnings information via TDnet. The final score for each stock equals the sum of the score calculated above in (3) plus the score from the qualitative factors. Stocks are ranked from highest to lowest based on their final scores, with the exception that stocks whose three-year average return on equity and most recent return on equity are negative or that have negative three-year cumulative operating profit are moved to the bottom of the ranking. In the event of a tie in final scores, the stock with the higher market capitalization is ranked higher. The top 400 stocks based on their rankings are selected for inclusion in the JPX-Nikkei Index 400. If, as a result of the selection process above, the 400 constituents contain issues that will be delisted due to corporate consolidation, etc., adjustments for the final constituents may be conducted where deemed necessary. Additionally, in cases where JPX-Nikkei deems selected issue is significantly inappropriate as a constituent of the JPX-Nikkei 400, such issue may not be added.

Index Calculation

The JPX-Nikkei Index 400 is calculated using free-float adjusted market value weighting and is denominated in points (as a decimal figure) rounded to the second decimal place. The JPX-Nikkei Index 400 is calculated by dividing the current free-float adjusted market value (the “Current Market Value”) by the market value on the base date (the “Base Market Value”). The market value is the sum of the number of shares of each constituent multiplied by that constituent’s stock price.

The calculation of the JPX-Nikkei Index 400 can be represented by the following formula:

Index	=	Current Market Value	× Base Point
Base Market Value

The number of shares of each constituent is determined by multiplying the total number of listed shares by the free-float weight ratio following cap-adjustment. The weight of each constituent is capped at 1.5%, and if any constituent exceeds that weight, it is adjusted downwards at the time of the annual review. The free-float weight is the percentage of listed shares deemed to be available for trading in the market. The free-float weight is determined by excluding the estimated number of listed shares that are deemed not to be available for trading in the market, using publicly available documents. Shares that are treated as non-free-float shares include, among others, shares held by specified types of major shareholders and shares held by board members and other representatives. The free-float weights are reviewed annually for each index constituent, with the announcement and effective date for each index constituent occurring on a quarterly basis, depending upon the relevant company’s earnings release schedule. In addition to this annual review, JPX-Nikkei may also adjust a company’s free-float weight to reflect extraordinary events.

Adjustments to Base Market Value

In order to maintain continuity, the Base Market Value is adjusted from time to time as a result of an increase or decrease in constituent issues, capital raising or similar events other than market fluctuations. The events that require such adjustment are:

•	The inclusion or removal of constituents as a result of one of the following:

o	The new listing of a newly established company resulting from a corporate event that results in a JPX-Nikkei Index 400 constituent being delisted and the new company being included in the JPX-Nikkei Index 400;

o	The periodic review in August;

o	Delisting for reasons other than the above; and

o	Designation as a security to be delisted.

•	Changes in the number of shares used for the JPX-Nikkei Index 400 calculation as a result of one of the following:

o	Changes in the free-float weight ratio following cap-adjustment;

o	Public offerings;

o	Third-party allotments;

o	Capital increases via paid-in allotment of shares to shareholders;

o	Exercise of subscription warrants;

o	Conversion of preferred stock, etc.;

o	Cancellation of treasury stock;

o	Sale of shares held by the Japanese government;

o	Rights offerings;

o	Mergers and acquisitions;

o	Company splits; and

o	Other adjustments.

The formula for the adjustment is as follows:

New Base Market Value	=	Old Base Market Value × (Previous Business Day Market Value ± Adjustment Amount)
Previous Business Day Market Value

Where Adjustment Amount = Increase (decrease) in the number of shares used for the index calculation × stock price used for adjustment

License Agreement with JPX-Nikkei

We have entered into a non-exclusive license agreement with JPX-Nikkei providing for the license to Credit Suisse and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the JPX-Nikkei Index 400, which is owned and published by JPX-Nikkei, in connection with the securities.

The JPX-Nikkei Index 400 trademarks are subject to the intellectual property rights owned by JPX-Nikkei and JPX-Nikkei owns all rights relating to the JPX-Nikkei Index 400, such as calculation, publication and use of the JPX-Nikkei Index 400 and relating to the JPX-Nikkei Index 400 trademarks.

JPX-Nikkei shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the JPX-Nikkei Index 400 or to change the JPX-Nikkei Index 400 trademarks or cease the use thereof.

JPX-Nikkei makes no warranty or representation whatsoever, either as to the results stemming from the use of the JPX-Nikkei Index 400 and the JPX-Nikkei Index 400 trademarks or as to the figure at which the JPX-Nikkei Index 400 stands on any particular day.

JPX-Nikkei gives no assurance regarding accuracy or completeness of the JPX-Nikkei Index 400 and data contained therein. Further, the JPX-Nikkei Index 400 shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the JPX-Nikkei Index 400.

The securities are in no way sponsored, endorsed or promoted by JPX-Nikkei.

JPX-Nikkei shall not bear any obligation to give an explanation of the securities or any advice on investments to any purchaser of the securities or to the public.

JPX-Nikkei neither selects specific stocks or groups thereof nor takes into account any needs of the issuer or any purchaser of the securities, for calculation of the JPX-Nikkei Index 400.

Including but not limited to the foregoing, JPX-Nikkei shall not be responsible for any damage resulting from the issue and sale of the securities.

“JPX-Nikkei Index 400” is a trademark of JPX-Nikkei. The securities have not been and will not be passed on by JPX-Nikkei as to their legality or suitability. The securities will not be issued, endorsed, sold or promoted by

JPX-Nikkei. JPX-NIKKEI MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE SECURITIES.

The Korea Stock Price Index 200

The Korea Stock Price Index 200 (the “KOSPI 200”) is a capitalization-weighted index of 200 Korean blue-chip stocks listed on the Korea Exchange (the “KRX”). The KOSPI 200 is calculated, maintained and published by the KRX. The constituent stocks are selected on a basis of the market value of the individual stocks, liquidity and their relative positions in their respective industry groups. The KOSPI 200 is reported by Bloomberg under the ticker symbol “KOSPI2.”

Methodology of the KOSPI 200

All common stocks that have been listed on the KRX for at least one year as of the periodic realignment date (as defined below) will be included in the selection process.

The companies listed on the KOSPI 200 are classified into the following industry groups: (i)  manufacturing, (ii) electricity and gas, (iii) construction, (iv) services, (v) telecommunications and (vi) financials. The constituents of the KOSPI 200 are selected first from the non-manufacturing industry cluster, and then from the manufacturing industry cluster.

The constituents from the non-manufacturing industry cluster are selected in accordance with the following:

•	Selection is made by ranking average daily market capitalization, while ensuring that the accumulated market capitalization of the selected stocks reaches 70% of the total market capitalization of the concerned industry sector.

•	Notwithstanding the above, the stocks whose ranking of trading volume in descending order is at or below 85% of the stocks included in deliberation within the same industry group are excluded. In such case, the excluded stock is replaced by a stock that is next in ranking in market capitalization, but satisfies the trading volume criteria.

After making selection from the non-manufacturing groups, the remaining constituents are selected from the manufacturing industry group following the same selection method used for the non-manufacturing industries but without applying the 70% market capitalization standard.

If an issue whose market-cap ranking is higher than or equal to 50th in the whole market should not be picked out in the previous process, the issue is chosen as a new constituent and the smallest selected issue disqualifies as a new constituent. If some constituents should be dropped out by corporate events, the empty slots are occupied by reserved issues. Among the unselected issues, 20 issues of the manufacturing sector and 10 issues of each non-manufacturing sector are designated as reserved issues, respectively.

Computation of the KOSPI 200

The KOSPI 200 is computed by multiplying (i) the market capitalization as of the calculation time divided by the market capitalization as of the base date, by (ii) 100. The base date of the KOSPI 200 is January 3, 1990 with a base index of 100. Market capitalization is obtained by multiplying the number of listed common shares of the constituents by the price of the concerned common share.

If the number of listed shares increases due to rights offering, bonus offering and stock dividend, which accompany ex-right or ex-dividend, such increase is included in the number of listed shares on the ex-right date or ex-dividend date. The base market capitalization would be adjusted as well.

Share prices refer to the market price established during the regular trading session. If no trading took place on such day, the quotation price is used and if no quotation price is available, the closing price of the most recent trading day is used.

Stock Revision

The constituents of the KOSPI 200 are realigned once a year while observing each of the following, in order to replace the smallest number of stocks possible.

For the sake of managing the turnover ratio of the index portfolio in an appropriate level, buffer rules are applied to the selection process of each non-manufacturing sector. An issue that is a current constituent is kept as a new constituent if the issue satisfies the liquidity condition and the market-cap ranking of the issue is higher than or equal to 110% of the number of the current constituents in the sector. An issue that is not a current constituent is designated as a new constituent if the issue is a member of the shortlist and the market-cap ranking of the issue is higher than or equal to 90% of the number of the current constituents in the sector.

The periodic realignment date is the trading day after the second Thursday in June.

Special realignment occurs when existing constituents are designated as administrative stock or affected by merger, delisting, etc. In these circumstances, stocks will be selected in ranking order from the replacement list for each industry group chosen during the previous periodic realignment. In the event that the replacement list includes no stock for a specific industry, a stock is chosen from the manufacturing industry group. If the market capitalization of a newly listed issue is larger than 1% of KOSPI total market capitalization, the issue is changed for the smallest constituent in the latest regular review. The related rebalancing is conducted on the day after the nearest KOSPI 200 futures expiration date; the expiration dates are the second Thursdays in March, June, September, and December.

In cases where there is an initial listing of a stock deemed to have high liquidity and worthwhile impact on KOSPI 200, a constituent is merged with a non-constituent, or consolidation occurs among constituents, KOSPI 200 could select the stock of that firm or acquired firm as a constituent even before the periodic realignment date. Such stocks are included in the KOSPI 200 on the trading day following the last trading day of the nearest-month contracts for both futures and options, which comes 30 trading days after the listing date of such stocks. At this time, the stock with the smallest market capitalization on the most recent periodic realignment date, regardless of industry, is removed and becomes first in line as a replacement stock for that industry.

License Agreement with Korea Exchange

The securities are not sponsored, endorsed, sold or promoted by KRX, the successor of Daehan Stock Exchange, who calculates the KOSPI 200 and owns the intellectual property rights over it. KRX makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the KOSPI 200 to track general stock market performance. KRX’s only relationship to Credit Suisse is the licensing of certain trademarks and trade names of KRX and of the KOSPI 200 which is determined, composed and calculated by KRX without regard to Credit Suisse or the securities. KRX has no obligation to take the needs of Credit Suisse or the owners of the securities into consideration in determining, composing or calculating the KOSPI 200. KRX is not responsible for and has not participated in the determination of the prices and amount of the securities, or the timing of the issuance or sale of the securities, or in the determination or calculation of the equation by which the securities are to be converted into cash. KRX has no obligation or liability in connection with the administration, marketing or trading of the securities.

KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI 200 OR ANY DATA INCLUDED THEREIN AND KRX SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KRX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CREDIT SUISSE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE KOSPI 200 OR ANY DATA INCLUDED THEREIN. KRX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI 200 OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KRX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The MVIS Global Junior Gold Miners Index

The MVIS Global Junior Gold Miners Index (the “GDXJ Index”) is a modified capitalization weighted, float adjusted index intended to give investors a means of tracking the overall performance of foreign and domestic publicly traded companies of small-capitalization that are involved primarily in the mining for gold and/or silver. The GDXJ Index covers 100% of the free float market capitalization of the investable universe with at least 25 components. The GDXJ Index was launched on August 31, 2009 with a base index value of 1,000 as of December 31, 2003. The GDXJ Index is exclusively owned, and maintained and published by MV Index Solutions GmbH (the “GDXJ Index Sponsor”), which has contracted with Structured Solutions AG to maintain and calculate the GDXJ Index. The U.S. dollar price return version of the GDXJ Index is reported by Bloomberg under the ticker symbol “MVGDXJ.”

Index Composition and Maintenance

The Index Universe

The index universe includes only common stocks and stocks with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing. Limited Partnerships are excluded. Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on that exchange.

Only stocks that have a full market capitalization exceeding $50 million are eligible for the index universe.

In addition, to be included in the index universe, a company must:

•	generate at least 50% of its revenues (or, where applicable, have at least 50% of their assets) from gold mining and/or silver mining; and/or

•	have mining projects that have the potential to generate at least 50% of their revenues from gold and silver when developed.

Investable Index Universe

Companies with a free float (or shares available to foreign investors) of less than 5% for existing index components or less than 10% for new components are ineligible for inclusion.

In addition to the above, stocks that are currently not in the GDXJ Index must meet the following size and liquidity requirements:

•	a full market capitalization exceeding $150 million;

•	a three-month average-daily-trading volume of at least $1 million at the current review and also at the previous two reviews; and

•	at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.

For stocks already in the GDXJ Index, the following requirements apply:

•	a full market capitalization exceeding $75 million; and

•	a three-month average-daily-trading volume of at least $0.2 million in at least two of the latest three quarters (current review and also at the previous two reviews).

•	In addition, a three-month average-daily-trading volume of at least $0.6 million at the current review or at one of the previous two reviews; or

•	at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.

•	In case the number of investable stocks drops below the minimum component number for the respective index, current components remain investable.

Only one share line of each company is eligible. In case more than one share line fulﬁls the above size and liquidity rules, only the largest share line by free-ﬂoat market capitalization is eligible. The GDXJ Index Sponsor can, in exceptional cases (e.g., signiﬁcantly higher liquidity), decide for a different share line.

For each stock, the pricing from the respective home market is used. In cases where ADRs, GDRs or similar products, or a secondary listing exists either on an exchange in the U.S., Canada or in the UK, the alternative price source is used (instead of the home market price source) if it meets the following standard liquidity requirements at a quarterly review:

•	a three-month average-daily-trading volume of at least $1 million at the current review and also at the previous two reviews; and

•	at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.

The GDXJ Index Sponsor can, in exceptional cases, use price sources other than the home market, even if these price sources are less liquid than the home market listing. Once the price source is switched to the alternative price source, the standard liquidity requirements apply again.

Index Constituent Selection

The GDXJ Index is reviewed on a quarterly basis. The GDXJ Index Sponsor can, in exceptional cases, add stocks to the GDXJ Index and also remove stocks from the GDXJ Index.

The target coverage of the GDXJ Index is 100% of the free float market capitalization of the investable small-cap universe with at least 25 companies. Index constituents are selected using the following procedure:

(1)	All companies in the index universe are valued by full market capitalization (all secondary lines are grouped). All companies (and not securities) are sorted by full market capitalization in descending order.

(2)	Companies covering the top 80% of the full market capitalization of the index universe are excluded. Only companies ranking between 80% and 98% of the full market capitalization of the index universe qualify for inclusion in the GDXJ Index, except that companies ranking between 75% and 80% or 98% and 99%, and that are already included in the GDXJ Index, also qualify for inclusion.

(3)	All companies that qualified in step 2 are now viewed as securities (companies with secondary lines are un-grouped and treated separately). Only securities that meet all of these requirements are added to the GDXJ Index.

(4)	In case the number of eligible companies is below 25, additional companies are added by the GDXJ Index Sponsor’s decision until the number of stocks equals 25.

The revenue quota for each company is reviewed quarterly; only companies with at least 50% of their revenues in the gold and/or silver sector are eligible. The revenue quota for companies that have already been in the GDXJ Index may drop to 25% and these companies would remain eligible. The GDXJ Index Sponsor can, in exceptional cases, add stocks to the GDXJ Index with a lower revenue portion.

Quarterly Review Schedule

The GDXJ Index is reviewed quarterly and changes to the GDXJ Index are implemented and based on the closing prices of the third Friday of every quarter-end month (i.e., March, June, September and December). If the third Friday is not a business day, then the review will take place on the last business day before the third Friday of the relevant month. If an index constituent does not trade on the third Friday of a quarter-end month, then the last available price for that index constituent will be used. Changes become effective on the next business day.

The quarterly reviews are based on the (adjusted) closing data on the last business day in February, May, August and November (a “snapshot date”). If an index constituent does not trade on the last business day in February, May, August or November, then the last available price for this index constituent will be used. The component changes to the GDXJ Index are announced on the second Friday in a quarter-end month. The GDXJ Index data (e.g., new number of shares, new free float factors, and new company weighting cap factors) is announced on the second Friday in a quarter-end month. The weighting cap factors are based on closing data from the Wednesday prior to the second Friday in a quarter-end month.

With respect to the GDXJ Index, “business day” means any day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in Frankfurt.

Ongoing Maintenance

In addition to the quarterly reviews, the GDXJ Index is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the index components.

Replacements. For all corporate events that result in a stock deletion from the GDXJ Index, the deleted stock will be replaced with the highest ranked non-component on the most recent selection list immediately only if the number of components in the GDXJ Index would drop below 20. The replacement stock will be added at the same weight as the deleted stock. Only in case the number of components drops below its minimum due to a merger of two or more index components, the replacement stock will be added with its uncapped free-ﬂoat market capitalization weight. In all other cases, the additional weight resulting from the deletion will be re-distributed proportionally across all other index constituents.

In case the number of index components drops below the minimum component number and no non-component stock is eligible as a replacement, the determination of the addition is subject to the GDXJ Index Sponsor’s decision.

Changes to Free Float Factor and Number of Shares. Changes to the number of shares or the free float factors due to corporate actions such as stock dividends, splits and rights issues are implemented immediately and will be effective the next trading day (i.e., the ex-date). Simple share/ﬂoat changes are implemented after a three-day notice period.

Initial Public Offerings (IPOs). An IPO stock is eligible for fast-track addition to the GDXJ Index at the next quarterly review (if it has been trading since at least the last trading day prior to the review snapshot date) or else at the then following quarterly review. In order to be added to the GDXJ Index, the IPO stock has to meet the following size and liquidity requirements:

•	the IPO must have a full market capitalization exceeding $150 million;

•	the IPO must have a free-ﬂoat factor of at least 10%;

•	the IPO must have an average-daily-trading volume of at least $1 million; and

•	the IPO must have traded least 250,000 shares per month (or per 22 days).

Changes due to Mergers and Takeovers. A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction. The result of a merger or takeover is typically one surviving stock and one or more non-surviving stocks that may not necessarily be de-listed from their respective trading system(s). A surviving stock that does not qualify for the GDXJ Index will be deleted immediately. A surviving stock that qualifies for the GDXJ Index is added to the GDXJ Index.

Changes due to Spin-Offs. Each spin-off stock is immediately added to the GDXJ Index for at least two trading days. If a spin-off company does not qualify for the GDXJ Index it will be deleted based on its respective closing price. Shares and ﬂoats of the surviving companies are adjusted according to the terms of the spin-off.

Index Calculation

The value of the GDXJ Index is calculated using the Laspeyres’ formula, rounded to two decimal places, with stock prices converted to U.S. dollars:

where (for all stocks (i) in the GDXJ Index):

pi = stock price (rounded to four decimal places);

qi = number of shares;

ffi = free float factor (rounded to two decimal places);

fxi = exchange rate (local currency to U.S. Dollar) (rounded to twelve decimal places);

cfi = sector-weighting cap factor (if applicable, otherwise set to 1) (rounded to sixteen decimal places);

M = free float market capitalization of the GDXJ Index; and

D = divisor (rounded to six decimal places).

Free Float

The GDXJ Index is free float adjusted—that is, the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation. At times, other adjustments are made to the share count to reflect foreign ownership limits. These are combined with the block-ownership adjustments into a single multiplier. To avoid double counting, either the block-ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result.

Sector-Weighting Cap Factor

Companies determined to be “silver” stocks may not constitute more than 20% of the GDXJ Index. If at a quarterly review the aggregated weighting of all silver stocks represents more than 20% of the GDXJ Index, a sector-weighting cap factor is applied. The sector-weighting cap factor is calculated to ensure that the aggregated weighting of all gold stocks will not be less than 80% and the aggregated weighting of all silver stocks is capped at 20%. If the aggregated weighting of all gold stocks represents more than 80% of the GDXJ Index, then no sector-weighting cap factor is needed.

Company-Weighting Cap Factors

Companies in the GDXJ Index are weighted according to their free float market capitalization. To ensure portfolio diversity, the company-weighting cap factors are applied to individual companies if they exceed a certain weight in the GDXJ Index. The company-weighting cap factors are reviewed quarterly and applied, if necessary.

The company-weighted cap factors are applied differently to gold companies and silver companies. For gold companies, all companies are ranked by their free float market capitalization, and the maximum weight for any single stock is 8.0%. If a stock exceeds the maximum weight, then the weight will be reduced to the maximum weight and the excess weight will be re-distributed proportionally across all other index constituents. This process is repeated until no stocks have weights exceeding the respective maximum weight.

The company-weighting scheme will be applied to the largest stocks and the excess weight after each step will be re-distributed across all other (smaller) stocks in the GDXJ Index on a proportional basis:

If the largest two stocks exceed 8.0%, then both will be capped at 8.0%.

If the 3rd largest stock exceeds 7.0%, then it will be capped at 7.0%.

If the 4th largest stock exceeds 6.5%, then it will be capped at 6.5%.

If the 5th largest stock exceeds 6.0%, then it will be capped at 6.0%.

If the 6th largest stock exceeds 5.5%, then it will be capped at 5.5%.

If the 7th largest stock exceeds 5.0%, then it will be capped at 5.0%.

If any other stock exceeds 4.5%, then it will be capped at 4.5%.

In addition, the maximum weight of any single silver stock is 4.5%.

Divisor Adjustments

Index maintenance—reflecting changes in shares outstanding, capital actions, addition or deletion of stocks to the GDXJ Index—should not change the level of the GDXJ Index. This is accomplished with an adjustment to the divisor. Any change to the stocks in the GDXJ Index that alters the total market value of the GDXJ Index while holding stock prices constant will require a divisor adjustment.

where ΔMC is the difference between closing market capitalization and adjusted closing market capitalization of the GDXJ Index.

Data Correction

Incorrect or missing input data will be corrected immediately.

Corporate Action Related Adjustments

Corporate actions range widely from routine share issuances or buy backs to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the divisor will be adjusted. Implementation takes place on the ex-date. Corporate actions are announced at least four days prior to implementation.

pi = stock price

qi = number of shares

•	Cash dividend (for total return indices only)

Divisor change: Yes

•	Special cash dividend (for price and total return indices)

Divisor change: Yes

•	Split

Divisor change: No

Shareholders receive “B” new shares for every “A” share held.

•	Rights offering

Divisor change: Yes

Shareholders receive “B” new shares for every “A” share held.

If the subscription-price is either not available or not smaller than the closing price, then no adjustment will be done.

•	Stock dividend

Divisor change: Yes

Shareholders receive “B” new shares for every “A” share held.

•	Stock dividend from treasury

Divisor change: Yes

Stock dividends from treasury are adjusted as ordinary (adjustments for price and total return indices) or special (adjustments for total return indices only) cash dividends. Shareholders receive ‘B’ new shares for every ‘A’ share held.

•	Stock dividend of a different company security

Divisor change: Yes

Shareholders receive ‘B’ shares of a different company for every ‘A’ share held.

•	Spin-offs

Divisor change: Yes

Shareholders receive “B” new shares for every “A” share held.

•	Addition/deletion of a company

Divisor change: Yes

Net change in market value determines the divisor adjustment.

•	Changes in shares outstanding/free float

Divisor change: Yes

Any secondary issuance, share repurchase, buy back, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the quarterly review if the change is smaller than 10%. Changes larger than 10% will be pre-announced (three trading days’ notice) and implemented on a best efforts basis. If necessary and information is available, resulting ﬂoat changes will be taken into consideration. Share changes will not be implemented in the week between review announcement and implementation.

•	Changes due to a merger/takeover/spin-off

Divisor change: Yes

Net change in free-ﬂoat market value determines the divisor adjustment. In case of no change, the divisor change is 0.

Dissemination

The GDXJ Index is calculated weekdays between 01:00 and 22:40 (CET) and the index values are disseminated to data vendors every 15 seconds. The GDXJ Index is disseminated on days when either the U.S. equity market is open for trading or at least one of the index components is available for trading.

The MSCI Indices

The MSCI Australia Index, the MSCI Brazil Index, the MSCI Brazil 25/50 Index, the MSCI Canada Index, the MSCI Germany Index, the MSCI Emerging Markets Index, the MSCI EAFE® Index, the MSCI EASEA® Index, MSCI Japan Index, the MSCI Korea Index, the MSCI Korea 25/50 Index, the MSCI Singapore Free Index, the MSCI Taiwan Index, the MSCI AC (All Country) Asia ex-Japan Index, the MSCI AC (All Country) Far East ex-Japan Index and the MSCI ACWI Index (each an “MSCI Index,” and together, the “MSCI Indices”) are market capitalization weighted by adjusted free float, meaning that each component security is included in the MSCI Indices at the value of its free public float, adjusting by an foreign inclusion factor ( “FIF”) that accounts for foreign ownership limits applicable to a specific security. In cases where other foreign investment restrictions exist that materially limit the ability of international investors to freely invest in a particular equity market, sector or security, a limited investability factor (the “Limited Investability Factor”) may also be applied to the free float to insure that the investability objectives of the indices can be achieved.

Prices used in calculating the applicable level for component securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. MSCI converts the closing prices into U.S. dollars on a real-time basis and publishes and disseminates the MSCI Indices daily on its website and through numerous data vendors. MSCI Indices levels are disseminated every 15 seconds or 60 seconds during market trading hours on Bloomberg and Reuters Limited depending on the index type and its use in the market place. The MSCI Indices are calculated, maintained and published by MSCI Inc. (“MSCI”).

On May 30, 2008, MSCI completed changes to the methodology used in its MSCI International Equity Indices, which includes the MSCI Emerging Markets Index, the MSCI EAFE® Index, the MSCI Singapore Free Index, the MSCI Taiwan Index, the MSCI AC (All Country) Asia ex-Japan Index and MSCI AC (All Country) Far East ex-Japan Index. MSCI modified its Standard Index methodology by moving from a sampled multi-cap approach to an approach targeting exhaustive coverage with non-overlapping size and style segments. The MSCI Standard Indices and the MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the “Global Investable Market Indexes Methodology” described below.

The MSCI Australia Index

The MSCI Australia Index is a free float-adjusted market capitalization index of securities listed on the Australian Securities Exchange. The MSCI Australia Index is calculated daily in U.S. dollars and published in real time during market trading hours. The MSCI Australia Index seeks to measure the performance of the Australian equity market. It is a capitalization-weighted index that covers approximately 85% of the free float-adjusted market capitalization. As of February 29, 2016, the MSCI Australia Index’s three largest industries were financials, materials and consumer staples. Component companies are adjusted for available float and must meet objective criteria for inclusion to the index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The MSCI Australia Index is intended to reflect the sectoral diversity of the Australian equity market and to represent Australian companies that are available to investors worldwide. The U.S. dollar price return version of the MSCI Australia Index is reported by Bloomberg under the ticker symbol “MXAU.” For information concerning the methodology of the MSCI Australia Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI Brazil Index

The MSCI Brazil Index is a free float-adjusted, capitalization-weighted index that is designed to measure the performance of the large and mid cap segments of the Brazilian market. As of February 29, 2016, the MSCI Brazil Index covers approximately 85% of the free float-adjusted market capitalization in Brazil. The MSCI Brazil Index is calculated daily in U.S. dollars and published in real time during market trading hours. The MSCI Brazil Index consists of stocks traded primarily on the Bolsa de Valores, Mercadorias & Futuros de São Paulo (BM&FBOVESPA). Component companies must meet objective criteria for inclusion in the MSCI Brazil Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. As of February 29, 2016, the MSCI Brazil Index’s three largest industries were financials, consumer staples and materials. The U.S. dollar price return version of the MSCI Brazil Index is reported by Bloomberg under the ticker symbol “MXBR.” For information concerning the methodology of the MSCI Brazil Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI Brazil 25/50 Index

The MSCI Brazil 25/50 Index is designed to measure broad-based equity market performance in Brazil and replicates certain investment limits that are imposed on regulated investment companies under the current U.S. Internal Revenue Code by applying a capping methodology that limits the weight of any single issuer to a maximum of 25% of the MSCI Brazil 25/50 Index and limiting the sum of the weights of all issuers representing more than 5% of the MSCI Brazil 25/50 Index to a maximum of 50% of the weight of the MSCI Brazil 25/50 Index in the aggregate. The MSCI Brazil 25/50 Index covers approximately 85% of the free float-adjusted market capitalization in Brazil. As of February 29, 2016, the MSCI Brazil 25/50 Index’s three largest industries were financials, consumer staples and materials.

The MSCI Brazil 25/50 Index is an index created by applying certain weight constraints to the MSCI Brazil Index.  The MSCI Brazil 25/50 Index is calculated daily in U.S. dollars and published in real time during market trading hours.  The U.S. dollar price return version of the MSCI Brazil 25/50 Index is reported by Bloomberg under the ticker symbol “MXBR2550.” For more information on the MSCI Brazil 25/50 Index, please refer to “MSCI 25/50 Indexes Methodology” below.

The MSCI Canada Index

The MSCI Canada Index is a free float-adjusted market capitalization index of securities listed on the Toronto Stock Exchange. The MSCI Canada Index is calculated daily in U.S. dollars and published in real time during market trading hours. The MSCI Canada Index seeks to measure the performance of the Canadian equity market. It is a capitalization-weighted index that covers approximately 85% of the free float-adjusted market capitalization. As of February 29, 2016, the MSCI Canada Index’s three largest industries were financials, energy and materials. Component companies are adjusted for available float and must meet objective criteria for inclusion to the index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The MSCI Canada Index is intended to reflect the sectoral diversity of the Canadian equity market and to represent Canadian companies that are available to investors worldwide. The U.S. dollar price return version of the MSCI Canadian Index is reported by Bloomberg under the ticker symbol “MXCA.” For information concerning the methodology of the MSCI Canada Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI Germany Index

The MSCI Germany Index is a free float-adjusted, capitalization-weighted index that aims to capture 85% of the free float-adjusted market capitalization in Germany. As of February 29, 2016, the MSCI Germany Index’s three largest industries were consumer discretionary, financials and health care. Component companies must meet objective criteria for inclusion in the MSCI Germany Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The U.S. dollar price return version of the MSCI Germany Index is reported by Bloomberg under the ticker symbol “MXDE.” For information concerning the methodology of the MSCI Germany Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. As of February 29, 2016, the MSCI Emerging Markets Index consisted of the following 23 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey, and United Arab Emirates. The three largest industries represented in the MSCI Emerging Markets Index were financials, information technology and consumer discretionary. Each of the MSCI Emerging Markets Index Component Country Indices is a sampling of equity securities across industry groups in such country’s equity markets. The U.S. dollar price return version of the MSCI Emerging Markets Index is reported by Bloomberg under ticker symbol “MXEF.” For information concerning the methodology of the MSCI Emerging Markets Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI EAFE® Index

The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of developed markets, excluding the U.S. and Canada. The MSCI EAFE® Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE® Index includes components from all countries in Europe, Australasia and the Far East that are designated by MSCI as Developed Markets. As of February 29, 2016, the MSCI EAFE® Index consisted of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE® Index coves approximately 85% of the free float-adjusted market capitalization of each country. As of February 29, 2016, the three largest industries represented in the MSCI EAFE® Index were financials, consumer discretionary and industrials. Unless otherwise specified in the applicable pricing supplement, we are currently one of the companies that make up the MSCI EAFE® Index. The U.S. dollar price return version of the MSCI EAFE® Index is reported by Bloomberg under the ticker symbol “MXEA.” For information concerning the methodology of the MSCI EAFE® Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI EASEA® Index

The MSCI EASEA® Index (also known as the MSCI EAFE ex Japan Index) is a free float-adjusted market capitalization index that captures large and mid cap representation across developed markets across the world, excluding Canada, Japan and the United States. As of February 29, 2016, the MSCI EASEA Index consisted of the following 20 developed market countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EASEA® Index covers approximately 85% of the free float-adjusted market capitalization in each country. As of February 29, 2016, the three largest industries represented in the MSCI EASEA® Index were financials, consumer staples and health care. Unless otherwise specified in the applicable pricing supplement, we are currently one of the companies that make up the MSCI EASEA Index. The MSCI EASEA® Index is reported by Bloomberg under the ticker symbol “MXEAJ.” For more information concerning the methodology of the MSCI EASEA® Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI Japan Index

The MSCI Japan Index is a free float-adjusted market capitalization index of securities listed on the Tokyo Stock Exchange, Osaka Stock Exchange, JASDAQ and Nagoya Stock Exchange. The MSCI Japan Index is calculated in JPY on a real time basis and disseminated every 60 seconds during market trading hours. The MSCI Japan Index seeks to measure the performance of the Japanese equity market. It is a capitalization-weighted index that covers approximately 85% of the free float-adjusted market capitalization in Japan. As of February 29, 2016, the MSCI Japan Index’s three largest industries were consumer discretionary, industrials and financials. Component companies are adjusted for available float and must meet objective criteria for inclusion in the MSCI Japan Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The MSCI Japan Index is intended to reflect the sectoral diversity of the Japanese equity market and to represent Japanese companies that are available to investors worldwide. The U.S. dollar price return version of the MSCI Japan Index is reported by Bloomberg under the ticker symbol “MXJP.” For information concerning the methodology of the MSCI Japan Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI Korea Index

The MSCI Korea Index seeks to measure the performance of the South Korea equity market. It is a capitalization-weighted index that covers approximately 85% of the free float-adjusted market capitalization in South Korea. As of February 29, 2016, the MSCI Korea Index’s three largest industries were information technology, consumer discretionary and financials. Component companies are adjusted for available float and must meet objective criteria for inclusion in the MSCI Korea Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The U.S. dollar price return version of the MSCI Korea Index is reported by Bloomberg under the ticker symbol “MXKR.” For information concerning the methodology of the MSCI Korea Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI Korea 25/50 Index

The MSCI Korea 25/50 Index is designed to measure broad-based equity market performance in South Korea and replicates certain investment limits that are imposed on regulated investment companies under the current U.S. Internal Revenue Code by applying a capping methodology that limits the weight of any single issuer to a maximum of 25% of the MSCI Korea 25/50 Index and limiting the sum of the weights of all issuers representing more than 5% of the MSCI Korea 25/50 Index to a maximum of 50% of the weight of the MSCI Korea 25/50 Index in the aggregate. As of February 29, 2016, the MSCI Korea 25/50 Index covers approximately 85% of the free float-adjusted market capitalization in South Korea. As of February 29, 2016, the MSCI Korea 25/50 Index’s largest three industries were information technology, consumer discretionary and financials.

The MSCI Korea 25/50 Index is an index created by applying certain weight constraints to the MSCI Korea Index.  The MSCI Korea 25/50 Index is calculated daily in U.S. dollars and published in real time during market trading hours.  The MSCI Korea 25/50 Index is reported by Bloomberg under the ticker symbol “MXKR2550.” For more information on the MSCI Korea 25/50 Index, please refer to “MSCI 25/50 Indexes Methodology” below.

The MSCI Singapore Free Index

The MSCI Singapore Free Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Singapore. As of June 30, 2016, the MSCI Singapore Free Index’s three largest industries were financials, industrials and telecommunication services. The U.S. dollar price return version of the MSCI Singapore Free Index is reported by Bloomberg under the ticker symbol “SIMSCI.” For information concerning the methodology of the MSCI Singapore Free Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI Taiwan Index

The MSCI Taiwan Index is a free float-adjusted market capitalization index that is designed to measure the performance of large and mid cap segments of the Taiwan market. As of June 30, 2016, the MSCI Taiwan Index’s three largest industries were information technology, financials and materials. The MSCI Taiwan Index is calculated daily in U.S. and local currencies and published in real time during market trading hours. The U.S. dollar price return version of the MSCI Taiwan Index is reported by Bloomberg under the ticker symbol “TAMSCI.” For information concerning the methodology of the MSCI Taiwan Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI All Country (AC) Asia Ex-Japan Index

The MSCI All Country (AC) Asia ex-Japan Index (“MSCI AC Asia ex-Japan Index”) is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of Asia, excluding Japan. As of June 30, 2016, the MSCI AC Asia ex-Japan Index’s three largest industries were financials, information technology and consumer discretionary. The MSCI AC Asia ex Japan Index consisted of the following ten developed and emerging market country indices: China, Hong Kong, India, Indonesia, Korea, Malaysia, the Philippines, Singapore, Taiwan and Thailand. Singapore and Hong Kong are classified by MSCI as developed markets; the remaining countries in the index are classified as emerging markets. The U.S. dollar price return version of the MSCI AC Asia ex-Japan Index is reported by Bloomberg under ticker symbol “MXASJ.” For information concerning the methodology of the MSCI AC Asia ex-Japan Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI All Country (AC) Far East Ex-Japan Index

The MSCI All Country (AC) Far East ex-Japan Index (“MSCI AC Far East ex-Japan Index”) is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of the Far East, excluding Japan. As of June 30, 2016, the MSCI AC Far East ex-Japan Index’s three largest industries were financials, information technology and consumer discretionary. The MSCI AC Far East ex-Japan Index consisted of the following nine developed and emerging market country indices: China, Hong Kong, Indonesia, Korea, Malaysia, the Philippines, Singapore, Taiwan and Thailand. Singapore and Hong Kong are classified by MSCI as developed markets; the remaining countries in the index are classified as emerging markets. The U.S. dollar price return version of the MSCI AC Far East ex-Japan Index is reported by Bloomberg under ticker symbol “MXFEJ.” For information concerning the methodology of the MSCI AC Far East ex-Japan Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI ACWI Index

The MSCI ACWI Index is a free float-adjusted market capitalization weighted index that is designed to capture large and mid cap representation across countries designated as Developed Markets (“DM”) and Emerging Markets (“EM”) by MSCI. The MSCI ACWI Index is calculated daily in U.S. dollars. As of June 30, 2016, the MSCI ACWI Index covers 23 DM and 23 EM countries.

DM countries include: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the UK and the US.

EM countries include: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates.

As of June 30, 2016, the three largest industries represented in the MSCI ACWI Index were financials, information technology and consumer discretionary. The U.S. dollar price return version of the MSCI ACWI Index is reported by Bloomberg under the ticker symbol “MXWD.” For information concerning the methodology of the MSCI ACWI Index, please refer to “Global Investable Market Indexes Methodology” below.

Global Investable Market Indexes Methodology

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size-segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size-segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe

(i) Identifying Eligible Equity Securities: all listed equity securities, including Real Estate Investment Trusts (“REITs”) and certain income trusts listed in Canada are eligible for inclusion in the Equity Universe. Limited partnerships, limited liability companies, and business trusts, which are listed in the USA and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the Equity Universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts are not eligible for inclusion in the Equity Universe.

(ii) Country Classification of Eligible Securities: each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by identifying eligible listings for each security in the Equity Universe and applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in Developed Markets (“DM”) Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indexes within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indexes methodology.

The Global Investable Equity Universe is the aggregation of all Market Investable Equity Universes. The DM Investable Equity Universe is the aggregation of all the Market Investable Equity Universes for Developed Markets.

Some of the investability requirements referred to above are applied at the individual security level and some at the overall company level, represented by the aggregation of individual securities of the company. As such, the inclusion or exclusion of one security does not imply the automatic inclusion or exclusion of other securities of the same company.

As of the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) became eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for an MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i)	Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe sorted in descending order by full market capitalization.

(ii)	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(iii)	Developed Market (“DM”) and Emerging Market (“EM”) Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity measured by the twelve-month and three-month Annualized Traded Value Ratio (“ATVR”), and the three-month frequency of trading. The ATVR mitigates the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. The three-month frequency of trading is determined by dividing the number of days a security traded during a three-month period by the number of trading days within this period. The aim of the twelve-month and the three-month ATVR together with the three-month frequency of trading is to select securities with a sound long and short-term liquidity. A minimum liquidity level of 20% of three-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters, as well as 20% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of a Developed Market. A minimum liquidity level of 15% of three-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters, as well as 15% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of an EM. Only one listing per security may be included in the Market Investable Equity Universe. In instances when a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the Market Investable Equity Universe:

•	Local listing;

•	Foreign listing in the same geographical region; and

•	Foreign listing in a different geographical region.

(iv)	Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the relevant MSCI Index’s ability to fully and fairly represent the characteristics of the underlying market.

(v)	Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs and large primary/secondary offerings of non index-constituents are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

(vi)	Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a Market Investable Equity Universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size-Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indexes:

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the Size-Segment Indexes in each market involves the following steps: (i) defining the Market Coverage Target Range for each size-segment; (ii) determining the Global Minimum Size Range for each size-segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the Size-Segments; and (v) applying Final Size-Segment investability requirements.

Index Continuity Rules for the Standard Indexes

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a Developed Market Standard Index and a minimum number of three constituents will be maintained for an Emerging Market Standard Index.

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization among the securities included in the Market Investable Equity Universe are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if after the application of the index maintenance methodology a Standard Index contains less than five securities in a Developed Market or three securities in an Emerging Market, then the remaining securities are selected for inclusion in the Standard Index using the following process: (a) the securities included in the updated Market Investable Equity Universe are identified; (b) these securities are ranked by descending free float-adjusted market capitalization, however in order to increase index stability the free float-adjusted market capitalization of the securities included in the Standard Index prior to the index review is multiplied by a factor of 1.5; and (c) the securities are added to the Standard Index in order to reach five constituents for a Developed Market or three for an Emerging Market in the ranking order determined in the step above.

Creating Style Indexes within Each Size-Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indexes, the Global Industry Classification Standard (“GICS”). As of August 31, 2016, the GICS consisted of 11 sectors, 24 industry groups, 68 industries, and 157 sub-industries. Under the GICS, each company is assigned uniquely to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS. Please refer to “Background on GICS®” below for further information.

Maintenance of the MSCI Indexes

The MSCI Global Investable Market Indexes are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indexes, and index stability and low index turnover.

In particular, index maintenance involves:

(i)	Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size-Segment and Global Value and Growth Indexes which include:

•	updating the indexes on the basis of a fully refreshed Equity Universe;

•	taking buffer rules into consideration for migration of securities across size-segments and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size-Segment and Global Value and Growth Indexes.

(ii)       Quarterly Index Reviews (“QIRs”) in February and August of the Size-Segment Indexes aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size-Segment Indexes, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indexes continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size-Segment Index, addition of significant new investable companies to the Standard Index, deletion of companies from the Investable Market Indexes due to low liquidity, and changes in FIFs and in NOS. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size-segment.

(iii)	Ongoing event-related changes. Ongoing event-related changes to the indexes are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate events that take place on a continuing basis. These changes generally are reflected in the indexes at the time of the event. Significantly large IPOs are included in the indexes after the close of the company’s tenth day of trading.

Client Announcement Policy

The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation.

The changes are typically announced at least ten business days prior to these changes becoming effective in the indexes as “expected” announcements, or as “undetermined” announcements, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indexes provided that all necessary public information concerning the event is available.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing at least 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to events such as bankruptcy are announced as soon as practicable prior to their implementation.

Calculation of the MSCI Indexes

The MSCI Indexes are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s MSCI Indexes levels are obtained by applying the change in the market performance to the previous period MSCI Indexes levels.

Price Index Level USDt = Price Index Level USDt-1 *	Index Adjusted Market Cap USDt Index Initial Market Cap USDt
Price Index Level Localt = Price Index Level Localt-1 *	Index Adjusted Market Cap For Localt Index Initial Market Cap USDt

Where:

•	Price Index Level USDt-1 is the Price Index level in USD at time t-1.

•	Index Adjusted Market Cap USDt is the Adjusted Market Capitalization of the index in USD at time t.

•	Index Initial Market Cap USDt is the Initial Market Capitalization of the index in USD at time t.

•	Price Index Level Localt-1 is the Price Index level in local currency at time t-1.

•	Index Adjusted Market Cap For Localt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t.

The Index Market Capitalization is calculated as follows:

Index Adjusted Market Cap USDt =

Σ sεl,t	End of Day Number of Sharest-1 * Price Per Sharet * Inclusion Factort * PAFt FXratet

Index Adjusted Market For Localt =

Σ sεl,t	(	End of Day Number of Sharest-1 * Price Per Sharet * Inclusion Factort * PAFt FXratet-1	*	ICIt ICIt-1)

Index Initial Market Cap USDt =

Σ sεl,t	End of Day Number of Sharest-1 * Price Per Sharet-1 * Inclusion Factort FXratet-1

Where:

•	End of Day Number Of Sharest-1 is the number of shares of security at the end of day t-1.

•	Price Per Sharet is the price per share of security s at time t.

•	Price Per Sharet-1 is the price per share of security s at time t-1.

•	Inclusion Factort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor, Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor of security s at time t. The Price Adjustment Factor (the “PAF”) is needed to ensure historical price comparability. This factor often accounts for assets that contribute to the index performance for a day, such as rights offerings, spun-off companies or extraordinary dividends.

•	FXratet is the FX rate of the price currency of security s vs USD at time t. It is the value of 1 USD in foreign currency.

•	FXratet-1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•	ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g., from Turkish Lira to New Turkish Lira − ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Note: The only difference in the formulas between U.S. dollars and local currency indexes calculation is that the same exchange rate is used in the numerator and denominator for local currency, which means that there is no impact of currency change in the performance. Time variant exchange rates are used for the U.S. dollars calculation.

If the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of a MSCI Index, the MSCI Index will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component securities trade will result in an increase in the level of the MSCI Index. Conversely, if the U.S. dollar strengthens against such currencies, the level of the relevant MSCI Index will decrease. Fluctuations in currency exchange rates can have a continuing impact on the level of the MSCI Index. The return on an index composed of the component securities of the MSCI Index where the closing price is not converted into U.S. dollars can be significantly different from the return on the MSCI Index, which is converted into U.S. dollars.

Corporate Events

When a corporate event affects securities from different size-segments, countries or regions leading to several possible implementations, MSCI generally adopts the most global point of view to implement the event, provided that at least one security involved in the event is a constituent of the MSCI Indexes. MSCI reserves the right to use a different approach when appropriate. Any implementation decisions related to such cases are announced to clients prior to the change becoming effective in the MSCI Indexes.

Mergers and Acquisitions. MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI determines the most appropriate implementation method and announces it prior to the changes becoming effective in the indexes.

Tender Offers. In hostile tender offers, MSCI systematically waits for the results of the tender offer to be publically announced before making any related changes to the MSCI Indexes. In friendly tender offers, the acquired or merging security is deleted from MSCI Indexes at the end of the initial offer period, when the offer is likely to be successful and/or if the free float of the security is likely to be decreased below 15% of the total number of shares outstanding (except for Standard Index constituents, which are maintained if their float-adjusted market capitalizations after the event are above 2/3rds of 1.8 times one half of the Standard Index Interim Size-Segment Cutoff). This rule applies even if the offer is extended. If the friendly tender offer’s outcome is uncertain, after the results of the offer have been officially communicated and the security’s free float has decreased below 15% of the total number of shares outstanding, MSCI will remove the acquired or merging security from the MSCI Indexes.

The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals and legal actions, the market perception of the transaction, official preliminary results, if any, and other additional conditions for the offer.

If a security is deleted from an index, the security is not reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It will be reconsidered for index inclusion at the following regularly scheduled index review.

Late Announcements of Completion of Mergers and Acquisitions. When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes. Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs. On the ex-date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. In cases where the distribution of the spun-off is subject to a withholding tax, MSCI reinvests a negative cash amount in the MSCI Net Daily Total Return Indexes on the ex-date. In order to determine whether the spun-off entity qualifies for inclusion in the MSCI Indexes, the full company market capitalization of the spun-off entitiy is estmated by MSCI prior to the spin-off being effective based on public information provided by the parent company and estimates from brokers. In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float.

When the spun-off security does not trade on the ex-date, a PAF is applied to the price of the parent entity and a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included in the MSCI Indexes as of the close of the ex-date and is maintained until the spun-off security begins trading, and is deleted thereafter. The value of the detached security is equal to the difference between the cum price and the ex price of the parent security. The treatment of the spun-off entity remains the same as under the general treatment. In certain cases where the spun-off security is not trading on the ex-date and its market capitalization is estimated to be very small or there is a risk that the market price of the parent entity could potentially increase on the ex-date, the impact of the event on the parent security’s market capitalization may be considered as negligible. In those situations, as the detached security cannot have a negative value and to avoid neutralizing the performance of the parent entity on the ex-date of the event, MSCI may decide not to add the detached security. Instead, MSCI would apply a PAF of 1 to the market price of the parent entity on the ex-date of the event. In addition, the spun-off security, once it starts trading on the market, would not be included in the MSCI Indexes at the time of the event.

Corporate Actions. Corporate actions such as splits, stock dividends and rights issues, which affect the price of a security, require a price adjustment. PAFs are applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed and the changes in number of shares and FIF, if any, are reflected as of the close of the ex-date. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI does not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be implemented on the day the security resumes trading.

Share Placements and Offerings. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing at least 5% of the security’s number of shares are implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. Pending NOS and/or float changes, if any, are implemented simultaneously with the event. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are implemented at the next regularly scheduled Index Review following the completion of the event.

Secondary offerings involve the distribution of existing shares of current shareholders and in most of the cases are pre-announced by a company or by a company’s shareholders. Block sales and secondary offerings (outside the U.S.) are treated the same way in the MSCI Indexes. Changes due to block sales or secondary offerings (outside of the U.S.) are reflected at the time of the event with two full business days advance notice provided the free float-adjusted market capitalization change (including NOS and/or float changes) is above USD 1 billion for Developed Markets countries and USD 500 million for Emerging Markets countries. MSCI computes the free float-adjusted market capitalization change (including NOS and/or float changes) using the closing market price and foreign exchange rate prior to the announcement of the event for block sales and secondary offerings (outside the US).

Events that do not meet the above conditions at the time of the event are considered for implementation at subsequent index reviews. Such cases will be subjected to the rules applicable for the index reviews.

Pending NOS and/or float changes, if any, are implemented simultaneously with the event.

In cases where the overallotment is fully exercised and completed simultaneously with the offering and the information is publicly disclosed, MSCI considers the overallotment size in assessing if the free float-adjusted market capitalization change (including updates) is above USD 1 billion for Developed Markets countries and USD 500 million for Emerging Markets countries to reflect changes immediately for secondary offerings (outside of the US).

Once the event is completed and provided that sufficient post-event information is publicly available, MSCI implements changes giving two full business days’ advance notice. If any uncertainty on the post-event free float information, MSCI may decide to postpone the event implementation to a next Index Review.

Block sales and secondary offerings (outside the US) that were not captured at the time of completion will be reflected at a following regularly scheduled Index Review.

Due to the nature of secondary offerings, being usually pre-announced by the company or company shareholders, MSCI generally announces changes due to secondary offerings (outside the US) with an undetermined or expected status and sends the confirmed only after the event is completed.

MSCI announces changes due to block sales (outside the US) as soon as possible after the event is announced completed.

Changes due to block sales and secondary offerings (outside the US) not meeting the thresholds for immediate implementation will be communicated with an Index Review announcement.

Debt-to-Equity Swaps. Large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent Foreign Inclusion Factor (“FIF”) and/or Domestic Inclusion Factor (“DIF”) changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. Pending NOS and/or float changes, if any, are implemented simultaneously with the event. Shares issued in debt-to-equity swaps are assumed to be issued to strategic investors, unless stated otherwise. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented at a regularly scheduled Index Review.

Suspensions, Delistings and Bankruptcies. MSCI removes from the MSCI Indexes as soon as practicable companies that file for bankruptcy or for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely to occur in the future. MSCI treats in the same way companies that fail stock exchange listing requirements and are to be delisted. In cases where the company is still trading, MSCI deletes the company on the same day at its last trading price, if feasible, and sends an intraday announcement. When the primary exchange price is not available, MSCI deletes securities at an over-the-counter or equivalent market price when such a price is available and deemed relevant. If no such price is available, the security will be deleted at the lowest system price. For securities that are suspended, MSCI carries forward the market price prior to the suspension during the suspension period.

MSCI 25/50 Indices Methodology

MSCI takes into account the investment limits required of regulated investment companies, or RICs, under the current U.S. Internal Revenue Code by applying a capping methodology that limits the weight of any single issuer to a maximum of 25% of a MSCI 25/50 Index. Additionally, the sum of the weights of all issuers representing more than 5% of a MSCI 25/50 Index cannot exceed a maximum of 50% of the weight of the MSCI 25/50 Index in the aggregate. The MSCI 25/50 Indices seek to offer a benchmarking alternative for RIC compliant funds.

The following principles have guided MSCI in designing a methodology for constructing the MSCI 25/50 Indices from the applicable underlying non-constrained, free float-adjusted market capitalization-weighted MSCI equity index (a “Parent Index”).

Reflecting the 25% and 50% concentration constraints

Reflecting the 25% and 50% concentration constraints is the primary consideration in terms of both index construction and index maintenance. Ensuring timely and ongoing reflection of the constraints requires the MSCI 25/50 Indices to be rebalanced periodically. The MSCI 25/50 Indices are rebalanced in February, May, August and November.

Minimizing tracking error to the Parent Index

MSCI seeks to minimize the tracking error between an MSCI 25/50 Index and its Parent Index, while keeping the index turnover to a reasonable level. MSCI seeks to achieve this by rebalancing the MSCI 25/50 Indices using an optimization process that aims to minimize the constituent weight differences between an MSCI 25/50 Index and its Parent Index.

Index Construction and Maintenance Methodology

Constructing and Rebalancing the MSCI 25/50 Indices. The MSCI 25/50 Indices Methodology follows a portfolio optimization framework aimed at minimizing index turnover, tracking error and extreme deviation from the applicable Parent Index.

Constraint targets. An MSCI 25/50 Index is subject to the following caps:

•	no single issuer may exceed 25% of index weight; and

•	all issuers with weight above 5% may not together exceed 50% of the index weight.

Minimizing tracking error from the Parent Index. The MSCI 25/50 Indices Methodology aims at minimizing the tracking error from the applicable Parent Index. The tracking error of a MSCI 25/50 Index versus its Parent Index is measured as the sum of the squared weight differences between the constituent weights of the MSCI 25/50 Index and its Parent Index.

Minimizing transaction cost. A transaction cost is applied as a proxy for index turnover on rebalancing from a MSCI 25/50 Index.

Minimum weight of constituents. The minimum weight of any MSCI 25/50 Index constituent is equal to the weight of the smallest constituent in the applicable Parent Index.

Buffer Rules. A buffer of 10% of the value of each constraint is used in order to reduce the risk of non-compliance due to short-term market movements between two quarterly rebalancings. As a result, at the point of constructing or rebalancing a MSCI 25/50 Index, the weight of any single issuer cannot exceed 22.5% of the index weight and all issuers with weight above 4.5% cannot exceed 45% of the index weight.

Maintenance Rules

Quarterly Index Reviews. The MSCI 25/50 Indices are rebalanced quarterly and the changes resulting from the rebalancing are made as of the close of the last business day of each February, May, August and November, to coincide with the quarterly index reviews of the applicable Parent Index.

The MSCI 25/50 Indices are in general rebalanced five business days before the effective date. The changes resulting from the rebalancing are announced on the same day.

In case an MSCI 25/50 Index violates the 25/50 constraints between the announcement date and the effective date, the previously announced results will be discarded and a newly rebalanced MSCI 25/50 Index will be announced.

There is no index rebalancing due to non-compliance between quarterly index reviews.

At each rebalancing, a constraint factor is calculated for each constituent of an MSCI 25/50 Index. The constraint factor is defined as the weight in the MSCI 25/50 Index at the time of the rebalancing divided by the weight in its Parent Index. The constraint factor as well as the constituents of the MSCI 25/50 Index remains constant between index reviews except in case of corporate events.

Ongoing Event Related Changes. A security added to its Parent Index following a corporate event is added to the MSCI 25/50 Index with an estimated capped weight, without rebalancing of the MSCI 25/50 Index.

In the event of a merger or an acquisition where an index constituent acquires another index constituent or merges with another index constituent, the remaining company is maintained in the MSCI 25/50 Index with a constraint factor calculated as the weighted average of the constraint factors before the corporate event.

If a spun-off security of an index constituent is added to its Parent Index, it will be added to the MSCI 25/50 Index with the same constraint factor as the parent security.

The deletion of a constituent from its Parent Index following a corporate event triggers its deletion from the MSCI 25/50 Index without rebalancing of the MSCI 25/50 Index.

The addition of a newly eligible security in its Parent Index—for example, an early inclusion of a large initial public offering, or a security migrating to the Parent Index from another size-segment—will result in the inclusion of that security in the MSCI 25/50 Index and consequently trigger the full rebalancing of the MSCI 25/50 Index.

Group Entity Concentration Issues

A minimum of 15 issuers in its Parent Index is required at any point in time for the MSCI 25/50 Index to be rebalanced as described above. In the event the number of issuers drops below 15 but remains above 11 following a corporate event or a regular index review, MSCI will apply the following adjustments:

•	Number of issuers drops to 14: the buffer mentioned above will be reduced from 10% to 9%. Thus, the weight of any single issuer cannot exceed 22.75% of the index weight and all issuers with weight above 4.55% cannot exceed 45.5% of the index weight.

•	Number of issuers drops to 13: the buffer mentioned above will be reduced from 10% to 4%. Thus, the weight of any single issuer cannot exceed 24% of the index weight and all issuers with weight above 4.8% cannot exceed 48% of the index weight.

•	Number of issuers drops to 12: the buffer mentioned above will be reduced from 10% to 0%. Thus, the weight of any single issuer cannot exceed 25% of the index weight and all issuers with weight above 5% cannot exceed 50% of the index weight.

In case of extremely concentrated Parent Indices where it may not be feasible to construct the pro forma MSCI 25/50 Index using the Barra Open Optimizer, MSCI may temporarily use the capping algorithm described in the MSCI 10/40 Index methodology with the relevant 25/50 parameters to construct the pro forma MSCI 25/50 Index.

The MSCI 25/50 Index will need to be discontinued if the number of issuers drops below 12 as mathematically no solution can satisfy the 25% and 50% constraints. MSCI will however temporarily maintain the MSCI 25/50 Index for a minimum of two months before discontinuation by adding the necessary number of securities to the MSCI 25/50 Index. The index discontinuation will coincide with one of the subsequent regular index reviews. The securities to be added will be chosen in the following order of priority:

•	Securities deleted from the MSCI 25/50 Index, provided they exhibit required liquidity and were not deleted due to financial difficulties, etc.

•	Eligible securities of relevant size not included in its Parent Index, e.g., largest small cap size-segment securities.

In the event that no securities are eligible for temporary addition to the MSCI 25/50 Index, MSCI will provide an index, as close as possible to the 25/50 constraints, for a minimum of two months before discontinuation. The index discontinuation will coincide with one of the subsequent regular index reviews.

Index Calculation and Corporate Events

For further information on index calculation and the treatment of corporate events, please see “Global Investable Market Indexes Methodology—Calculation of the MSCI Indexes” and “—Corporate Events” above.

Background on GICS®

The GICS is a global standard, developed jointly in 1999 by Standard & Poor’s Financial Services LLC (“S&P”) and MSCI, to categorize companies by their business. As of August 31, 2016, it consists of 11 sectors, 24 industry groups, 68 industries and 157 sub-industries, as part of a four-tiered, hierarchical classification system. Over 40,000 companies are classified under the GICS methodology. Companies are classified according to their “principal business activity.” Revenues are a significant factor in determining principal business activity, although earnings and market perception are also considered important. If a company’s subsidiary files separate financials to its reporting government agency, then the subsidiary will be considered a separate entity and classified independently under the GICS methodology. A GICS code will change whenever there is a major corporate action that redefines a company’s primary line of business. At a minimum, companies are reviewed annually to ensure that they have not redefined their lines of business through a series of smaller events. The GICS methodology and structure fall under the overall supervision of the GICS Operations Committee, which consists of both members from S&P and MSCI.

License Agreement with MSCI for the MSCI Indices

We have entered into an agreement with MSCI providing us and certain of our affiliates or subsidiaries identified in that agreement with a nonexclusive license and, for a fee, with the right to use the MSCI Indices, which are owned and published by MSCI, in connection with certain securities.

The securities are not sponsored, endorsed, sold or promoted by MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied to the owners of the securities, or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the MSCI Indices to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of MSCI Indices which indices are determined, composed and calculated by MSCI without regard to the issuer of these securities. MSCI has no obligation to take the needs of the issuer of these securities, or the owners of these securities, into consideration in determining, composing or calculating the MSCI Indices. MSCI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. Neither MSCI nor any other party has an obligation or liability to owners of these securities in connection with the administration, marketing or trading of the securities.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS AND COUNTERPARTIES, OWNERS OF THE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The NASDAQ-100 Index

The NASDAQ-100 Index (the “NASDAQ Index”) includes securities of 100 of the largest domestic and international non-financial companies listed on The NASDAQ Stock Market based on market capitalization. It does not include financial companies including investment companies. The NASDAQ Index was developed by, and is calculated, maintained and published by NASDAQ. Current information regarding the market value of the NASDAQ Index is available from NASDAQ as well as numerous market information services.

Methodology of the NASDAQ-100 Index

The NASDAQ Index is a modified market capitalization weighted index. The value of the NASDAQ Index equals the aggregate value of the NASDAQ Index share weights of each of the component securities of the NASDAQ Index, multiplied by each such security’s “Last Sale Price,” which is the closing price reported on the NASDAQ Global Select Market or the NASDAQ Global Market, as applicable, and divided by the divisor of the NASDAQ Index. The divisor serves the purpose of scaling the aggregate value to a lower order of magnitude which is more desirable for index reporting purposes. The share weights of the component securities of the NASDAQ Index at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each component security’s influence on the level of the NASDAQ Index is directly proportional to the value of its NASDAQ Index share weight. If trading in a component security is halted on its primary listing market, the last traded price for that security is used for all index computations until trading in such security resumes. If trading is halted on the component security’s primary listing market before the market is open, the previous day’s Last Sale Price is used. The NASDAQ Index began on January 31, 1985 at a base value of 125.00, as adjusted. The price return version of the NASDAQ Index is reported by Bloomberg under ticker symbol “NDX.”

The formula for the NASDAQ Index value is as follows:

Index Market Value Divisor

The NASDAQ Index is ordinarily calculated without regard to cash dividends on the component securities but does reflect extraordinary cash distributions. The Index is calculated during the trading day based on the Last Sale Price and is disseminated once per second.

Component Security Eligibility Criteria

NASDAQ Index eligibility is limited to specific types of securities, including foreign and domestic common stocks, ordinary shares, ADRs and tracking stocks. The following types of securities and companies are not eligible for inclusion in the NASDAQ Index: closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interest, warrants, units and other derivative securities. Securities of investment companies are not eligible for inclusion in the NASDAQ Index.

For the purposes of the NASDAQ Index eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.

Initial Eligibility Criteria

To be eligible for initial inclusion in the NASDAQ Index, a security must be listed on the NASDAQ Stock Market and meet the following criteria:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Market or the NASDAQ Global Select Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares;

•	if the security is of a foreign issuer (a foreign issuer is determined based on its country of incorporation), such security must have listed options on a recognized options market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being NASDAQ Index eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•	the security must have “seasoned” on the NASDAQ, NYSE or NYSE Amex (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months – excluding the first month of its initial listing).

Continued Eligibility Criteria

To be eligible for continued inclusion in the NASDAQ Index, a security must meet the following criteria:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares in the previous three month trading period (as measured annually during the ranking review process);

•	if the security is of a foreign issuer, then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading, as measured annually during the Ranking Review process (see below);

•	the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ Index at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the NASDAQ Index effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Annual Ranking Review

The NASDAQ Index securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, as follows (this evaluation is referred to herein as the “Ranking Review”). Securities which meet the applicable eligibility criteria are ranked by market value. NASDAQ Index-eligible securities which are already in the NASDAQ Index and which are ranked in the top 100 eligible securities (based on market capitalization) are retained in the NASDAQ Index. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review or was added to the NASDAQ Index subsequent to the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those NASDAQ Index-eligible securities not currently in the NASDAQ Index that have the largest market capitalization. The data used in the ranking includes end of October NASDAQ market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December, and replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a NASDAQ Index security is no longer traded on the NASDAQ, or is otherwise determined by the NASDAQ to become ineligible for continued inclusion in the NASDAQ Index, the security will be replaced with the largest market capitalization security not currently in the NASDAQ Index and meeting the Initial Eligibility Criteria listed above. Ordinarily, a security will be removed from the NASDAQ Index at its Last Sale Price. If, however, at the time of its removal the security is halted from trading on its primary listing market and an official closing price cannot readily be determined, the security may, in NASDAQ’s discretion, be removed at a zero price. The zero price will be applied to the security after the close of the market but prior to the time the official closing value of the NASDAQ Index is disseminated, which is ordinarily 17:16:00 ET.

Maintenance of the NASDAQ Index

In addition to the Ranking Review, the securities in the NASDAQ Index are also monitored every day. Changes in the price and/or total shares outstanding arising from corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change is made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all those changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the NASDAQ Index share weights for those component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in those NASDAQ Index securities.

A special dividend, announced by the listing exchange, will result in an adjustment to the Last Sale Price of a security in the NASDAQ Index prior to market open on the ex-date for the special amount distributed. A special dividend may also be referred to as extra, extraordinary, non-recurring, one-time, unusual, etc.

Ordinarily, whenever there is a change in shares of the NASDAQ Index, a change in component security or a change to the price of an component security due to spin-off, rights issuances or special cash dividends, the divisor is adjusted to ensure that there is no discontinuity in the value of the NASDAQ Index, which might otherwise be caused by any such change. All changes are announced in advance and will be reflected in the NASDAQ Index prior to market open on the NASDAQ Index effective date.

The divisor is determined as follows:

Divisor after Adjustments =	Market Value after Adjustments Market Value before Adjustments	× Divisor before Adjustments

Rebalancing of the NASDAQ Index

The NASDAQ Index is calculated under a modified capitalization-weighted methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the NASDAQ Index by a few large stocks); (3) reduce NASDAQ Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest NASDAQ Index securities from necessary weight rebalancings.

Under the methodology employed, on a quarterly basis coinciding with the NASDAQ’s quarterly scheduled weight adjustment procedures, the NASDAQ Index securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NASDAQ Index (i.e., as a 100-stock index, the average percentage weight in the NASDAQ Index is 1.0%).

This quarterly examination will result in a NASDAQ Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization NASDAQ Index security must be less than or equal to 24.0% and (2) the collective weight of those NASDAQ Index securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, the NASDAQ may conduct a special rebalancing if it is determined necessary to maintain the integrity of the NASDAQ Index. If either one or both of these weight distribution requirements are not met upon quarterly review, or NASDAQ determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest NASDAQ Index security exceeds 24.0%, then the weights of all Large Stocks (those greater than 1%) will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest NASDAQ Index security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those NASDAQ Index securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their collective weight exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the collective weight, so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks (those stocks less than or equal to 1%) in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average NASDAQ Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the NASDAQ Index security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ Index.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average NASDAQ Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each of the NASDAQ Index securities are set, the NASDAQ Index share weights will be determined anew based upon the Last Sale Prices and aggregate capitalization of the NASDAQ Index at the close of trading on the last day in February, May, August and November. Changes to the NASDAQ Index share weights will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the NASDAQ Index divisor will be made to ensure continuity of the NASDAQ Index.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current NASDAQ Index share weights. However, the NASDAQ may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the NASDAQ Index components. In those instances, the NASDAQ would announce the different basis for rebalancing prior to its implementation.

License Agreement with NASDAQ

We have entered into an agreement with NASDAQ providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the NASDAQ Index which is owned and published by NASDAQ, in connection with certain securities.

The securities are not sponsored, endorsed, sold or promoted by NASDAQ (NASDAQ along with its affiliates, the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. The Corporations make no representation or warranty, express or implied to the owners of the securities, or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the NASDAQ Index, to track general stock market performance. The Corporations’ only relationship to Credit Suisse is in the licensing of the NASDAQ Index trademarks or service marks, and certain trade names of the Corporations and the use of the NASDAQ Index which are determined, composed and calculated by NASDAQ without regard to Credit Suisse or the securities. NASDAQ has no obligation to take the needs of Credit Suisse or the owners of the securities into consideration in determining, composing or calculation the NASDAQ Index. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

NASDAQ®, NASDAQ 100® AND NASDAQ 100 INDEX® ARE TRADE OR SERVICE MARKS OF THE CORPORATIONS AND ARE LICENSED FOR USE BY CREDIT SUISSE. THE SECURITIES HAVE NOT BEEN PASSED ON BY THE CORPORATIONS AS TO THEIR LEGALITY OR SUITABILITY. THE SECURITIES ARE NOT ISSUED, ENDORSED, SOLD OR PROMOTED BY THE CORPORATIONS. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

The Nikkei 225 Index

The Nikkei 225 Index (the “Nikkei Index”) is a stock index calculated, published and disseminated by Nikkei Inc. that measures the composite price performance of certain Japanese stocks. The Nikkei Index currently is based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. REITs, preferred stocks, preferred securities and tracking stocks are excluded. All 225 components of the Nikkei Index are listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Nikkei Index) be included in the Nikkei Index. The Nikkei 225 Index is reported by Bloomberg under the ticker symbol “NKY.”

Standards for Listing and Maintenance

The Nikkei 225 Index is reviewed annually at the beginning of October. Stocks with high market liquidity are added and those with low liquidity are deleted. At the same time, to take changes in industry structure into account, Nikkei examines the balance of the sectors, in terms of the number of constituents. Liquidity of a stock is assessed by the two measures: “trading value” and “magnitude of price fluctuation by volume,” which is calculated as (High price/Low price) / Volume. Among stocks on the TSE First Section, the top 450 stocks in terms of liquidity are selected to form the “high liquidity group.” Those constituents not in the high liquidity group are deleted. Those non-constituent stocks which are in the top 75 of the high liquidity group are added. After the liquidity deletions and additions, constituents are deleted and added to balance the number of constituents among sectors, and to make the total number of the constituents equal 225.

The 225 companies included in the Nikkei Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. The six sector categories are divided into 36 industrial classifications as follows:

•	Technology—Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•	Financials—Banks, Miscellaneous Finance, Securities, Insurance;

•	Consumer Goods—Marine Products, Food, Retail, Services;

•	Materials—Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•	Capital Goods/Others—Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•	Transportation and Utilities—Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

Among the 450 “high liquidity” stocks, half of those that belong to any sector are designated as the “appropriate number of stocks” for that sector. The actual number of constituents in a sector is then compared with its “appropriate number,” and if the actual number is larger or smaller than the “appropriate number,” then components are deleted or added, as necessary. Stocks to be deleted are selected from stocks with lower liquidity and stocks to be added are selected from stocks with higher liquidity. Stocks selected according to the foregoing procedures are candidates for addition or deletion, as applicable, and the final determinations will be made by Nikkei.

The Nikkei 225 Index is also reviewed on an ongoing basis in response to extraordinary developments, such as bankruptcies or mergers. Any stock becoming ineligible for listing in the TSE First Section due to any of the following reasons will be removed from the Nikkei 225 Index: (i) bankruptcy, including filing for Corporate Reorganization Act, Civil Rehabilitation Act, or liquidation; (ii) corporate restructuring such as merger, share exchange or share transfer; (iii) excess debt or other reasons; or (iv) transfer to the TSE Second Section. In addition, a component stock designated as “securities under supervision” become deletion candidates. However, the decision to delete such candidates will be made by Nikkei by examining the sustainability and the probability of delisting for each individual case. Upon deletion of a stock from the Nikkei 225 Index, Nikkei will generally select as a replacement the most liquid stock that is both in the “high liquidity group” and in the same sector as the deleted stock. When deletions are known in advance, replacements may be selected as part of the periodic review process or by using similar procedures.

Calculation of the Nikkei 225 Index

The Nikkei 225 Index is a modified price-weighted index (i.e., a stock’s weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer) where the sum of the constituent stock prices, adjusted by the presumed par value, is divided by a divisor.

It is calculated by (i) converting the component stocks that do not have a par value of 50 yen to 50 yen par value, as described below, (ii) calculating the sum of the share prices of each component stock and (iii) dividing such sum by a divisor. Most listed companies in Japan have a par value of 50 yen. All companies included in the

Nikkei 225 Index are given an equal weighting based on a par value of 50 yen. Stocks with irregular par values are modified to reflect a 50 yen par value. For example, a stock with a 500 yen par value will have its share price divided by 10 to give a 50 yen par value price. The level of the Nikkei 225 Index is calculated every 15 seconds since January 5, 2010 during TSE trading hours.

In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the component stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any component stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable weight factor and divided by the new divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change. For the Nikkei 225 Index, presumed par value may be changed for large scale splits and reverse splits. The divisor is not changed in these cases.

License Agreement with Nikkei Inc.

We have derived all information regarding the Nikkei Index contained in this underlying supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Nikkei Inc. The Nikkei Index is calculated, maintained and published by Nikkei Inc.

The Nikkei Index is the intellectual property of Nikkei Inc. Nikkei Inc. was formerly known as Nihon Keizai Shimbun, Inc. The name was changed on January 1, 2007. “Nikkei,” “Nikkei 225” and “Nikkei Stock Average” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Nikkei Index. Nikkei Digital Media, Inc., a wholly-owned subsidiary of Nikkei Inc., calculates and disseminates the Nikkei Index under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively referred to as the “Nikkei Index Sponsor.”

The securities are not in any way sponsored, endorsed or promoted by the Nikkei Index Sponsor. The Nikkei Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the Nikkei Index or the figure at which the Nikkei Index stands at any particular day or otherwise. The Nikkei Index is compiled and calculated solely by the Nikkei Index Sponsor. However, the Nikkei Index Sponsor shall not be liable to any person for any error in the Nikkei Index and the Nikkei Index Sponsor shall not be under any obligation to advise any person, including a purchaser or seller of the securities, of any error therein.

In addition, the Nikkei Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei Index and is under no obligation to continue the calculation, publication and dissemination of the Nikkei Index.

The Russell 2000® Index

The Russell 2000® Index (a “Russell U.S. Index”) is intended to track the performance of the small-cap segment of the U.S. equity market. The Russell 2000® Index is reconstituted annually and eligible initial public offerings (“IPOs”) are added to the Russell 2000® Index quarterly. The Russell 2000® Index is a subset of the Russell 3000E Index, which contains the largest 4,000 companies incorporated in the U.S. and its territories and represents approximately 99% of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 U.S. companies ranking #1,001-3,000 (based on descending total market capitalization) within the Russell 3000E Index members. As of June 30, 2016, the largest five sectors represented by the Russell 2000® Index were Financial Services, Health Care, Technology, Consumer Discretionary and Producer Durables. Real-time dissemination of the value of the Russell 2000® Index by Reuters began on December 31, 1986. The Russell 2000® Index was developed by Russell Investments (“FTSE Russell”) and is calculated, maintained and published by FTSE Russell. The Russell 2000® Index is reported by Bloomberg under ticker symbol “RTY.”

Methodology for the Russell U.S. Indices

Companies which FTSE Russell assigns to the U.S. equity market are included in the Russell U.S. indices. If a company incorporates, has a stated headquarters location, and also trades in the same country (ADRs and ADSs are not eligible), the company is assigned to the equity market of its country of incorporation. If any of the three do not match, FTSE Russell then defines three Home Country Indicators (“HCI”): country of Incorporation, country of Headquarters, and country of the most liquid exchange as defined by two-year average daily dollar trading volume from all exchanges within a country. Using the HCIs, FTSE Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of assets matches any of the HCIs, then the company is assigned to its primary asset location. However, if there is not enough information to determine the country in which the company’s assets are primarily located, FTSE Russell uses the primary location of the company’s revenue for the same cross-comparison and assigns the company to its home country in a similar fashion. If conclusive country details cannot be derived from assets or revenue, FTSE Russell assigns the company to the country where its headquarters are located unless the country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. FTSE Russell lists the following countries as BDIs: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curaçao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and the U.S. Virgin Islands, a U.S. HCI is assigned.

Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts and trust receipts are not eligible for inclusion in the Russell U.S. Indices. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies, limited partnerships and companies that generate or have historically generated unrelated business taxable income (“UBTI”) and have not taken steps to block UBTI from equity holders are also not eligible for inclusion in the Russell U.S. Indices. Companies that are required to report Acquired Fund Fees and Expenses, business development companies, exchange-traded funds and mutual funds are excluded. Bulletin board, pink sheets, and over-the-counter (“OTC”) traded securities (as defined by the SEC) are not eligible for inclusion, including securities for which prices are displayed on the FINRA ADF. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion. Companies with a total market capitalization of less than $30 million are not eligible. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible. When unavailable shares are determined to be 94.5% or greater, this will be rounded to 95%.

The primary criterion used to determine the initial list of securities eligible for the Russell U.S. Indices is total market capitalization, which is determined by multiplying total outstanding shares by the market price as of the last trading day in May for those securities being considered at annual reconstitution. IPO eligibility is determined each quarter.

Common stock, non-restricted exchangeable shares that may be exchanged at any time at the holder’s option on a one-for-one basis for common stock, and partnership units/membership interests (in certain cases, described below) are used to determine market capitalization for a company. FTSE Russell includes membership or partnership units/interests as part of total market capitalization when the company in question is merely a holding company of an underlying entity that issues membership or partnership units/interests and these units are the company’s sole assets. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other, each class is considered for inclusion separately. Stapled units and other paired share structures are considered eligible for index inclusion, unless an underlying component of the stock is an ineligible security type (e.g., convertible debt). On the last trading day of May of each year, all eligible securities are ranked by their total market capitalization. Reconstitution occurs on the last Friday in June. However, at times this date precedes a long U.S. holiday weekend, when liquidity is low. In order to ensure proper liquidity in the markets, when the last Friday in June is the 29th or 30th, reconstitution will occur on the preceding Friday. In addition, FTSE Russell adds initial public offerings on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

Once the market capitalization for each security is determined by use of total shares and price, each security is placed in the appropriate FTSE Russell market capitalization based index. The largest 4,000 securities become members of the Russell 3000E™ Index. The Russell 2000® Index is a subset of this index and generally includes companies #1001 to #3000 (based on descending total market capitalization) included in the Russell 3000E™ Index.

After the initial market capitalization breakpoints are determined by the ranges listed above, new members are assigned on the basis of the breakpoints and existing members are reviewed to determine if they fall within a cumulative 5% market capitalization range around these new market capitalization breakpoints. If an existing member’s market capitalization falls within this cumulative 5% of the market capitalization breakpoint, it will remain in its current index rather than be moved to a different market capitalization–based Russell index.

Capitalization Adjustments

After membership is determined, a security’s shares are adjusted to include only those shares available to the public, which is often referred to as “free float.” The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in the Russell U.S. Indices by their available market capitalization, which is calculated by multiplying the primary closing price by the available shares. Adjustments to shares are reviewed at reconstitution and for major corporate actions such as mergers. The following types of shares are considered unavailable for purchase and removed from total market capitalization to arrive at free float or available market capitalization:

•	Officers’ and directors’ holdings are all considered unavailable and removed entirely from available shares. Our float research process does allow removal of options/warrants/convertibles from the officer and director holdings when those shares are provided in a summed format within the footnotes. However, if FTSE Russell determines that a company is being excluded from index membership solely on the basis of the minimum float requirement, FTSE Russell will use best available information found within SEC filings, filed on or before the rank day in May;

•	Large private holdings will be removed from available shares if they exceed 10% of shares outstanding. Share percentage is determined by those shares held either by an individual or by a group of individuals acting together. Private equity and venture capital firms are considered large private holders;

•	Institutional holdings including: investment companies, partnerships, insurance companies, mutual funds, and banks will be removed from available shares if their holding is greater than 30%. If a firm has a direct relationship to the company, such as board representation, they will be considered strategic and will be excluded regardless of the size of holding per the officers and directors’ exclusion rule;

•	Publicly listed companies, will have their holdings removed from the available shares of an index member. Holdings considered as Institutional will be considered as available unless the 30% threshold is surpassed, regardless of listing;

•	ESOP or LESOP shares are considered unavailable and removed entirely from available shares;

•	IPO lock-ups: Shares locked up during an initial public offering are not available to the public and will be excluded from available shares at the time the IPO enters the index; and

•	Government Holdings:

o	Direct government holders: Those holdings listed as “government of” or shares held by government controlled/affiliated entities are considered unavailable and will be removed entirely from available shares.

o	Indirect government holders: Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%.

o	Government pensions: Any holding by a government pension plan is considered an institutional holding and will not be removed from available shares unless the holding is greater than 30%.

Corporate Actions Affecting a Russell U.S. Index

Depending upon the time an action is determined to be final, FTSE Russell will either (1) apply the action before the open on the ex-date, or (2) apply the action providing appropriate notice, referred to as “delayed action.” The following describes the treatment of the most common corporate actions within the Russell Indices. A full description of all corporate action driven change to the Russell U.S. Indices can be found on FTSE Russell’s website.

•	“No Replacement” Rule: Securities that leave a Russell U.S. Index for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in a Russell U.S. Index over the year will fluctuate according to corporate activity.

•	Mergers and Acquisitions: Mergers and Acquisitions (“M&A”) result in changes to the membership and to the weighting of members within a Russell U.S. Index. M&A activity is applied to a Russell U.S. Index after the action is determined to be final, providing appropriate notice. If both companies involved are included in the Russell 3000E™ Index or the Russell Global Index, the acquired company is deleted and its market capitalization is moved to the acquiring company’s stock, according to the M&A terms. If only one company is included in the Russell 3000E™ Index, there may be two forms of merger or acquisition: if the acquiring company is a member, the acquiring company’s shares will be adjusted at month end, and if the acquiring company is not a member, the acquired company will be deleted after the action is determined as final.

•	Cross-border M&A: In the event of a merger or acquisition in which the acquiring company and the acquired company are in different countries, Russell applies the action when the M&A is determined as final. The acquired company is deleted from its local country index and the company’s market capitalization moves to the acquiring stock according to the M&A terms.

•	Reverse Mergers: When a Russell 3000 Index member is acquired or merged with a private, non-publicly-traded company or OTC company, Russell will review the action to determine whether it is considered a reverse merger. If it is determined that the action is a reverse merger, the newly formed entity will be placed in the appropriate market capitalization index after the close of the first day’s trade (when-issued trade will not be recognized) following the completion of the merger and the acquired company will be simultaneously removed from the current index.

•	Reincorporations: Members of the index that are reincorporated to another country are analyzed for country assignment the following year during reconstitution, as long as they continue to trade in the U.S. Companies that reincorporate and no longer trade in the U.S. are immediately deleted from the U.S. indexes and placed in the appropriate country within the Russell Global Index. Those that reincorporate to the U.S. during the year will be assessed during reconstitution for membership.

•	Reclassification of shares (pricing vehicles): Pricing vehicles will not be assessed or changed outside of a reconstitution period unless the existing class ceases to exist. In the event of extenuating circumstances signaling a necessary pricing vehicle change, proper notification will be made.

•	Rights offerings: FTSE Russell will not apply poison pill rights or entitlements that give shareholders the right to purchase ineligible securities such as convertible debt. FTSE Russell will only adjust the index to account for a right if the subscription price of the right is at a discount to the market price of the stock. Provided FTSE Russell has been alerted to the rights offer prior to the ex-date, a price adjustment will be applied before the open on the ex-date to account for the value of the rights, and shares increased according to the terms of the offering. The treatment is consistent for both transferable and non-transferable rights. Where the Rights Issue / Entitlement offer subscription price remains unconfirmed on the ex-date an estimated price will be used. FTSE Russell will estimate the subscription price using the value being raised and the offer terms. Where there is a range of values the mid value will be used to estimate the subscription price. Where the value being raised and/or offer terms are unknown no adjustment will be made on the ex-date. If those details are subsequently released or a company announces a rights issue with a historical ex-

date, a price adjustment and share increase will be applied as soon as practical. The latest close price prior to the announcement will be used to confirm whether the rights are being offered at a discount, and to calculate the adjustment.

•	Changes to shares outstanding: Changes to shares outstanding due to buybacks (including Dutch auctions), secondary offerings, and other potential corporate activity are updated at the end of each month. For FTSE Russell to implement a month-end change to available shares outstanding, the cumulative change to available shares must be greater than 5%. Share changes that are confirmed by our vendors and verified by FTSE Russell by use of an SEC filing at least six days prior to month end are implemented and communicated to clients who subscribe at the Premier level five trading days prior to month end. The float factor last determined (either at reconstitution or due to a corporate action implementation) is applied to the new shares. If the float factor has been updated since reconstitution due to the implementation of a corporate action, the updated float factor will be used. If any new shares issued are unavailable according to the filing, that portion will not be added to the index. Changes to available shares outstanding due to merger activity between index and non-index members will be implemented if the availability of the newly issued shares can be confirmed within the appropriate filings or press releases. When the new shares are partially available, FTSE Russell will increase shares per the available amount if the cumulative change to available shares outstanding is greater than 5%. When the availability of new shares cannot be confirmed with an appropriate source, FTSE Russell will defer any increase to the next reconstitution, allowing for further information to be announced. Note, this applies to mergers with both publicly listed and privately held non-index members.

•	Spin-offs:

o	Domestic spin-offs: Domestic spin-offs: Spin-off companies are added to the Russell indexes at the time they are spun-off from their parent company, with the parent’s market value reducing simultaneously per the spin-off valuation. The spin-off company will be added to the parent’s index on the ex date and the spin-off company’s style index and probabilities are determined by the membership of the parent entity.

o	Cross-border spin-offs: A spun-off company may be assigned to a different country from the parent, if any of its home country indicators (HCIs) differ from those of the parent. Consequently, the spin-off company may become a member of the Russell Global Index. Otherwise, the same rules apply between domestic or cross-border spin-off additions. Country assignment review will be conducted as follows: If any of the three HCIs differ from those of the parent, country assignment research for the spun-off company will be reviewed using the country assignment rules discussed above, with one exception. In the absence of independent reported asset and revenue data, the spun-off company will not be allowed to default to the new entity headquarter location and instead will default to the parent’s country assignment and will be reviewed independently during the subsequent annual reconstitution. This treatment allows time for standard filings to be presented in the absence of critical data components used for country classification.

▪	Tender offers: In the case of a cash tender offer, the target company will be removed from the index when:

a)	Offer acceptances reach 90% (initial, extension or subsequent); and

Shareholders have validly tendered and the shares have been irrevocably accepted for payment; and

All pertinent offer conditions have been reasonably met and the acquirer has not explicitly stated that it does not intend to acquire the remaining shares; or

b)	Where offer acceptances are below 90%, there is reason to believe that the remaining free float is under 5% based on information available at the time; or

c)	Following completion of the offer the acquirer has stated intent to finalise the acquisition via a short-form merger, squeeze-out, top-up option or any other compulsory mechanism.

The target company is deleted from the index at the last traded price. In the event that trading in the target company has halted at the time of index implementation, it will be deleted from the index at a price based on the offer terms.

In the event where a company has been deleted from the index but retains a listing with a float greater than 5%, it will not be considered for index eligibility for a period of 12 months.

When non-tradable Contingent Value Rights (CVRs) are included within the tender offer terms, FTSE Russell may consider a tender offer 'final' prior to the expiration date of the offer. Doing so minimizes the risk of index implementation moving into “delayed” status, and prevents managers who are passively investing in the index from receiving CVRs that do not carry a confirmed and realizable economic value. FTSE Russell will establish the likelihood of tender offer completion using confirmed tendered shares, board/director recommendations, exchange notifications, stock price versus deal value, and any other available information.

Where the conditions for index deletion are not met, FTSE Russell may implement a free float change based on the reported acceptance results at the expiration of the initial, subsequent, or final offer period where:

▪	The minimum acceptance level as stipulated by the acquirer has been met; and

▪	Shareholders have validly tendered and the shares have been irrevocably accepted for payment; and

▪	All pertinent offer conditions have been reasonably met.

A minimum two days’ notice period of the change is generally provided. If the offer includes a stock consideration, the acquiring company’s shares will be increased proportionate to the free float change of the target company. The target company will then be deleted as a second-step, if the conditions for deletion are achieved at the expiration of a subsequent offer period.

•	Voluntary exchange offers: A publicly traded company may offer to exchange or split-off some or all of its ownership in a separate publicly traded company. Shareholders are given the option to retain their shares; or to exchange them, in full or in part, for shares of the ‘split-off’ company. Once the offer expires, FTSE Russell will decrease the available shares in the offering company, and increase the available shares of the ‘split-off’ company, based on the results of the offering. FTSE Russell will effect this change based on, but not limited to, preliminary results, company filings, and exchange notices.

•	Delisting: Only companies listed on U.S. exchanges are included in the Russell U.S. indexes. Therefore, when a company is delisted from a U.S. exchange and moved to OTC, the company is removed from the Russell indexes. When this occurs, the company is removed either at the close of the current day at the last traded price, or the following day, using the closing OTC price.

•	Bankruptcies and Voluntary Liquidations: Companies filing for Chapter 7 bankruptcy or that have filed a liquidation plan will be removed from the Russell U.S. indexes at the time of filing. When shareholder approval is required to finalize the liquidation plan, FTSE Russell will remove the security once shareholder approval has been granted. Companies filing for Chapter 11 reorganization bankruptcy will remain members of the index, unless the companies are delisted from the primary exchange. In that case, normal delisting rules will apply. If a company files for bankruptcy and is delisted and if it can be confirmed that it will not trade OTC, FTSE Russell may remove the stock at a nominal price of $0.0001.

•	Stock Distributions: Stock distributions can take two forms: (1) a stated amount of stock distributed on the ex-date, or (2) an undetermined amount of stock based on earnings and profits to be distributed at a future date. In both cases, a price adjustment is done on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2) if the number of shares being issued is known prior to this date.

•	Dividends: Gross dividends are included in the daily total return calculation of the indexes on the basis of their ex-dates. The ex-date is used rather than the pay-date because the marketplace price adjustment for the dividend occurs on the ex-date. If a dividend is payable in stock and cash and the number of shares to be issued cannot be determined by the ex-date, the dividend is treated as all cash. If the number of shares to be issued as a stock dividend is announced subsequently, FTSE Russell will give effect to the share change on the pay date, providing appropriate notice can be given.

•	Halted securities: When a stock’s trading has been halted, FTSE Russell holds the security at its most recent closing price until trading is resumed or the security is removed from the index. If a constituent is halted, FTSE Russell will determine its treatment as follows:

o	If a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted down to zero value* and it will subsequently be removed from the index with T+2 notice.

o	If the constituent continues to be suspended at the end of that period, it will be subject to review and a decision will be taken to either allow the constituent to remain in the index for a further period of up to 20 business days or to remove it at zero value. In making this determination, FTSE Russell will take into account the stated reasons for the suspension. These reasons may include announcements made by the company regarding a pending acquisition or restructuring, and any stated intentions regarding a date for the resumption of trading. This procedure will be repeated at successive 20 business day intervals thereafter until either trading recommences or the suspension period reaches 80 business days.

o	If the suspension period reaches 80 business days and the constituent has not announced a firm date for the resumption of trading during the 40 business-day period, FTSE Russell will provide notice that the constituent will be removed at zero value following the expiry of at least 40 business days.

o	In certain limited circumstances where the index weight of the constituent is significant and FTSE Russell determines that a market-related value can be established for the suspended constituent, for example because similar company securities continue to trade, deletion may take place at the market-related value instead. In such circumstances, FTSE Russell will set out its rationale for the proposed treatment of the constituent at the end of the 80 business-day period.

o	If following the end of the 80 business-day period, a suspended constituent that has not announced a firm date for the resumption of trading nevertheless resumes trading before its planned removal date, the constituent will continue to be removed from the index as previously announced but in these circumstances the deletion will be implemented at market value.

o	If during the minimum 40 business-day notice period, a suspended constituent that had previously announced a firm date for the resumption of trading within that period then nevertheless fails to resume trading on that date, FTSE Russell will give notice that the constituent will be removed at the index review following the expiry of an additional notice period of 40 business days.

o	If a constituent has been removed from the index and trading is subsequently restored, the constituent will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be treated as a new issue.

Stocks that are scheduled for changes but are halted or suspended prior to reconstitution will have their scheduled updates postponed and will be monitored for trade resumption. Once trading resumes, these securities’ changes will be announced and will have their positions updated accordingly. Standard notice requirements for these changes will be adhered to: same day changes would occur, presuming notification within the 2 pm (Eastern Time) cumulative change file can be provided. If sufficient notice is not possible, the updates will be delayed by one day. Securities that are being removed will be removed using the primary exchange close price.

License Agreement with Russell

We and Russell have entered into a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use the Russell 2000® Index in connection with the securities. The license agreement between Russell and us provides that language substantially the same as the following language must be stated in this underlying supplement. The Russell 2000® Index is the intellectual property of Russell (the “Sponsor”). The Sponsor reserves all rights including copyright, to the Russell 2000® Index.

The securities are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in these securities particularly or the ability of the Russell U.S. Indices to track general stock market performance or a segment of the same. Russell’s publication of the Russell U.S. Indices in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell U.S. Indices are based. Russell’s only relationship to Credit Suisse is the licensing of certain trademarks and trade names of Russell and of the Russell U.S. Indices which are determined, composed and calculated by Russell without regard to Credit Suisse or the securities. Russell is not responsible for and has not reviewed the securities, nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell U.S. Indices. Russell has no obligation or liability in connection with the administration, marketing or trading of the securities.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL U.S. INDICES OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY THE RUSSELL U.S. INDICES TO INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL U.S. INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The S&P Dow Jones Indices

The Dow Jones Industrial Average™, the Dow Jones U.S. Financials Index and the Dow Jones U.S. Real Estate Index (the “Dow Jones Indices”) are published by Dow Jones & Company, Inc. ( “Dow Jones”). The S&P 500® Index, the S&P MidCap 400® Index and the S&P® 100 Index (the “S&P Indices”), the S&P® Homebuilders Select Industry™ Index, the S&P Metals & Mining Select IndustryTM Index and the S&P/ASX 200 Index are published by Standard & Poor’s Financial Services LLC (“S&P”).

In July 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”) formed a new joint venture, S&P Dow Jones Indices LLC (“S&P Dow Jones”), which owns the S&P Indices business and the Dow Jones Indices business. These indices are each an “S&P Dow Jones Index,” and together, the “S&P Dow Jones Indices.”

The Dow Jones Industrial Average™

The Dow Jones Industrial Average™ (the “DJIA”) is a price-weighted index comprised of 30 common stocks selected at the discretion of the editors of The Wall Street Journal (the “WSJ”), which is published by Dow Jones & Company, Inc. (the “Dow Jones”), as representative of the broad market of U.S. industry. While stock selection is not governed by quantitative rules, a stock typically is added to the index only if the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors. Maintaining adequate sector representation within the indices is also a consideration in the selection process. The index universe consists of securities in the S&P® 500 Index. The DJIA covers all industries with the exception of transportation and utilities. The DJIA is reported by Bloomberg under the ticker symbol “INDU.”

Methodology of the DJIA

The DJIA is a price-weighted index, which means an underlying stock’s weight in the DJIA is based on its price per share rather than the total market capitalization of the issuer. The DJIA is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the DJIA tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The DJIA is maintained by an Averages Committee comprised of three representatives of S&P Dow Jones Indices and two representatives of The Wall Street Journal. The Averages Committee meets regularly. At each meeting, the Averages Committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the index to the market, companies that are being considered as candidates for addition to the index, and any significant market events. In addition, the Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

Changes in the composition of the DJIA are made entirely by the Averages Committee without consultation with the corporations represented in the DJIA, any stock exchange or any official agency. Although changes to the common stocks included in the DJIA tend to be made infrequently, the underlying stocks of the DJIA may be changed at any time for any reason. The corporations represented in the DJIA are incorporated in the United States and its territories.

To calculate the DJIA, the prices of the component stocks on their primary exchanges are summed and then divided by the current divisor. The divisor is adjusted to keep the index consistent through events such as component changes, stock splits, large dividend distributions, mergers and acquisitions, and spin-offs.

The formula used to calculate divisor adjustments is:

New Divisor	=	Current Divisor	×	Adjusted Sum of Closing Prices Unadjusted Sum of Closing Prices

Corporate Actions

Corporate Action	Adjustment Made to Index	Divisor Adjustment?
Spin-off	The spun-off company is added to the index at a zero price on the ex-date and, if not permanently added, will be removed after the first day of regular way trading. Any potential impacts on index constituents are evaluated by the Index Committee on a case-by-case basis.	Ex-date: No Upon Removal: Yes
Rights Offering	The price is adjusted according to the terms of the rights offering.	Yes
Stock dividend, stock split, reverse stock split	The price is adjusted according to the terms of the stock split.	Yes
Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	Index does not use shares or Investable Weight Factor – no impact	No
Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes
Constituent Change	Deletions due to delistings, acquisition or any other corporate event resulting in the deletion of the stock from the index will be replaced on the effective date of the drop. In the case of a zero price spin-off, the spun-off company is not replaced.	Yes

The Dow Jones U.S. Financials and Real Estate Indices

The Dow Jones U.S. Financials Index

The Dow Jones U.S. Financials Index measures the performance of the financial industry portion of the United States equity market. Dow Jones U.S. Financials Index components are drawn from the Bank, Insurance, Real Estate and Financial Services supersectors. The Dow Jones U.S. Financials Index is a subset of the Dow Jones U.S. Index which in turn is a subset of the Dow Jones Global Indices, a benchmark family that follows some 6,000 stocks from 48 countries. The Dow Jones U.S. Financials Index is reported by Bloomberg under the ticker symbol “DJUSFN.”

For information concerning the methodology of the Dow Jones U.S. Financials Index, please refer to “Methodology of the Dow Jones U.S. Indices” below.

The Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index measures the performance of the real estate sector of the United States equity market. This Index is a subset of the Dow Jones U.S. Financials Index. Component companies include those that invest directly or indirectly through development, management or ownership of shopping malls, apartment buildings and housing developments; and Real Estate Investment Trusts (“REITs”) that invest in apartments, office and retail properties. REITs are passive investment vehicles that invest primarily in income-producing real estate or real estate related loans and interests. The Dow Jones U.S. Real Estate Index is reported by Bloomberg under the ticker symbol “DJUSRE.” For information concerning the methodology of the Dow Jones U.S. Real Estate Index, please refer to “Methodology of the Dow Jones U.S. Indices” below.

Methodology of the Dow Jones U.S. Indices

The Dow Jones U.S. Financials Index and the Dow Jones U.S. Real Estate Index (each a “Dow Jones U.S. Index,” and together, the “Dow Jones U.S. Indices”) are market capitalization-weighted indices published by Dow Jones in which only the shares of each company that are readily available to investors—the “float”—are counted. Dow Jones U.S. Index component candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, shares in limited partnerships, and business development companies are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs, listed property trusts and similar real-property-owning pass-through structures taxed as REITs by their domiciles also are eligible. In some cases, companies issue multiple share classes. A separate investable weight factor (float factor) is calculated for each class and the class is included, providing it meets eligibility criteria and foreign investors may hold shares in the class. Securities that have had more than ten non-trading days during the past quarter are excluded. Stocks in the top 95% of the index universe by free float market capitalization are selected as components of the Dow Jones U.S. Index, skipping stocks that fall within the bottom 1% of the universe by free float market capitalization and within the bottom .01% of the universe by turnover. Selection is subject to a 2% buffer for current and non-current stocks. Current constituents remain eligible up to the 97th percentile as ranked by float-adjusted market capitalization. Non-constituents are eligible up to the 93rd percentile as ranked by float-adjusted market capitalization.

To be included in the Dow Jones U.S. Financials Index, the issuer of the component securities must be classified in the Financials industry as maintained by the Industry Classification Benchmark (“ICB”). Similarly, to be included in the Dow Jones U.S. Real Estate Index, the issuer of the component securities must be classified in the Real Estate supersector.

The Dow Jones U.S. Indices are reviewed by Dow Jones on a quarterly basis. The number of outstanding shares for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Indices are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date. In addition to the scheduled quarterly review, the Dow Jones U.S. Indices are reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the Dow Jones U.S. Indices. You can find a list of the companies whose common stocks are currently included in the Dow Jones U.S. Indices on the Dow Jones website. Information included in such website is not a part of this underlying supplement.

Background on the ICB

ICB, a joint classification system launched by FTSE Group and Dow Jones U.S. Indices offers broad, global coverage of companies and securities and classifies them based on revenue, not earnings. ICB classifies stocks into groups of 10 industries, 19 supersectors, 41 sectors and 114 subsectors. The Financials industry is composed of the Banks supersector, the Insurance supersector, the Real Estate supersector and the Financial Services supersector. The Bank supersector includes companies in the Bank sector; the Insurance supersector includes companies in the Nonlife Insurance and Life Insurance sectors; the Real Estate supersector includes companies in the Real Estate Investment & Services sector and the Real Estate Investment Trusts sector; and the Financial Services supersector includes companies in the Financial Services, Equity Investment Instruments and Nonequity Investment Instrument sectors.

Calculation and Adjustments

Index Formula

The Dow Jones U.S. Indices are calculated using the following formula:

Where:

Pi	= the price of each stock in the index (“i”)
Qi	= the number of shares used in calculation of the index (“i”)
Divisor	= the Index Divisor

Adjustments to Share Counts

The Dow Jones U.S. Indices are float adjusted. Only the stocks readily available to investors are used in calculating the Index Level. Thus, the value for the total number of shares in the index (“Qi”) used in the equation becomes:

The total number of shares (“Qi”) used to calculate a Dow Jones U.S. Index is equal to the Investable Weight Factor (“IWF”) multiplied by the number of total shares outstanding. The IWF is a percentage of the total shares outstanding for each stock that will be used in the calculation of a Dow Jones U.S. Index. However, while the IWF captures the float adjustments made to the underlying, it can also capture adjustments made to reflect foreign ownership restrictions or it can be modified to adjust the weight of a stock in the index. All of the restrictions can be combined into a single multiplier in the place of the IWF.

For example:

In the above equation, the total number of shares in the index (“Qi”) is equal to the fraction of total shares (“IS”) to be excluded based on the float adjustment (“FA”) and the fraction of shares excluded for foreign ownership restrictions (“FR”). IS is the combination of FA and FR. However, to avoid double counting, if FA is greater than FR, then IS will equal 1 – FA. If FR is greater than FA, then IS will equal 1 – FR.

The Index Divisor

All calculations to a Dow Jones U.S. Index rely on the Index Divisor to provide a continuous measure of the market valuation of such Dow Jones U.S. Index. The Index Divisor scales the market value of the stocks in a Dow Jones U.S. Index to ensure that any index maintenance does not change the level of such index. Index maintenance includes changes in the composition (additions, deletions or replacements), weighting (following large changes in a single component’s share number) or corporate actions (mergers, spinoffs, rights offerings, repurchase of shares, public offerings, return of capital, or special cash or stock distributions of other stocks).

To keep the Index Level for a Dow Jones U.S. Index the same and the price of each stock in such index (“Pi”) constant, when there is a change to the total number of shares in the index (“Qi”), the Index Divisor must change accordingly.

In the following formula, a single stock (“r”) is separated out from the stocks that will remain in the Dow Jones U.S. Index.

For the ease of the example, there are no IWF or IS adjustments to the share counts. The key change in the above example is the addition of the time period (“t-1”) directly before stock (“r”) is removed from the relevant Dow Jones U.S. Index. The following formula shows the addition of stock (“s”) to replace stock (“r”).

The time period has shifted from the moment before the change (“t-1”) to the moment immediately after the change has taken place (“t”). The index level of the relevant Dow Jones U.S. Index will not change from (“t-1”) to (“t”).

Let MVt-1 act as the numerator for the equation reflecting the index level before the change and MVt act as the numerator for the equation representing the index level at the moment after the change:

“MV” represents the market value of a Dow Jones U.S. Index. The market value of a U.S. Dow Jones Index is worth the total sum of the price of the stocks that make up the index multiplied by the quantity of each stock. The above formula can be reduced to determine what the current Index Divisor (“Divisort”) needs to be to maintain the same index level throughout the removal of stock (“r”) and the replacement with stock (“s”):

Adjustments to the Index Divisor are made “after the close,” meaning that the calculations are made using the closing prices of the stocks that make up the index. Thus, at the end of the trading day, there exists the old Index Divisor, which reflects the Index Divisor used for the trading day that just ended, and the new Index Divisor, which will be used at the start of the next trading day.

Corporate Action Related Changes

There are a large range of different corporate actions ranging from routine share issuances or buy backs to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the Index Divisor is adjusted.

Corporate Action	Comments	Index Divisor Adjustment
Company added/deleted:	The net change in market value will determine the Index Divisor adjustment.	Yes
Change in shares outstanding:	Any combination of secondary issuance, share repurchase or buy back that affects the share counts will cause the share counts to be revised to reflect the change.	Yes
Stock split:	The share count will be revised to reflect new count. Index Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off:	• If the spun-off company is not being added to the index, the Index Divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes
	• If the spun-off company is being added to the index, another company is removed to keep the number of names fixed. The Index Divisor adjustment reflects the deletion.	Yes
	• The spun-off company is being added to the index and no company removed from the index.	No
Change in IWF:	Increasing (or decreasing) the IWF increases (or decreases) the total market value of the index. The Index Divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special dividend:	When a company pays a special dividend, the share price is assumed to drop by the amount of the dividend; the Index Divisor adjustment reflects this drop in index market value.	Yes

Rights offering:	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. The Index Divisor adjustment reflects increase in market cap measured as the shares issued are multiplied by the price paid.	Yes

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (as discussed below in further detail) is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P Dow Jones chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P Dow Jones may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P Dow Jones include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Although the S&P 500 contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies may be represented by multiple share class lines in the index. The S&P 500® Index is reported by Bloomberg under the ticker symbol “SPX.” For information concerning the methodology and the criteria for inclusion in the S&P 500® Index, please refer to “The S&P Indices Methodology” and “Criteria for Inclusion in the S&P Indices,” respectively, below.

The S&P Midcap 400® Index

The S&P MidCap 400® Index is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1.4 billion to $5.9 billion. S&P Dow Jones chooses companies for inclusion in the S&P MidCap 400® Index with an aim of ensuring that the index remains an accurate measure of mid-sized companies, reflecting the risk and return characteristics of the broader mid cap universe on an on-going basis. Relevant criteria employed by S&P Dow Jones include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the market value and trading activity of the common stock of that company. The S&P MidCap 400® Index is reported by Bloomberg under the ticker symbol “MID.” For information concerning the methodology and the criteria for inclusion in the S&P MidCap 400® Index, please refer to “The S&P Indices Methodology” and “Criteria for Inclusion in the S&P Indices,” respectively, below.

The S&P 100® Index

The S&P 100® Index is a subset of the S&P 500® Index and is comprised of 100 leading U.S. stocks with exchange-listed options. Constituents of the S&P 100® Index are selected for sector balance and represent over 60% of the market capitalization of the S&P 500® Index and almost 45% of the market capitalization of the U.S. equity markets. Because the S&P 100® Index is derived from the S&P 500® Index, the S&P 100® Index stocks are also subject to the published S&P 500® criteria for additions and deletions. In addition, only companies included in the S&P 500® Index are eligible for inclusion in the S&P 100® Index. All stocks added to the S&P 100® Index must maintain exchange-listed options. Sector balance is considered in the selection of companies for the S&P 100® Index. S&P Dow Jones may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 100® Index to achieve the objectives stated above. Relevant criteria employed by S&P Dow Jones include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the market value and trading activity of the common stock of that company. S&P Dow Jones may remove a company that substantially violates one or more of the criteria for index inclusion from the S&P 100® Index. The S&P 100® Index is reported by Bloomberg under the ticker symbol “OEX.” For information concerning the methodology and the criteria for inclusion in the S&P 100® Index, please refer to “The S&P Indices Methodology” and “Criteria for Inclusion in the S&P Indices,” respectively, below.

The S&P 500® Index, the S&P Midcap 400® Index and the S&P 100® Index are each an “S&P Index” and together, the “S&P Indices.”

Criteria for Inclusion in the S&P Indices

In order to be included in the S&P Indices, the stock must meet the following criteria:

•	the issuer must have an unadjusted market capitalization of $5.3 billion or more for the S&P 500® Index and the S&P 100® Index and $1.4 billion to $5.9 billion for the S&P MidCap 400® Index. The market capitalization requirements are reviewed periodically so as to ensure consistency with market conditions. Index membership eligibility for a company with multiple share class lines is based on the total market capitalization of the company, including all publicly listed and unlisted share class lines, if applicable. For spin-offs, index membership eligibility is determined using when-issued prices, if available;

•	the ratio of annual dollar value traded to float-adjusted market capitalization should be 1.00 or greater and the stock must trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date. For companies with multiple share classes, each listed share class line is viewed independently to determine if its meets the liquidity criteria;

•	the issuer of the stock must be a U.S. company (to determine whether an issuer is a U.S. company, S&P Dow Jones considers a number of factors, including the location of the company’s operations, corporate structure, accounting standards and exchange listings);

•	at least 50% of the issuer’s market capitalization must be publicly floated. For companies with multiple share class lines, each share class line is evaluated separately. Only those share class lines with a public float of at least 50% are considered for inclusion;

•	the sector representation for the S&P 500® Index is periodically evaluated and updated based on activity in the U.S. economy. Updates to the sector representation for the component indices result in equivalent updates to the sector representation in other S&P indices;

•	the issuer must also be found to be financially viable by posting the most recent quarter and most recent four consecutive quarters of positive as-reported earnings, where as-reported earnings are defined as GAAP net income, excluding discontinued operations and extraordinary items, and a company’s balance sheet leverage must be operationally justifiable in the context of both its industry peers and its business model; and

•	the issuer must also be an operating company—business development companies, limited partnerships, master limited partnerships, limited liability partnerships, OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, preferred and convertible preferred shares, unit trusts, equity warrants, convertible bonds, investment trusts, rights, ADRs, ADSs and MLP IT units are not eligible; but real estate investment trusts are eligible.

A company can be removed from the S&P Indices if it substantially violates one or more of the criteria for index inclusion, or if the company is involved in a merger, acquisition or restructuring such that it no longer meets the inclusion criteria.

The S&P Indices Methodology

On March 21, 2005, S&P began to calculate the S&P Indices based on a half float-adjusted formula, and on September 16, 2005, the S&P Indices became fully float-adjusted. S&P’s criteria for selecting stocks for the S&P Indices have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P Indices (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P Indices reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

On September 21, 2012, all share-holdings with a position greater than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock or government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile (e.g., ADRs, CDIs and Canadian exchangeable shares) are normally part of the float unless those shares form a control block. If a company has more than one class of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

Effective with the September 2015 rebalancing, S&P Dow Jones Indices includes all publicly listed multiple share class lines separately in its float market cap weighted indices subject to liquidity and float criteria currently in place for each index. Index membership eligibility for a company with multiple share class lines is based on the total market capitalization of the company. The decision to include each publicly listed share class is evaluated line by line; the weight of each line will only reflect its own float, not the combined float of all company lines. It is possible that one listed share class line may be included in an S&P Composite 1500 index while a second listed share class line of the same company is excluded. Unlisted share class lines are not combined with any listed share class lines, but these unlisted share class lines are included when computing company total market capitalization. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line will be considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

The S&P Indices are calculated using a base-weighted aggregate methodology: the level of the relevant S&P Index reflects the total market value of all component stocks relative to such S&P Index’s base period.

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The daily calculation of the S&P Indices is computed by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock (i.e., the aggregate market value) by the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P Indices, it is the only link to the original base period level of the S&P Indices.

The S&P Indices Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, rights issues, share buybacks and issuances and spinoffs. Changes to the S&P Indices are made on an as-needed basis. There is no annual or semi-annual reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced one to five days before they are scheduled to be implemented.

To prevent the level of the S&P Indices from changing due to corporate actions, all corporate actions that affect the total market value of the S&P Indices require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P Indices remains constant. This helps maintain the level of the S&P Indices as an accurate barometer of stock market performance and ensures that the movement of the S&P Indices does not reflect the corporate actions of individual companies in the S&P Indices. All index divisor adjustments are made after the close of trading based on closing prices. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P Indices and do not require index divisor adjustments.

The table below summarizes the types of S&P Index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Company added/deleted	Net change in market value determines the divisor adjustment.	Yes
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes
Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	If the spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes
Spin-off	Spun-off company added to the index, no company removed from the index.	No
Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special Dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes
Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Any changes to the stocks in an S&P Index that alters the total market value of such S&P Index while holding stock prices constant will require a divisor adjustment.

A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the companies included in each S&P Index. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P Indices are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the index. In addition, changes in a company’s total shares outstanding of 5% or more due to public offerings, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (for example, due to company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are announced on Fridays for implementation after the close of trading the following Friday (one week later). If an exchange holiday/closure falls on a Friday, the weekly share change announcement will be made the day before the exchange holiday/closure. When appropriate, an immediate adjustment is made to the index divisor.

The S&P Select Industry Indices

The S&P® Homebuilders Select Industry™ Index, the S&P® Metals & Mining Select Industry™ Index and the S&P® Oil & Gas Exploration & Production Select IndustryTM Index (each, a “Select Industry Index” and together the “Select Industry Indices”) are each designed to measure the performance of a portion of the S&P® Total Market Index (the “S&P TMI”), a benchmark that measures the performance of the U.S. equity market. The S&P TMI offers broad market exposure to stocks of all market capitalization, including all common equities listed on the NYSE (including NYSE Arca), the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. Only U.S. stocks are eligible for inclusion in the S&P TMI. For information concerning the methodology of the Select Industry Indices, please refer to “Methodology of the Select Industry Indices” below.

The S&P® Homebuilders Select IndustryTM Index

The S&P® Homebuilders Select Industry™ Index (the “S&P Homebuilders Index”) is an equal-weighted index that is designed to measure the performance of the homebuilders sub-industry portion of the S&P TMI. The S&P Homebuilders Index includes stocks in the following sub-industries: homebuilding, building products, home furnishings, home improvement, homefurnishing retail and household appliances. Each of the component stocks in the S&P Homebuilders Index is a constituent stock within the homebuilding sub-industry of the S&P TMI. The U.S. dollar price return version of the S&P Homebuilders Index is reported by Bloomberg under ticker symbol “SPSIHO.”

The S&P® Metals & Mining Select IndustryTM Index

The S&P® Metals & Mining Select Industry™ Index (the “S&P Metals & Mining Index”) is an equal weighted index that is designed to measure the performance of the metals and mining sub-industry portion of the S&P TMI. The S&P Metals and Mining Index includes stocks in the following sub-industries: aluminum, coal and consumable fuels, diversified metals and mining, gold, precious metals and minerals, silver and steel. Each of the component stocks in the S&P Metals & Mining Index is a constituent stock within the metals and mining sub-industry of the S&P TMI. The U.S. dollar price return version of the S&P Metals & Mining Index is reported by Bloomberg under ticker symbol “SPSIMM.”

The S&P® Oil & Gas Exploration & Production Select IndustryTM Index

The S&P® Oil & Gas Exploration & Production Select IndustryTM Index (the “S&P Oil & Gas Exploration & Production Index”) is an equally weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P TMI. The S&P Oil & Gas Exploration & Production Index includes stocks in the following sub-industries: integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing. Each of the component stocks in the S&P Oil & Gas Exploration & Production Index is a constituent stock within the oil and gas sub-industry portion of the S&P TMI. The U.S. dollar price return version of the S&P Oil & Gas Exploration & Production Index is reported by Bloomberg under the ticker symbol “SPSIOP.”

Methodology of the Select Industry Indices

Membership to each of the Select Industry Indices is based on a stock’s GICS classification, as well as a stock’s float-adjusted liquidity ratio (“FALR”), float-adjusted market capitalization and domicile.

To be eligible for a Select Industry Index, stocks must be in the S&P TMI and must satisfy one of the two following combined size and liquidity criteria:

•	Float-adjusted market capitalization above $500 million and FALR above 90%.

•	Float-adjusted market capitalization above $400 million and FALR above 150%.

All stocks satisfying the above requirements are included in the applicable Select Industry Index. The total number of stocks in each Select Industry Index should be at least 35. If there are fewer than 35 stocks in a Select Industry Index, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds above are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 stocks in each Select Industry Index as of each rebalancing effective date. Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below $300 million or their FALR falls below 50%.

Eligibility Factors

Market Capitalization

Float-adjusted market capitalization should be at least $400 million for index inclusion. Existing index components must have a float-adjusted market capitalization of $300 million to remain in the index at each rebalancing. If a Select Industry Index still does not have enough stocks that meet the criteria for inclusion, the minimum market capitalization requirements may be relaxed until the other requirements have been satisfied.

Liquidity

The liquidity measurement used is a liquidity ratio, defined by dollar value traded over the previous 12 months divided by float-adjusted market capitalization as of the index-rebalancing date. Stocks having a float-adjusted market capitalization above $500 million must have a liquidity ratio greater than 90% to be eligible for addition to a Select Industry Index. Stocks having a float-adjusted market capitalization between $400 and $500 million must have a liquidity ratio greater than 150% to be eligible for addition to a Select Industry Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in a Select Industry Index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history. In these cases, the dollar value traded available as of the rebalance reference date is annualized.

Takeover Restrictions

At the discretion of S&P Dow Jones, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in the relevant Select Industry Index. Ownership restrictions preventing entities from replicating the index weight of a stock may be excluded from the eligible universe or removed from the relevant Select Industry Index.

Turnover

At times a stock may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the Select Industry Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to the Select Industry Index will not be deleted unless ongoing conditions warrant an index change.

Timing of Changes

Index rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for float-adjusted market capitalization and FALR is after the closing of the last trading date of the previous month. The reference date for GICS classification is as of the rebalancing effective date.

Additions

Stocks are added between rebalancings only if a deletion in the Select Industry Index causes the stock count to fall below 22. In those cases, each stock deletion is accompanied with a stock addition. The new stock will be added to the Select Industry Index at the weight of the deleted constituent.

In the case of spin-offs, the Select Industry Index will follow the S&P TMI’s treatment of the action.

Deletions

A stock is deleted from an S&P Select Industry Index if the S&P TMI drops the stock. If a stock deletion causes the number of stocks in the relevant index to fall below 22, each stock deletion is accompanied with a corresponding stock addition.

In the case of mergers involving two index constituents, the merged entity will remain in the index provided that it meets all general eligibility requirements. The merged entity will be added to the index at the weight of the stock deemed to be the surviving stock in the transaction (i.e., the surviving stock will not experience a weight change and its subsequent weight will not be equal to that of the pre-merger weight of the merged entities).

In case of GICS changes, where a stock does not belong to a qualifying sub-industry after the classification change, it is removed from the relevant index at the next rebalancing.

Select Industry Index Construction and Calculations

The Select Industry Indices are equal-weighted and calculated by the divisor methodology.

The initial divisor is set to have a base index value of 1,000 on December 17, 1999. The index value is simply the index market value divided by the index divisor:

Index Value = (Index Market Value) / Divisor

In order to maintain index series continuity, it is also necessary to adjust the divisor at each rebalancing.

Index Value)before rebalance = (Index Value)after rebalance

Therefore,

(Divisor)after rebalance = (Index Market Value)after rebalance / (Index Value)before rebalance

At each quarterly rebalancing, stocks are initially equally weighted, using closing prices as of the second Friday of the last month of the quarter as the reference price. Adjustments are then made to ensure that there are no stocks whose weight in the index exceeds the value that can be traded in a single day for a theoretical $1 billion portfolio, in the case of the S&P Metals & Mining Index, or for a theoretical $2 billion portfolio, in the case of the S&P Homebuilders and S&P Oil & Gas Exploration & Production Indices. S&P Dow Jones calculates a maximum basket liquidity weight for each stock in the index using the ratio of its three-month median daily value traded to theoretical portfolio value. Each stock’s weight in the index is then compared to its maximum basket liquidity weight and is set to the lesser of its maximum basket liquidity weight and its initial equal weight. All excess weight is redistributed across the index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the index has a weight greater than 4.5%. This step of the iterative weighting process may force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. In such cases, S&P Dow Jones will make no further adjustments. If any of the Select Industry Indices contains exactly 22 stocks as of the rebalancing effective date, the index is equally weighted without basket liquidity constraints.

Select Industry Index Maintenance

Index maintenance follows the S&P TMI and the treatment of corporate actions is the same in the S&P TMI. The membership of an S&P Select Industry Index is reviewed quarterly. Rebalancing occurs after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. However, a stock will be deleted from a Select Industry Index if the S&P TMI drops the constituent. Unless a constituent deletion causes the number of stocks in a Select Industry Index to fall below 22, no addition will be made to such Select Industry Index until the next rebalancing. At that time, the entire such Select Industry Index will be rebalanced based on all eligibility criteria, including the minimum number of stocks. In case of GICS changes, where a stock does not belong to the homebuilding sub-industry after the classification change, it is removed from such Select Industry Index at the next rebalancing.

The table below summarizes the types of index maintenance adjustments and indicates whether an index adjustment is required.

S&P TMI Action	Adjustment Made to Index	Divisor Adjustment?
Constituent deletion	If the constituent is a member of the applicable Select Industry Index, it is dropped.	Yes
Constituent addition	Only in cases where the deletion causes the component count to fall below 22 stocks, then the deletion is accompanied by an addition assuming the weight of the dropped stock.	No, except in the case of stocks removed at $0.00
If a stock is removed from an index at a price of $0.00, the stock’s replacement will be added to the index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted stock was not valued at $0.00.
GICS change	None. If, after the GICS change, a stock no longer qualifies to belong to the applicable Select Industry Index, it is removed at the next rebalancing.	No

Corporate Actions

Corporate Action	Adjustment Made to Index	Divisor Adjustment?
Spin-off	In general, both the parent stock and spin-off stocks will remain in the index until the next index rebalancing, regardless of whether they conform to the theme of the index. When there is no market-determined price available for the spin, the spin is added to the index at zero price at the close of the day before the ex-date.	No
Rights Offering	The price is adjusted to the Price of the Parent Company minus (the Price of the Rights Subscription/Rights Ratio). The Index Shares change so that the stock’s weight remains the same as its weight before the spin-off.	No
Stock Dividend, Stock Split, Reverse Stock Split	The Index Shares are multiplied by and price is divided by the split factor.	No
Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	None.	No
Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

The S&P/ASX 200 Index

The S&P/ASX 200 Index is intended to provide a performance benchmark for the Australian equity market. The S&P/ASX 200 Index is comprised of the stocks included in the S&P/ASX 100 Index plus an additional 100 stocks selected by the Standard & Poor’s Australian Index Committee (“S&P/ASX Committee”). The S&P/ASX 200 Index is float-adjusted, covering approximately 80% of the total market capitalization of the Australian market. The index essentially covers large-cap and mid-cap stocks evaluated for liquidity and size. The components of the S&P/ASX 200 Index are drawn from the universe of ordinary and preferred equity stocks listed on the Australian Securities Exchange (“ASX”). Other types of securities, including convertible stock, bonds, warrants, and preferred stocks that provide a guaranteed fixed return are not eligible for inclusion. The S&P/ASX 200 Index was launched in the Australian market in April 2000. The launch of the S&P/ASX 200 Index coincided with S&P Dow Jones Indices taking over the index business, formerly owned and managed by the ASX. The S&P/ASX 200 Index is reported by Bloomberg under the ticker symbol “AS51.”

Methodology of the S&P/ASX 200 Index

The S&P/ASX 200 Index weights companies according to the GICS®, which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions. Sector indices are available for the S&P/ASX 200 Index. As of February 27, 2015, the securities included in the S&P/ASX 200 Index were classified into the following ten sectors: Energy, Materials, Industrials, Consumer Discretionary, Consumer Staples, Health Care, Information Technology, Telecommunications Services, Utilities, and Financials.

Calculation of the S&P/ASX 200 Index

The calculation of the value of the S&P/ASX 200 Index is based on the relative float-adjusted aggregate market capitalization of the stocks of 200 companies in the Australian market as of a particular time as compared to the base value of the S&P/ASX 200 Index. The index market capitalization for each S&P/ASX 200 component stock is calculated by multiplying the company’s stock price times the number of ordinary shares times the investable weight factor (as discussed below). Calculations for the S&P/ASX 200 Index are based on stock prices taken from the ASX. The official daily S&P/ASX 200 Index closing values are calculated after the market closes and are based on the last traded price for each S&P/ASX 200 component stock. Component stocks of the S&P/ASX 200 Index are determined after an analysis of the stocks’ liquidity, free float and market capitalization. A constituent of the S&P/ASX 200 Index must be sufficiently liquid to enable institutional investors to buy in and sell out of the company without severely distorting the share price of that stock. The S&P/ASX Committee assesses whether a company has sufficient liquidity to be eligible for the S&P/ASX 200 Index by analyzing each company’s free float and daily share turnover. Free float is defined as the portion of shares not being held by the following: (i) government and government agencies, (ii) controlling and strategic shareholders/partners, (iii) any other entities or individuals which hold more than 5%, excluding some financial institutions and funds and (iv) other restricted portions such as treasury stocks. Stocks are deemed ineligible for inclusion in the S&P/ASX 200 if their free float is less than 30%. In addition, the S&P/ASX Committee considers market capitalization, adjusting each company’s market capitalization for free float. An investable weight factor is used in the adjustment process. In most cases, a stock’s factor will be a direct reflection of its level of free float. The S&P/ASX Committee considers average float-adjusted market capitalization over a six-month period when assessing whether a company’s market capitalization is sufficient for the company to be represented in the S&P/ASX 200.

The S&P/ASX Committee is responsible for setting policy, determining index composition and administering the S&P/ASX 200 Index in accordance with the S&P/ASX methodology. The S&P/ASX Committee is a team of five voting members representing both S&P Dow Jones Indices and the ASX. The S&P/ASX Committee may add, remove or bypass any company or security during the selection process. In maintaining the S&P/ASX 200 Index, the S&P/ASX Committee considers the guiding principle of minimizing changes to the index portfolio. The S&P/ASX Committee deletes component stocks from the S&P/ASX 200 Index for reasons including acquisition, insufficient market capitalization, insufficient liquidity, liquidation or insolvency and company restructurings. Between index rebalancings, additions to the S&P/ASX 200 Index are triggered only by deletions, and are evaluated using the criteria described above for selection of S&P/ASX 200 component stocks. Initial public offerings may be eligible for inclusion prior to six months of data being available, but only if a deletion occurs and the S&P/ASX Committee decides that the inclusion is justified.

The S&P/ASX Committee rebalances the S&P/ASX 200 Index quarterly at the end of March, June, September and December; the free float and investable weight factors of S&P/ASX 200 component stocks are reviewed as part of the March rebalance. Quarterly rebalances analyze market capitalization and liquidity over the previous six months. Rebalancing announcements are made on the second Friday of March, June and December and the first Friday of September. Quarterly changes become effective at the close of trade on the third Friday of March, June, September and December. The S&P/ASX 200 Index is also rebalanced, and investable weight factors are adjusted, on an as needed basis when significant corporate events occur.

Share counts for S&P/ASX 200 Index constituents are updated quarterly and are rounded to the nearest thousand. The update to the number of issued shares will be considered if the change is at least 5% of the float-adjusted shares or 100 million Australian dollars (“A$”) in value. Share updates for foreign-domiciled securities will take place annually at the March rebalancing. The update to the number of index shares will only take place when the six-month average of CDIs or the Total Securities held in the Australian branch of issuer sponsored register (where supplied) and in CHESS, as of the March rebalancing, differs from the current index shares by either 5% or a market-cap dollar amount greater than A$100 million. Intra-quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances: (i) changes in a company’s float-adjusted shares of 5% or more due to market-wide shares issuance, (ii) rights issues, bonus issues and other major corporate actions and (iii) share issues resulting from index companies merging and major off-market buybacks. Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same S&P index and regardless of the size of the change.

On any given day, the S&P/ASX 200 Index value is the quotient of the total available market capitalization of its constituents and its divisor. Maintaining the S&P/ASX 200 Index includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to restructurings or spin-offs. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P/ASX 200 Index. Other corporate actions, such as share issuances, change the market value of the S&P/ASX 200 Index and require an index divisor adjustment to prevent the value of the S&P/ASX 200 Index from changing.

The following table summarizes the types of index maintenance adjustments and indicates whether a divisor adjustment is required.

Corporate Actions and the Effect on the Divisor

Events	Index Treatment	Divisor Adjustment Required
Cash Dividend	Applied only to total return indices	No
Special Cash Dividend	Price adjustment needed	Yes
Stock dividend and/or split	Shares are multiplied by and price is divided by the split factor	No
Stock dividend from class A shares into existing class B shares, both of which are included in the index	Adjustment for price of A; adjustment for shares in B	Yes
Stock dividend of different class, same company and is not included in the index	Price adjustment	Yes
Reverse Split	Adjustment for price and shares	No
Rights offering	Adjustment for price and shares	Yes

Events	Index Treatment	Divisor Adjustment Required
Rights offering for a new line	Adjustment for price	Yes
New share issuance	Adjustment for shares	Yes
Reduction of capital	Share adjustment	Yes
New addition to index	Share adjustment	Yes
Deletion from index	Share adjustment	Yes
Merger (acquisition by index company for stock)	Share increase	Yes

License Agreement with S&P

We and S&P are parties to a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including the securities.

The license agreement between S&P and us provides that language substantially the same as the following language must be stated in this underlying supplement:

“S&P/ASX 200™,” “ASX,” “All Ords,” “All Ordinaries,” “All Ordinaries Index,” “All Ordinaries Price Index,” “All Ord Share Price Index” and “All Ordinaries Accumulation Index” are trademarks of ASX Operations Pty Limited. The foregoing marks have been licensed for use by Credit Suisse. The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s or the Australian Securities Exchange (formerly known as the Australian Stock Exchange) and Standard & Poor’s and the Australian Securities Exchange makes no representation, warranty, or condition regarding the advisability of investing in the securities.

The S&P Select Sector Indices

The stocks included in each of the Select Sector Consumer Discretionary Index, the Select Sector Consumer Staples Index, the Select Sector Energy Index, the Select Sector Financials Index, the Select Sector Health Care Index, the Select Sector Industrials Index, the Select Sector Technology Index, the Select Sector Utilities Index and the Select Sector Materials Index (each a “Select Sector Index” and one of the eleven “Select Sector Indices”) are selected by S&P Dow Jones, from the universe of companies represented by the S&P Indices. The eleven Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to at least one of the Select Sector Indices. S&P Dow Jones acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. For information concerning the methodology of the Select Sector Indices, please refer to “Methodology of the Select Sector Indices” below.

The Select Sector Consumer Discretionary Index

The Select Sector Consumer Discretionary Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: automobiles and components; consumer durables and apparel; consumer services; media; and retailing. The Select Sector Consumer Discretionary Index is reported by Bloomberg under the ticker symbol “IXY.”

The Select Sector Consumer Staples Index

The Select Sector Consumer Staples Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: food and staples retailing; food, beverage and tobacco; and household and personal products. The Select Sector Consumer Staples Index is reported by Bloomberg under the ticker symbol “IXR.”

The Select Sector Energy Index

The Select Sector Energy Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: energy equipment and services; and oil, gas and consumable fuels. The Select Sector Energy Index is reported by Bloomberg under the ticker symbol “IXE.”

The Select Sector Financials Index

The Select Sector Financials Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: banks; thrifts and mortgage finance; diversified financial services; consumer finance; capital markets; mortgage REITs; and insurance. The Select Sector Financials Index is reported by Bloomberg under the ticker symbol “IXM.”

The Select Sector Financial Services Index

The Select Sector Financial Services Index includes component stocks in all the same industries included in the Select Sector Financials Index. The Select Sector Financial Services Index is reported by Bloomberg under the ticker symbol “IXFNS.”

The Select Sector Health Care Index

The Select Sector Health Care Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: health care equipment and services; and pharmaceuticals, biotechnology and life sciences. The Select Sector Health Care Index is reported by Bloomberg under the ticker symbol “IXV.”

The Select Sector Industrials Index

The Select Sector Industrials Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index and include those involved in the following industries: aerospace and defense; building products; construction and engineering; electrical equipment; industrial conglomerates; machinery; trading companies and distributors; commercial services and supplies; professional services; air freight and logistics; airlines; marine; road and rail; and transportation infrastructure. The Select Sector Industrials Index is reported by Bloomberg under the ticker symbol “IXI.”

The Select Sector Materials Index

The Select Sector Materials Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: chemicals; construction materials; containers and packaging; metals and mining; and paper and forest products. The Select Sector Materials Index is reported by Bloomberg under the ticker symbol “IXB.”

The Select Sector Real Estate Index

The Select Sector Real Estate Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: equity REITs (but excluding mortgage REITs) and real estate management and development. The Select Sector Real Estate Index is reported by Bloomberg under the ticker symbol “IXRE.”

The Select Sector Technology Index

The Select Sector Technology Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: software and services; technology hardware and equipment; and semiconductors and semiconductor equipment. The Select Sector Technology Index is reported by Bloomberg under the ticker symbol “IXT.”

The Select Sector Utilities Index

The Select Sector Utilities Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: electric utilities; gas utilities; multi-utilities; water utilities; and independent power and renewable electricity producers. The Select Sector Utilities Index is reported by Bloomberg under the ticker symbol “IXU.”

Methodology of the Select Sector Indices

Each Select Sector Index was developed and is maintained in accordance with the criteria set forth below.

•	Each of the component stocks in a Select Sector Index is a constituent company of the S&P 500® Index.

•	The eleven Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to at least one of the Select Sector Indices.

•	S&P Dow Jones assigns a company’s stock to a particular Select Sector Index based on the constituent’s classification under the Global Industry Classification Standard (GICS®). S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index.

•	Each Select Sector Index is calculated by S&P Dow Jones using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

•	For reweighting purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures: (1) The rebalancing reference date is two business days prior to the last calculation day of March, June, September and December; and (2) With prices reflected on the rebalancing reference date, and membership, shares outstanding, additional weight factor (capping factor) and investable weight factors (“IWFs”) as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as defined below.

(i) The Select Sector Indices are first evaluated based on their component stocks’ modified market capitalization weights to ensure none of the indices breach the maximum allowable limits defined in rules (ii) and (v) below. If a Select Sector Index breaches any of the allowable limits, the component stocks are reweighted based on their float-adjusted market capitalization weights calculated using the prices as of the rebalancing reference date, and membership, shares outstanding and IWFs as of the rebalancing effective date.

(ii) If any component stock has a weight greater than 24%, that component stock has its float-adjusted market capitalization weight capped at 23%. The cap is set to 23% to allow for a 2% buffer. This buffer is needed to ensure that no component stock exceeds 25% as of the quarter-end diversification requirement date.

(iii) All excess weight is equally redistributed to all uncapped component stocks within the relevant Select Sector Index.

(iv) After this redistribution, if the float-adjusted market capitalization weight of any other component stock(s) then breaches 23%, the process is repeated iteratively until no component stock(s) breaches the 23% weight cap.

(v) The sum of the component stocks with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.

(vi) If the rule in step (v) is breached, all the component stocks are ranked in descending order of their float-adjusted market capitalization weights and the first component stock that causes the 50% limit to be breached is identified. The weight of this component stock is then reduced to 4.6%.

(vii) This excess weight is equally redistributed to all component stocks with weights below 4.6%. This process is repeated iteratively until step (v) is satisfied.

(viii) Index share amounts are assigned to each component stock to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each component stock at the rebalancing differs somewhat from these weights due to market movements.

(ix) If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P Dow Jones in calculating the S&P 500® Index, using a base-weighted aggregate methodology. Aside from the sector classification, all index constituents’ corporate actions follow the parent S&P 500® Index. See “The S&P Indices Methodology” and “The S&P 500® Index” above. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The index compilation agent at any time may determine that an S&P 500® Index component stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the index compilation agent notifies S&P that an S&P 500® component stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that S&P 500® component stocks will change sectors frequently.

Component stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

License Agreement with S&P

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®,” “500®,” “MidCap 400®,” “S&P 100®,” “100®,” “S&P® Homebuilders Select Industry™ Index,” “S&P® Metals & Mining Select Industry™ Index,” “SPDR®,” “S&P® Select Industry,” “S&P® TMI Index,” “S&P/ASX 200 Index,” “S&P® Select Sector Index,” “Select Sector Consumer Discretionary Index,” “Select Sector Consumer Staples Index,” “Select Sector Energy Index,” “Select Sector Financials Index,” “Select Sector Health Care Index,” “Select Sector Industrials Index,” “Select Sector Materials Index ,” “Select Sector Technology Index” and “Select Sector Utilities Index” are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Credit Suisse. “Dow JonesSM,” “Dow Jones Industrial AverageSM”, “Dow Jones U.S. Financials IndexSM” and “Dow Jones U.S. Real Estate IndexSM” are service marks of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Credit Suisse. The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the above indices (the “Indices”) to track general market performance.  S&P Dow Jones Indices’ only relationship to the licensee with respect to the Indices is the licensing of the Indices and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The Indices are determined, composed and calculated by S&P Dow Jones Indices without regard to the licensee or the securities.  S&P Dow Jones Indices have no obligation to take the licensee’s needs or the needs of the owners of the securities into consideration in determining, composing or calculating the Indices.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the Indices will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the Indices is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.  Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by the licensee, but which may be similar to and competitive with the securities.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Indices.  It is possible that this trading activity will affect the value of the Indices and the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND THE LICENSEE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.”

The STOXX Indices

The STOXX® Europe 600 Index, the EURO STOXX 50® Index, the EURO STOXX® Banks Index and the STOXX® Europe 600 Basic Resources Index are each a “STOXX Index,” and together, the “STOXX Indices.”

The STOXX® Europe 600 Index

The STOXX® Europe 600 Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the STOXX® Europe 600 Index began on June 15, 1998, based on an initial STOXX® Europe 600 Index value of 100 at December 31, 1991. The STOXX® Europe 600 Index is disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the STOXX® Europe 600 Index and updates these weightings at the end of each quarter. For information concerning the computation of the STOXX® Europe 600 Index, please refer to “Computation of the STOXX Indices” below.

Composition of the STOXX® Europe 600 Index

The STOXX® Europe 600 Index covers the 600 largest companies in Europe and represents large, mid and small capitalization companies across 18 European countries. The STOXX® Europe 600 Index is derived from the STOXX Europe Total Market Index. The STOXX Europe Total Market Index represents the Western Europe region as a whole and covers approximately 95% of the free float market capitalization across 18 European countries. The selection list for the STOXX® Europe 600 Index is composed of each company’s most liquid stock with a minimum liquidity of greater than one million EUR measured over a three-month average daily trading value and is ranked in terms of free-float market capitalization. From the selection list, the largest 550 stocks qualify for selection. The remaining 50 stocks are selected from the largest remaining current components ranked between 551 and 750. If the number of stocks selected is still below 600, the largest remaining stocks are selected until there are enough stocks.

The composition of the STOXX® Europe 600 Index is reviewed quarterly, based on the closing stock data on the last trading day of the month following the implementation of the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented after the close on the third Friday in each of March, June, September and December and are effective the following trading day.

Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the STOXX® Europe 600 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

The free float factors and weighting cap factors for each component stock used to calculate the STOXX® Europe 600 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of the 50 largest component stocks of supersector leaders in terms of free float market capitalization from within the EURO STOXX® Index. The EURO STOXX® Index is a Eurozone subset of the STOXX Europe 600® Index. The EURO STOXX® Index has a variable number of components and represents large, mid and small capitalization companies. Only countries eligible for the Eurozone are chosen from the STOXX Europe 600® Index to obtain the EURO STOXX® Index.

The EURO STOXX 50® Index is reported by Bloomberg under the ticker symbol “SX5E.” The EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial EURO STOXX 50® Index value of 1,000 on December 31, 1991. The EURO STOXX 50® Index is disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the EURO STOXX 50® Index and updates these weightings at the end of each quarter. For information concerning the computation of the EURO STOXX 50® Index, please refer to “Computation of the STOXX Indices” below.

Composition of the EURO STOXX 50® Index

The EURO STOXX 50® Index is reviewed annually in September. The review cut-off date is the last trading day of August. Components are capped at a maximum weight of 10% quarterly. The weighting cap factors are published on Wednesday two trading days prior to quarterly review implementation using Tuesday’s closing prices. The composition of the EURO STOXX 50® Index is also reviewed monthly to ensure that component stocks still remain eligible for inclusion.

Component changes are announced on the last trading day prior to the review month. The implementation is usually conducted quarterly after the close of every third Friday in March, June, September and December and effective the next trading day.

Replacements

A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest selection list that is updated monthly. In case of merger and acquisition where a blue-chip stock is involved, the original stock is replaced by the new stock. If a stock is deleted from the EURO STOXX in between the regular review dates but is still a component of the STOXX Regional Total Market Index, then this stock will remain in the EURO STOXX 50® Index until the next regular review.

Fast Exit

The components are monitored for any changes based on the monthly selection list ranking, i.e., on an ongoing monthly basis. A component is deleted if: it ranks 75 or below on the monthly selection list; and it has been ranked 75 or below for a consecutive period of two months in the monthly selection list. The announcement will be on the first trading day of the month after close of markets. The addition will be announced based on the monthly selection list, i.e., the highest-ranked noncomponent will be selected. Changes will be implemented on the close of the fifth trading day and are effective the next trading day.

Fast Entry

All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if it qualifies for the latest blue-chip selection list generated end of February, May, August or November; and it ranks within the lower buffer (ranks 1 - 25) on this selection list. If it is added, the stock replaces the smallest stock in the Blue-Chip Index. The announcement will be on the first trading day of the month after close of markets. The implementation is together with the STOXX Total Market indices.

Spin-Offs

Each spin-off stock qualifies for addition if it lies within the lower buffer (ranks 1 – 40) on the latest selection list for the index. The spin-off replaces the lowest ranked stock in that index as determined by the selection list. Qualifying spin-off stocks are added in sequence: The largest qualifying spin-off stock replaces the original stock in the index. The next qualifying spin-off stock replaces the lowest ranked stock in the index. Likewise for the other qualifying spin-off stocks.

Corporate Actions

Generally, corporate actions (including mergers and takeovers, spin-offs, sector changes, delistings and bankruptcy) that affect the EURO STOXX 50® Index composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation. For changes in the primary revenue source, they are announced on the quarterly component announcement dates, implemented on the quarterly implementation dates and effective the next trading day after implementation.

Ordinary Adjustments

The free float factors and outstanding number of shares are reviewed on a quarterly basis based on the most recent available data. The final data are published on the quarterly underlying data announcement dates and implemented on the quarterly implementation dates. The cut-off dates for free float data are on the 20th of February, May, August and November. Data arriving after the cut-off dates are implemented in the following quarterly review.

The EURO STOXX® Banks Index

The EURO STOXX® Banks Index is one of 19 STOXX® Europe Supersector indices that compose the STOXX® Europe 600 Index.  The STOXX® Europe 600 Index contains the 600 largest European stocks by free float market capitalization.  Each of the 19 STOXX® Europe Supersector indices contain the companies of the STOXX® Europe 600 Index that fall within the relevant supersector, determined by reference to the Industry Classification Benchmark (“ICB”), an international system for categorizing companies that is maintained by FTSE International Limited.  The EURO STOXX® Banks Index includes companies in the banks supersector, which tracks companies providing a broad range of financial services, including retail banking, loans and money transmissions. The EURO STOXX® Banks Index is calculated in euros and is reported by Bloomberg under the ticker symbol “SX7E.”

The EURO STOXX® Banks Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG.  Publication of the EURO STOXX® Banks Index began on June 15, 1998, based on an initial EURO STOXX® Banks Index value of 100 at December 31, 1991. The EURO STOXX® Banks Index is disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the EURO STOXX® Banks Index and updates these weightings at the end of each quarter.

On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the EURO STOXX® Banks Index. For information concerning the computation of the EURO STOXX® Banks Index, please refer to “Computation of the STOXX Indices” below.

Composition of the EURO STOXX® Banks Index

The composition of the EURO STOXX® Banks Index is reviewed quarterly, based on the closing stock data on the last trading day of the month following the implementation of the last quarterly index review.  The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month.  Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day.

All components of the EURO STOXX® Banks Index are subject to a 30% cap for the largest company and a 15% cap for the second-largest company. The weighting cap factors are published on the second Friday of each March, June, September and December, one week prior to quarterly review implementation, and calculated using Thursday’s closing prices. In addition, an intra-quarter capping will be triggered if the largest company exceeds 35% or the second-largest exceeds 20%.

Generally, corporate actions (including mergers and takeovers, spin-offs, sector changes, delistings and bankruptcy) that affect the EURO STOXX® Banks Index composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation. For changes in the primary revenue source, they are announced on the quarterly component announcement dates, implemented on the quarterly implementation dates and effective the next trading day after implementation.

The free float factors and outstanding number of shares are reviewed on a quarterly basis based on the most recent available data. The final data are published on the quarterly underlying data announcement dates and implemented on the quarterly implementation dates. The cut-off dates for free float data are on the 20th of February, May, August and November. Data arriving after the cut-off dates are implemented in the following quarterly review.

The STOXX® Europe 600 Basic Resources Index

The STOXX® Europe 600 Basic Resources Index is one of 19 STOXX® Europe 600 Supersector indices that compose the STOXX® Europe 600 Index. The STOXX® Europe 600 Index contains the 600 largest stocks by free float market capitalization traded on the major exchanges of 18 European countries. Each of the 19 STOXX® Europe 600 Supersector indices contain the companies of the STOXX® Europe 600 Index that fall within the relevant supersector, determined by reference to the Industry Classification Benchmark (“ICB”), an international system for categorizing companies that is maintained by FTSE International Limited. The STOXX® Europe 600 Index includes companies in the basic resources supersector, which tracks companies operating in the forestry and paper sector, the industrial metals and mining sector (including aluminum, nonferrous metals and iron and steel) and the mining sector (including coal, diamonds and gemstones, general mining, gold mining and platinum and precious metals). The STOXX® Europe 600 Basic Resources Index is calculated in euros and is reported by Bloomberg under the ticker symbol “SPXX.”

The STOXX® Europe 600 Basic Resources Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the STOXX® Europe 600 Basic Resources Index began on June 15, 1998, based on an initial value of 100 at December 31, 1991. The STOXX® Europe 600 Basic Resources Index is disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector of the each component included in the STOXX® Europe 600 Basic Resources Index and updates these weightings at the end of each quarter.

On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the STOXX® Europe 600 Basic Resources Index. For information concerning the computation of the STOXX® Europe 600 Basic Resources Index, please refer to “Computation of the STOXX Indices” below.

Composition of the STOXX® Europe 600 Basic Resources Index

The composition of the STOXX® Europe 600 Basic Resources Index is reviewed quarterly, based on the closing stock data on the last trading day of the month following the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day.

All components of the STOXX® Europe 600 Basic Resources Index are subject to a 30% cap for the largest company and a 15% cap for the second-largest company. The weighting cap factors are published on the second Friday of each March, June, September and December, one week prior to quarterly review implementation, and calculated using Thursday’s closing prices. In addition, an intra-quarter capping will be triggered if the largest company exceeds 35% or the second-largest exceeds 20%.

Generally, corporate actions (including mergers and takeovers, spin-offs, sector changes, delistings and bankruptcy) that affect the STOXX® Europe 600 Basic Resources Index composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation. For changes in the primary revenue source, they are announced on the quarterly component announcement dates, implemented on the quarterly implementation dates and effective the next trading day after implementation.

The free float factors and outstanding number of shares are reviewed on a quarterly basis based on the most recent available data. The final data are published on the quarterly underlying data announcement dates and implemented on the quarterly implementation dates. The cut-off dates for free float data are on the 20th of February, May, August and November. Data arriving after the cut-off dates are implemented in the following quarterly review.

Computation of the STOXX Indices

The STOXX Indices are calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating each STOXX Index value at any time can be expressed as follows:

Index	=	free float market capitalization of the relevant STOXX Index divisor

The “free float market capitalization of the relevant STOXX Index” is equal to the sum of the products of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the relevant STOXX Index is being calculated. The free float factor reduces the number of shares outstanding to the actual amount available on the market. All fractions of the total number of shares that are larger than 5% and whose holding is of a long-term nature are excluded from the index calculation. The free float factor typically excludes cross-ownership (stock owned either by the company itself or other companies), government ownership, private ownership, and restricted shares that cannot be traded during a certain period or have a foreign ownership restriction. Block ownership is not applied for holdings of custodian nominees, trustee companies, mutual funds, investment companies with short-term investment strategies, pension funds and similar entities.

The free float factors and outstanding number of shares used to calculate the STOXX Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Extraordinary adjustments may occur from certain corporate actions, depending on the magnitude of the change.

Each STOXX Index is also subject to a divisor, which is adjusted to maintain the continuity of index values despite changes due to corporate actions. All corporate actions and dividends are implemented at the effective date (ex-date); i.e., with corporate actions where cash or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-date. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable). If the new shares have a dividend disadvantage —i.e., the new shares have a different dividend from that paid on the old shares — the price for these new shares will be adjusted according to the gross dividend amount. The divisor may increase (↑), decrease (↓) or be held constant (○).

DIVISOR:	↓

A) Cash dividend (applies to return indices only)
Adjusted price (net return) = closing price − announced dividend * (1 − withholding tax)

Adjusted price (gross return) = closing price − announced dividend

DIVISOR:	↓	B) Special Cash dividend (applies to price and return indices) Adjusted price = closing price − announced dividend * (1 − withholding tax if applicable)
DIVISOR:	○	C) Split and Reverse Split Adjusted price = closing price * A / B New number of shares = old number of shares * B / A

DIVISOR:	↑

D) Rights Offering

Standard rights issue treatments:

Adjusted price = (closing price * A + subscription price * B) / (A + B)

New number of shares = old number of shares * (A + B) / A

Extremely dilutive rights issues with a share ratio larger or equal to 2000% (B/A≥20) are treated as following:

STOXX will announce the deletion of the company from all indices following the standard rules for index replacements if sufficient notice period (which means STOXX is able to make an announcement about index changes two trading days before the ex-date) can be given. The company may enter the indices again at the next periodic index review, but only after the new shares have been listed.

Extremely dilutive rights issues without sufficient notice period and all highly dilutive rights issues with a share ratio larger or equal to 200% (B/A≥2) are treated as following:

The rights will be included into the indices with a theoretical price on the ex-date. The rights must be listed on an eligible stock exchange and tradable starting on the ex-date otherwise only a price adjustment is made. The rights will have the same parameters as the parent company. The rights will be removed after their first trading day at the close. The number of shares and weighting factors will be increased after the new shares have been listed.

If the subscription price is not available or equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

DIVISOR:	○	E) Stock Dividend Adjusted price = closing price * A / (A + B) New number of shares = old number of shares * (A + B) / A
↓

F) Stock Dividend (from treasury stock)

If treated as regular cash dividend, only the return indices are adjusted.

Adjusted price = closing price – closing price * B / (A + B)

If treated as extraordinary dividend, the price and the return indices are adjusted.

Adjusted price = closing price – closing price * B / (A + B)

DIVISOR:	↓	G) Stock Dividend of a Different Company Security Adjusted price = (closing price * A − price of the different company security * B) / A
DIVISOR:	↓	H) Return of Capital and Share Consolidation Adjusted price = (closing price − capital return announced by company * (1 − withholding tax)) * A / B New number of shares = old number of shares * B / A

DIVISOR:	↓

I) Repurchase Shares/Self-Tender

Adjusted price = ((price before tender * old number of shares) − (tender price * number of tendered shares)) / (old number of shares − number of tendered shares)

New number of shares = old number of shares − number of tendered shares

DIVISOR:	↓	J) Spinoff Adjusted price = (closing price * A − price of spun-off shares * B) / A
DIVISOR:

K) Combination Stock Distribution (Dividend or Split) and Rights Offering

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held:

If A is not equal to one share, all the following “new number of shares” formulas need to be divided by A:

↑

● If rights are applicable after stock distribution (one action applicable to other)

Adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

New number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

↑

● If stock distribution is applicable after rights (one action applicable to other)

Adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)]

New number of shares = old number of shares * [(A + C) * (1 + B / A)] / A

↑

● Stock distribution and rights (neither action is applicable to the other)

Adjusted price = [closing price * A + subscription price * C] / [A + B + C]

New number of shares = old number of shares * [A + B + C] / A

DIVISOR:		L) Addition/Deletion of a Company No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
DIVISOR:		M) Free float and Share Changes No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement with STOXX Limited

We have entered into an agreement with STOXX Limited providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the STOXX Indices, which is owned and published by STOXX Limited, in connection with certain securities, including the securities.

STOXX Limited and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the STOXX Indices and the related trademarks for use in connection with the securities. STOXX Limited and its

Licensors do not sponsor, endorse, sell or promote the securities; recommend that any person invest in the securities; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the securities; have any responsibility or liability for the administration, management or marketing of the securities; or consider the needs of the securities or the owners of the securities in determining, composing or calculating the STOXX Indices or have any obligation to do so.

STOXX Limited and its Licensors will not have any liability in connection with the securities. Specifically, STOXX Limited and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the securities, the owners of the securities or any other person in connection with the use of the STOXX Indices and the data included in the STOXX Indices; the accuracy or completeness of the STOXX Indices and their data; and the merchantability and the fitness for a particular purpose or use of the STOXX Indices and their data. STOXX Limited and its Licensors will have no liability for any errors, omissions or interruptions in the STOXX Indices or their data. Under no circumstances will STOXX Limited or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited or its Licensors knows that they might occur.

The licensing agreement between us and STOXX Limited is solely for our benefit and the benefit of STOXX Limited and not for the benefit of the owners of the securities or any other third parties.

The Swiss Market Index

The Swiss Market Index (“SMI”) is a free float adjusted market capitalization weighted index that represents about 85% of the free float capitalization of the Swiss equity market. The SMI was introduced on June 30, 1988 at a baseline value of 1500 points. Its composition is examined once a year. The SMI comprises the 20 largest and most liquid equities of the Swiss Performance Index (“SPI”). Calculation takes place in real-time: as soon as a new transaction occurs in a security contained in the SMI, an updated index level is calculated and displayed. The Swiss Market Index was developed by the SIX Swiss Exchange and is calculated, maintained and published by the SIX Swiss Exchange. The U.S. dollar price return version of the SMI is reported by Bloomberg under the ticker symbol “SMI.”

Methodology of the SMI

The SMI is calculated according to the Laspeyres method using a weighted arithmetic mean over a defined selection of securities. The current index level can be calculated by dividing the sum of the market capitalizations of the securities contained in the index by the divisor. The securities included in the SMI are weighted according to their free float. This means that large share packages that reach or exceed the threshold of 5% are subtracted from the total market capitalization.

The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Conditional and authorized capital does not count as issued and outstanding equity capital. The free float is calculated on the basis of listed shares only. Where a company has different categories of listed securities, these are considered separately for the purposes of calculating the index.

In principle, shares in fixed ownership are deemed to be those that have been reported to the SIX Swiss Exchange by a person or group of persons whose shareholding has exceeded the relevant threshold values under Art. 120 of the Financial Markets Infrastructure Act (“FinfraG”). Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also deemed to be in fixed ownership.

The SIX Swiss Exchange may use sources in addition to the reports pursuant to FinfraG to calculate shares in fixed ownership. In particular, the SIX Swiss Exchange may use data gained from issuer surveys that it conducts itself.

Exceptions

Shares held by the following groups are deemed free floating regardless whether a report has been made pursuant to the above:

•	Custodian nominees

•	Trustee companies

•	Investment funds

•	Pension funds

•	Investment companies

The SIX Swiss Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned. The free float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates and bonus certificates is taken into full account in calculating the index because it does not confer voting rights.

Calculation and publication intervals

The SMI is calculated in real time. The index is recalculated and republished immediately upon any changes in the price of any security. The shortest interval between calculation is one second. All index data is distributed by SIX Exfeed Ltd (subsidiary of SIX Group Ltd) via information service providers (e.g., Reuters, Telekurs and Bloomberg).

Prices used

In calculating the SMI, the last paid price is taken into account. If no price has been paid on the day of calculation, the bid price is used. In the absence of a bid price, the previous day’s price is used. Only the prices achieved via the electronic order book of the SIX Swiss Exchange are used.

Trading hours

The trading hours for Swiss equities, participation certificates and bonus certificates are determined by the SIX Swiss Exchange. Since the opening phase usually causes strong price fluctuations, the SMI is first calculated two minutes after the start of order book trading. This index level is called the “open”. A closing auction takes place ten minutes before close of trading. At the close of trading, the final closing prices used in calculating the closing level of the SMI are established.

Determination of rankings and identification of candidates

The basic universe for admission to the SMI is the SPI. In order to be admitted and remain in the SPI universe a given security must meet a minimum free float rate of 20%. If a stock falls below this limit and does not reach or exceed it again within three months, it is excluded. Securities which are not admitted to the SPI universe because they do not meet the free float conditions are admitted if the minimum free float rate of 20% has been met continuously over a period of three months.

A selection list in which all SPI securities are ranked and which forms the basis for the rankings can be downloaded from the SIX Swiss Exchange website. The position of each security is determined by a combination of the following criteria:

•	Average free float capitalization over the last 12 months (compared to the capitalization of the entire SPI)

•	Cumulated on order book turnover over the last 12 months (compared to the total turnover of the SPI).

For companies that have been listed during the 12 months period, the cumulated on order book turnover will be extrapolated, whereby generally the first 5 trading days for those shares will not be included in the calculation.

For the ordinary index review the time period used for the calculations is July 1 through June 30 of the following year. At the cut-off dates September 30, December 31 and March 31 a provisional selection list based on the average free-float market capitalization and cumulated on order book turnover over the last 12 months is created.

The average market capitalization in percent and the turnover in percent are each given a weighting of 50% and yield the so-called weighted market share.

Ordinary adjustment dates

The number of securities and free float shares are adjusted on four ordinary adjustment dates a year:

•	The third Friday in March (after close of trading)

•	The third Friday in June (after close of trading)

•	The third Friday in September (after close of trading)

•	The third Friday in December (after close of trading)

The SIX Swiss Exchange may conduct a capital survey among issuers in order to obtain the required data. The announcement of the provisional new securities occurs at least one month before the adjustment date. The SIX Swiss Exchange reserves the right to take account of recent changes before the adjustment date, so the definite new securities are announced only five trading days before the adjustment date.

Extraordinary adjustment of the number of shares

In order to maintain the stability of the SMI and avoid frequent minor changes to the weighting, a change of the total number of outstanding securities or the free float leads to an extraordinary adjustment only if it is equal to or greater than 10% and 5%, respectively, and is in conjunction with a corporate action.

After a takeover, the free float of the company in question may be adjusted upon publication of the end result. A five-day notification period applies. At the same time, the SIX Swiss Exchange may exclude the security from the relevant index family.

Where an insolvency has been announced, an extraordinary adjustment will be made and an exclusion from the indices, taking into account a notification period of 5 trading days.

In case SIX Regulation has confirmed a delisting, an exclusion from the indices will be made at the upcoming ordinary adjustment date (March, June, September and December) taking into account a notification period of at least 5 trading days. If a company is deleted from indices with a fixed number of constituents as a result of a delisting, takeover or bankruptcy, a replacement is determined based on the current selection list.

The foregoing notwithstanding, SIX Swiss Exchange reserves the right to make this adjustment, in exceptional cases, without observing the notification period.

Dividend payments

As a price index, the SMI is not adjusted for dividends. Dividend payments are always treated as gross amounts, including the withholding tax portion. Repayments of capital through the reduction of a share’s par value, which can take the place of a cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment (i.e., no adjustment to the price index divisor). However, distributions (e.g., special dividends and anniversary bonuses) that, contrary to the company’s usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisors of price indices.

Share dividends are not treated like ordinary dividend payments. The increase in the number of shares is offset by the lower price of the share on the ex date. The capitalization does not change in total and the divisors are not adjusted. The distribution of a dividend on shares of another company is not classified as an ordinary dividend payment and so necessitates an adjustment of the price index divisor.

At variance to the treatment of dividends and other distributions described above, SIX Swiss Exchange reserves the right in justifiable instances to diverge from these treatments.

Information on corporate events

Any forthcoming extraordinary corporate events that result in an adjustment to the indices are published by e-mail via Investor Service Equity. This service is offered free of charge by the SIX Swiss Exchange Indices department. The registration form is available on the SIX Swiss Exchange website. The SIX Swiss Exchange accepts no liability for Investor Service Equity.

Should a data source (for example a price source) not be available as a result of challenging economic conditions or other market distortions, the last available data will normally be used. In extraordinary cases a deviation from the rules discussed herein can occur, for example, shifting the schedule of a regular index review. All changes will be publicly announced at least two trading days in advance.

License Agreement

SIX Swiss Exchange has had the names of all the indices created by it protected under trademark law. They have been registered in Switzerland as well as in key markets both in Europe and overseas. Under certain conditions, SIX Swiss Exchange permits third parties to use the trademarks of its index family for commercial purposes. It has levied a license fee for such use since 1999.

We have entered into a license agreement with SIX Swiss Exchange whereby we, in exchange for a fee, are permitted to use the SMI in connection with certain securities, including the securities. We are not affiliated with SIX Swiss Exchange, the only relationship between SIX Swiss Exchange and us is any licensing of the use of SIX Swiss Exchange’s indices and trademarks relating to them.

The securities are not in any way sponsored, endorsed, sold or promoted by the SIX Swiss Exchange and the SIX Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI and/or the figure at which the SMI stands at any particular time on any particular day or otherwise. However, SIX Swiss Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI and SIX Swiss Exchange shall not be under any obligation to advise any person of any error therein. Swiss Market Index® is a registered trademark of SIX Swiss Exchange which is used under license.

The Tokyo Stock Price Index

The Tokyo Stock Price Index (the “TOPIX® Index”) is a free float-adjusted market capitalization weighted index developed by the Tokyo Stock Exchange (“TSE”). Publication of the TOPIX® Index began on July 1, 1968, based on an initial index value of 100 at January 4, 1968. The TOPIX® Index is computed and published every second via TSE’s Market Information System, and is reported to securities companies across Japan and available worldwide through computerized information networks. The TOPIX® Index is reported by Bloomberg under the ticker symbol “TPX.”

Methodology of the TOPIX® Index

The component stocks of the TOPIX® Index consist of all Japanese common stocks listed on the First Section of the TSE. The TOPIX® Index measures changes in the aggregate market value of these stocks. The TSE Japanese stock market is divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE are divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer established and more actively traded issues and the Second Section to smaller and newly listed companies. The component stocks of the TOPIX® Index are determined based on market capitalization and liquidity. Review and selection of component stocks is conducted semiannually, based on market data as of the base date for selection.

The TOPIX® Index is a free float-adjusted market capitalization weighted index, with the market price of each component stock multiplied by the number of shares listed (as adjusted by multiplying the free float weight to take into account only the listed shares deemed to be available for trading in the market). The TSE is responsible for calculating and maintaining the TOPIX® Index, and can add, delete or substitute the stocks underlying the TOPIX® Index or make other methodological changes that could change the value of the TOPIX® Index. The underlying stocks may be removed, if necessary, in accordance with deletion/addition rules which provide generally for the deletion of a stock from the TOPIX® Index if such stock ceases to meet the criteria for inclusion. Stocks listed on the Second Section of the TSE may be transferred to the First Section if they satisfy applicable criteria. Such criteria include numerical minimum values for number of shares listed, number of shareholders and average monthly trading volume, among others. Similarly, when a First Section stock falls within the coverage of TSE rules prescribing reassignment thereof to the Second Section, such stock will be removed from the First Section.

Computation of the TOPIX® Index

The TOPIX® Index is not expressed in Japanese Yen, but is presented in terms of points (as a decimal figure) rounded off to the nearest one-hundredth. The TOPIX® Index is calculated by multiplying 100 by the figure obtained by dividing the current free float-adjusted market value (the current market price per share at the time of the index calculation multiplied by the number of free float-adjusted common shares listed on the First Section of the TSE at the same instance) (the “Current Market Value”) by the base market value (i.e., the free float-adjusted market value on the base date of January 4, 1968) (the “Base Market Value”).

The calculation of the TOPIX Index can be represented by the following formula:

Index	=	Current Market Value Base Market Value	×	100

In order to maintain continuity, the Base Market Value is adjusted from time to time to ensure that it reflects only price movements resulting from auction market activity, and to eliminate the effects of other factors and prevent any instantaneous change or discontinuity in the level of the TOPIX® Index. Such factors include, without limitation: new listings, delistings, new share issues either through public offerings or through rights offerings to shareholders, issuance of shares as a consequence of exercise of convertible bonds or warrants, and transfer of listed securities from the First Section to the Second Section of the TSE.

The formula for the adjustment is as follows:

Free-float adjusted Market Value on business day before Adjustment Date Base Market Value before adjustment	=	(Free-float adjusted Market Value on business day before Adjustment Date ± Adjustment Amount) Base Market Value after adjustment

Where Adjustment Amount is equal to the changes in the number of shares included in the calculation of the TOPIX® Index multiplied by the price of those shares used for the purposes of the adjustment.

Therefore,

New Base Market Value	=	Free-float old Base Market Value × (Adjusted Market Value on business day before Adjustment Date ± Adjustment Amount) Free-float adjusted Market Value on business day before Adjustment Date

The Base Market Value remains at the new value until a further adjustment is necessary as a result of another change. As a result of such change affecting the Current Market Value or any stock underlying the TOPIX® Index, the Base Market Value is adjusted in such a way that the new value of the TOPIX® Index will equal the level of the TOPIX® Index immediately prior to such change.

No adjustment is made to the Base Market Value, however, in the case of events such as stock splits or reverse stock splits, which theoretically do not affect market capitalization.

License Agreement with the TSE

We have entered into a non-exclusive license agreement with the TSE providing for the license to Credit Suisse and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the TOPIX® Index, which is owned and published by the TSE, in connection with the securities.

The TOPIX® Index Value and the TOPIX® Trademarks are subject to the intellectual property rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights relating to the TOPIX® Index, such as calculation, publication and use of the TOPIX® Index Value and relating to the TOPIX® Trademarks.

The Tokyo Stock Exchange, Inc. reserves the right to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX® Index Value or to change the TOPIX® Trademarks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemming from the use of the TOPIX® Index Value and the TOPIX® Trademarks or as to the figure at which the TOPIX® Index Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of the TOPIX® Index Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX® Index Value. The securities are not in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the securities, or any advice on investments to any purchaser of the securities, or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuer or any purchaser of the securities, for calculation of the TOPIX Index Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the securities.

“TOPIX®” and “TOPIX Index®” are trademarks of the Tokyo Stock Exchange, Inc. and prior to the settlement date we expect them to be licensed for use by Credit Suisse. The securities have not been, and they will not be, passed on by the TSE as to their legality or suitability. The securities will not be issued, endorsed, sold or promoted by the TSE. THE TSE MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE SECURITIES.